Exhibit 4.10

Copyright published by	Adopted by	First issued by
The Baltic and International Maritime Council (BIMCO), Copenhagen. Issued November 2001	the Documentary Committee of The Japan Shipping Exchange, Inc., Tokyo in 2002	The Baltic and International Maritime Council (BIMCO), Copenhagen in 1974 as “Barecon ‘A’ ” and “Barecon ‘B’ . Revised and amalgamated 1989. Revised in 2001

1.	Shipbroker N/A	BIMCO STANDARD BAREBOAT CHARTER CODE NAME: “BARECON 2001” PARTI
		2.	Place and date 10 February 2018
3.	Owners/Place of business (C1. 1) OCY Knight 2 Limited 93, Mill Street Qormi, QRM 3102 Malta	4.	Bareboat Charterers/Place of business (Cl. 1) Omega Seven Marine Corp. Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
5.	Vessel’s name, call sign and flag (C1. 1 and 3) Hull no. 3013 TBA Marshall Islands
6.	Type of Vessel Crude oil tanker	7.	GT/NT As per the MOA
8.	When/Where built 2019 Hyundai Heavy Industries Co., Ltd	9.	Total DWT (abt.) in metric tons on summer freeboard 319,000
10.	Classification Society (C1. 3) DNVGL	11.	Date of last special survey by the Vessel s classification society
12.	Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to (Cl. 3) As per the MOA
13.	Port or Place of delivery (C1. 3) As per Clause 5 of the MOA	14.	Time for delivery (Cl. 4) See additional Clause 33	15.	Cancelling date (Cl. 5) See additional Clause 33
16.	Port or Place of redelivery (C1. 15) Worldwide within trading limits	17.	No. of months’ validity of trading and class certificates upon redeliver (Cl. 15) See additional Clause 35
18.	Running days’ notice if other than stated in (C1. 4) N/A	19.	Frequency of dry-docking (Cl. 10(g)) In accordance with the normal procedure for vessels of the same type, size and age of the Vessel and as required by the Classification Society
20.

Trading limits (Cl. 6)

Lawful worldwide trading, always subject to Clause 6, between safe port(s), safe berth(s), anchorage(s), always afloat, always accessible, always within IWL excluding areas with Norway, European Union, United Nations and/or USA sanctions or embargo and any areas excluded pursuant to any Financial Instrument the Vessel is not to trade in ice, break ice or follow icebreakers in ice.

21.	Charter period (Cl. 2) See additional Clause 36	22.	Charter hire (Cl. 11) See additional Clause 37
23.	New class and other safety requirements (state percentage of Vessel’s insurance value acc. to Box 29 (CI. 10(a)(ii)) N/A

24.	Rate of interest payable acc. to Cl. 11(f) and. if applicable, acc. to PART IV See additional Clause 56.2	25.	Currency and method of payment (Cl. 11) United States Dollars (US $) See additional Clause 36.1

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

BARECON 2001” STANDARD BAREBOAT CHARTER	PART I

26.	PLACE OF PAYMENT; ALSO STATE BENEFICIARY AND BANK ACCOUNT (CL. 11) See additional Clause 38.1	27.	Bank guarantee/bond (sum and place) (Cl. 24) (optional) N/A
28.	Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) 12(b) applies. See additional Clause 39.	29.	Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) See additional Clause 42
30.	Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) N/A	31.	Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) See additional Clause 42
32.	Latent defects (only to be filled in if period other than stated in Cl. 3) N/A	33.	Brokerage commission and to whom payable (Cl. 27) N/A
34.	Grace period (state number of clear banking days) (Cl. 28) See additional Clause 49	35.	Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) See additional Clause 59
36.	War cancellation (indicate countries agreed) (Cl. 26(f)) N/A
37.	Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies) (optional) No	38.	Name and place of Builders (only to be filled in if PART III applies)
39.	Vessel’s Yard Building No. (only to be filled in if PART III applies)	40.	Date of Building Contract (only to be filled in if PART III applies)
41.	Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) b) c)
42.	Hire/Purchase agreement (indicate with “yes” or “no” whether PART IV applies) (optional) No	43.	Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies) (optional) No
44.	Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies)	45.	Country of the Underlying Registry (only to be filled In if PART V applies)
46.	Number of additional clauses covering special provisions, If agreed Clauses 32-59

PREAMBLE – It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37. 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)	/s/ Andreas Reklev	Signature (Charterers)	/s/ George Macheras
Andreas Reklev		George Macheras
Attorney-in-Fact		Attorney-in-Fact

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

1.	Definitions

See additional Clause 32. In addition, in this Charter, the following terms shall have the meanings hereby assigned to them:

“The Owners” shall mean the party identified in Box 3; together with their successors and assigns;

“The Charterers” shall mean the party identified In Box 4; together with their successors and assigns;

“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

“Finance Documents shall have the meaning given to that term in the Loan Agreement.

“Financial Instruments” means the Loan Agreement and the Finance Documents (each a “Financial Instrument”) the ~~mortgage, deed of covenant or either such financial security instrument as annexed to this Charter and stated in Box-28~~.

2.	Charter Period

See additional Clause 36 In consideration of the hire detailed in ~~Box 22,~~ Additional Clause 37. the Owners have agreed to let and the Charterers have agreed to hire the Vessel for ~~the period stated in Box 21~~ the Charter Period. ~~(“The Charter Period”).~~

3.	Delivery

(not applicable when Part III applies, as indicated in Box 37)

~~(a)~~	~~The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy And in every respect ready in hull, machinery and equipment for service under this Charter.~~ The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in accordance with additional Clause 33. ~~in such ready safe berth as the Charterers may direct.~~

~~(b)~~	~~The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated- in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

(c)	The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this - Charter ~~Clause 3~~, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel, ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her-machinery or appurtenances, existing at the time of delivery under this Charter, provided such defect have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4.	Time for Delivery

See additional Clause 33

(not applicable when Part III applies, as indicated in Box 37)

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers’ consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15. Unless otherwise agreed in Box 18 the Owners shall give the Charterers not less than thirty (30) running days’ preliminary and not less than fourteen (14) running days’ definite notice of the date on which the Vessel is expected to be ready for delivery. The Owners shall keep the Charterers closely advised of possible changes in the Vessel’s position.~~

5.	Cancelling

See additional Clause 33

(not applicable when Part III applies, as indicated in Box 37)

~~(a)~~	~~Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~(b)~~	~~If it appears that the Vessel will be delayed beyond the cancelling date, the owners may, as soon as they are in a position to state with reasonable certainty the the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty eight (168) running hours of the receipt by the Charterers of such notice or within thirty six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling the seventh day after the readiness date stated in the Owner’s notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

~~(c)~~	~~Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6.	Trading Restrictions

The Vessel shall be safely employed in lawful trades for the carriage of suitable lawful merchandise in such waters and environments as the Vessel’s capabilities and specifications allow, within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners’ and Mortgagee’s prior approval has been obtained to loading thereof.

7.	Surveys on Delivery and Redelivery

See also additional Clauses 34 and 35

(not applicable when Part III applies, as indicated in Box 37)

The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of ~~delivery and~~ redelivery hereunder. The ~~Owners~~ Charterers shall bear all expenses of the ~~On-hire Survey~~ Off-Hire Survey including loss of time, if any, ~~and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any,~~ at the daily equivalent to the rate of hire or pro rata thereof.

Inspection See also additional Clause 52 The Owners and all persons appointed by the Owners (including the Mortgagee) shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:

(a)	to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained in accordance with the provisions of the Charter. The costs and fees for such inspection or survey shall be paid by the Owners (i) unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided or (ii) unless a Termination Event has occurred and/or (ii) other than in respect of one inspection or survey per annum, in each case the cost of which shall be for the Charterers’ account;

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

(b)	in dry-dock if the Charterers have not dry-docked Her in accordance with Clause 10(Q). The costs and fees for such inspection or survey shall be paid by the Charterers; and

(c)	for any other commercial reason they consider necessary (provided it does not unduly Interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.

All time used in respect of Inspection, survey or repairs shall be for the Charterers’ account and form part of the Charter Period.

The Charterers shall also permit the Owners and all persons appointed by the Owners (including the Mortgagees) to inspect the Vessel’s logbooks whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9.	Inventories, Oil and Stores

A complete inventory of the Vessel’s entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively, except that the Charterers shall not pay for such items taken over by the Owners (as buyers) without extra payment under the MOA. The Charterers shall ensure that all spare parts and equipment listed in the inventory and used during the Charter Period are are replaced at their expense prior to redelivery of the Vessel. The Charterers shall redeliver the Vessel with sufficient bunkers to enable it to reach the next available safe bunkering port.

10.	Maintenance and Operation

(a)(i)	Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good and safe condition and state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and~~, except as provided for in Clause 14(l), if applicable,~~ to the same standard as vessels of same age operated by major operators of similar vessels and as evidenced by reference to the condition of the Vessel on delivery as referred to in Clause 34.2, fair wear and tear excepted (maintenance throughout the Charter Period shall be planned by reference to the Vessel’s scheduled dry-dockings and trading pattern). The Charterers shall at their own expense ~~they shall~~ at all times keep the Vessel’s Class fully up to date and free of any recommendations or conditions with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times. The Charterers shall always maintain the Vessel to the satisfaction of the Vessel’s flag state.

(ii)	New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation the Charterers shall carry out such improvements or structural change and/or incorporate such new equipment on the Vessel at their sole time, cost and expense to enable the Vessel to continue to operate. ~~costing (excluding the Charterers’ loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent, of the Vessel’s insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to-the-dispute resolution method agreed in Clause 30.~~

(iii)	Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrange- ments by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b)	Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners. Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(c)	The Charterers shall keep the Owners and the ~~mortgagee~~ Mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

(d)	Flag and Name of Vessel - During the Charter Period, the Charterers shall at their own cost and expense have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners’ and the Mortgagee’s consent, ~~which shall not be unreasonably withheld~~, to change the flag and/or the name of the Vessel during the Charter Period. Any additional taxes or increase of existing taxes imposed on the Owners as a consequence of such change of flag at the request of the Charterers, shall be covered by the Charterers and all costs and expenses shall be for the Charterers’ account. Painting and re-painting, instalment and re-instalment. Registration and re-registration (including legal fees and costs of deletion and reregistration of Mortgage(s), if required by the Owners shall be at the Charterers’ expense and time.

(e)	Changes to the Vessel- Subject to Clause 10(a)(i), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurten-ances or spare parts thereof without in each instance first securing the Owners’ and the Mortgagee’s approval thereof if the Owners and the Mortgagee so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.

(f)	Use of the Vessel’s Outfit, Equipment and Appliances – The Charterers shall have the use of all outfit, equipment and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period if requested by the Owners. Any equipment including radio equipment on hire on the Vessel al time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio Regulations.

(g)	Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.

11.	Hire

See additional Clause 37

(a)	The Charterers shall pay hire sure to the Owners punctuality in accordance with the terms of this Charter in respect of which time shall be of the essence.

(b)	The Charterers shall pay to the Owners for the hire of the vessel ~~a lump sum in the amount indicated in Box 22~~ in accordance with additional Clause 37. ~~which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel’s delivery to the Charterers.~~ Hire shall be paid continuously throughout the Charter Period in accordance with Clause 38.

~~(c)~~	~~Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~

~~(d)~~	~~Final Payment of hire, if for a period of less then thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~

~~(e)~~	~~Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd’s, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

~~(f)~~	~~Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three moths Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Banker’s Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~

~~(g)~~	~~Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12.	Mortgage

See additional Clause 39

(only to apply if Box 28 has been appropriately filled in)

*)	~~(a) The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without prior consent of the Charterers, which shall not be unreasonably withheld.~~

*)	(b) The Vessel chartered under this Charter is financed ~~by a mortgage according~~ pursuant to the Financial Instruments, which the Owners are free to re-finance at any time. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such requirements, instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel or as regards the corporate status and ownership of the Charterers or the Charter Guarantor as laid down in the Financial Instruments or as may be directed from time to time during the currency of the Charter by the M~~m~~ortgagee(s) in conformity with the Financial Instruments. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instruments (and will, upon request, acquaint themselves with any further loan and/or security documentation as shall at any later date be entered into in relation to the Vessel in connection with any refinancing) and agree to acknowledge this in wring in any form that may be required by the ~~m~~Mortgagee(s). ~~The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall no agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*)	(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

13.	Insurance and Repairs

See additional Clauses 42, 45, 49 and 52

(a)	During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war, piracy and violent robbery and Protection and indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) and in accordance with additional Clause 42 and such other insurances as may be required by the Mortgagee or the Owners from time to time. ~~in-such form as the Owners shall in writing approve, which approval shall not be unreasonably withheld.~~ Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the ~~mortgagee~~ Mortgagee~~(s) (if any),~~ and ~~The~~ the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint (subject to, and in accordance with, the Financial Instruments). Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instruments, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for. The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances. All time used for repairs under the provisions of sub-clause 13(a) and for all other repairs ~~of latent defects according to Clause 3(c) above,~~ including any deviation, shall be for the Charterers’ account.

~~(b)~~	~~If the conditions of the above insurances permit permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

(c)	The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instruments.

~~(d)~~	~~Subject to the provisions of the Financial Instru ment, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests.~~ The Charterers undertake to notify the Owners and the ~~m~~Mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

e)	The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to Insurers and claim a constructive total loss.

~~(f)~~	~~For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.~~

~~14.~~	~~Insurance. Repairs and Classification~~

~~(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted)~~

~~(a)~~	~~During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of .policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her-machinery or appurt enances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~(b)~~	~~During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including-maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~(c)~~	~~In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~(d)~~	~~The Charterers shall, subject to the approval of the Owners or Owners’ Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as welt-as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners’ Underwriters for such expenditures upon presentation of accounts.~~

~~(e)~~	~~The Charterers to remain responsible for and to effect repairs and settlement of casts and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

~~(f)~~	~~All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers’ account and shall form part of the Charter Period. The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as might be required to make such repairs.~~

~~(g)~~	~~If the conditions of the above insurances permit additional insurance to be placed by the parties-such cover shall be limited to the amount for each party-set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~(h)~~	~~Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a). all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers-according to their respective interests.~~

~~(i)~~	~~If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~(j)~~	~~The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~(k)~~	~~For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~(l)~~	~~Notwithstanding anything contained in- sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall-keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

15	Redelivery

See additional Clause 35

At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct (and all redelivery costs and port costs shall be for the Charterers’ account). The Charterers shall give the Owners not less than thirty (30) running days’ preliminary notice of expected date, ~~range of ports of redelivery or~~ and port or place of redelivery and not less than fourteen (14) running days’ definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel’s position shall be notified immediately to the Owners. The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within ~~The~~-the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire in accordance with additional Clause 37 ~~stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded~~ All other terms, conditions and provisions of this Charter shall continue to apply. ~~Subject to the provisions of Clause 10. the Vessel shall be-redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted. The Vessel upon redelivery shall have her survey cycles up-to-date and trading and class certificates valid for at least the number of months agreed in Box 17.~~

16.	Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows: “This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

17.	Indemnity

See additional Clause 53

(a)	~~The~~ Without prejudice to any other Indemnities contained in this Charter, the Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail. Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b)	If the Vessel be arrested or otherwise detained by reason of a claim (excluding frivolous claims) ~~or claims~~ against the Owners or any of the Owners’ Affiliates, provided such claim(s) is the direct consequence of acts or omissions of the Owners or any of the Owners’ Affiliates and such claims are not caused by the operation of the Vessel, nor a consequence of the physical position of the Vessel or caused by the acts or omissions of crew or third parties, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail. In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

(c)	The indemnities contained in this Clause 17 and in this Charter shall survive any termination or other ending of this Charter.

18.	Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

19.	Salvage

All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20.	Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21.	General Average

The Owners shall not contribute to General Average.

22.	Assignment, Sub-Charter and Sale

See additional Clauses 39 and 41

(a)	The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners and the Mortgagee~~, which shall not be unreasonably withheld,~~ and subject to such terms and conditions as the Owners and the Mortgagee shall approve.

(b)	The Charterers shall, subject to (i) no Termination Event having occurred and being continuing and (ii) any other restriction set out herein or imposed by the Mortgagees, be entitled to sub-charter the Vessel by way of time or voyage charter to any party provided that: (i) any such sub-charter shall not relieve or discharge the Charterers from any of their obligations contained in this Charter; and (ii) any such sub-charter shall make reference to the fact that the Charterers have chartered the Vessel from the Owners, and no such charter shall be of a duration which expires, or which by virtue of any optional extensions therein contained, could expire after the last date of the Charter Period. ~~The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreason- ably withheld, and subject to the buyer accepting an assignment of this Charter.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

23.	Contracts of Carriage

*)	(a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall not be issued in the name of the Owners, shall identify the Charterers as the demise owners of the Vessel, and shall contain a paramount clause incorporating any legislation relating to carrier’s liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~*)~~	~~(b) The Charterers are to procure that all passenger tickets issues during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier’s liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage By Sea, 1974, and any protocol hereto.~~

*)	Delete as applicable.

24.	Bank Guarantee

(Optional, only to apply if Box 27 filled in)

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25.	Requisition/Acquisition

See additional Clause 43

~~(a)~~	~~In the event of the Requisition for Hire of the Vessel by any government or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when “Requisition for Hire” may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter.~~

~~(b)~~	~~In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when “Compulsory Acquisition” may occur this Charter shall be deemed terminated as of the date of such “Compulsory Acquisition”. In such event Charter Hire to be considered as earned and to be paid up to the date and time of such “Compulsory Acquisition”.~~

26.	War

(a)	For the purpose of this Clause, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or to other persons on board the Vessel.

(b)	The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes danger ous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c)	The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

(d)	If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterer’s orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums Because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.

(e)	The Charterers shall have the liberty:

(i)	to comply with all orders, directions, recommend- ations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance within their orders or discretions;

(ii)	to comply with the orders, directions or recom-mendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance

(iii)	to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

~~(f)~~	~~In the event of the outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People’s Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners.~~ In all cases hire shall continue to be paid in accordance with ~~Clause 11~~ additional Clause 37 and except as aforesaid all other provisions of this Charter shall apply until redelivery.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

27.	Commission

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for the work. If the full hire is not paid owing to breach of the Charter by either of the parties, the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year’s hire.~~

28.	Termination

See additional Clauses 49 and 50

~~(a)~~	~~Charterer’s Default The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~(i)~~	~~the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the owners’ notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners’ notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

~~(ii)~~	~~the Charterers fail the comply with the requirements of: (1) Clause 6 (Trading Restrictions) (2) Clause 13(a) (Insurance and Repairs) provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners’ right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~(iii)~~	~~the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel’s insurance cover is not prejudiced.~~

~~(b)~~	~~Owners’ Default If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.~~

~~(c)~~	~~Loss of Vessel This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~

~~(d)~~	~~Either party shall be entitled to terminate this Charter with immediate effect by written notice the other party in the event of an order being made or resolution passed for the winding-up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~

(e)	The termination or cancellation of this Charter shall be without prejudice top all rights accrued due between the parties prior to the date of termination or cancellation and to any claim that either party might have.

29.	Repossession

In the event of the termination of this Charter in accordance with the ~~applicable~~ provisions of ~~Clause 28~~ this Charter, the Owners shall have the right to repossess the Vessel from the Charterers at sea or at her current or next port of call, or at a port or place convenient to them without hindrance or interference from by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as a gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterer’s Master, officers and crew shall be the sole responsibility of the Charterers.

30.	Dispute Resolution

See additional Clause 59

~~*)~~	~~(a) This contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extend necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA). Terms current at the time when the arbitration proceed- ings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoints its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to varying these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

~~*)~~	~~(b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or reconnection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of-them shall be final, and for-the-purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. In cases where neither the claim nor any counterclaim exceeds the sum of US$50.000 (or such other sum as the-parties may agree) the arbitration-shall be conducted In accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~*)~~	~~(c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to Arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d)~~	~~Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and fer dispute arising out of or in connection with this Contract. In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:~~

~~(i)~~	~~Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice’) calling on the other party to agree to mediation.~~

~~(ii)~~	~~The other party shall thereupon within 14 calendar Days of receipt of the Mediation Notice confirm that they agree to mediation in which case-the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iii)~~	~~If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~(iv)~~	~~The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v)~~	~~Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct if the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi)~~	~~Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.~~

~~(vii)~~	~~The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be reviewed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration. (Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)~~

~~(e)~~	~~If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.~~

~~*)~~	~~Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.~~

31.	Notices

See additional Clause 57

~~(a)~~	~~Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.~~

~~(b)~~	~~The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“BARECON 2001” Standard Bareboat Charter

PART III

PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(Optional only to apply if expressly agreed and stated in Box 37)

~~1.~~	~~Specifications and Building Contract~~

~~(a)~~	~~The Vessel shall be constructed in accordance with Building Contract (hereafter called the “Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and-plans annexed thereto, such Building Contract, specifications and plans having been counter signed as approved by the Charterers.~~

~~(b)~~	No change shall be made in the Building Contract or ~~in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers’ consent.~~

~~(c)~~	The Charterers shall have the right to send their ~~representative to the Builders’ Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.~~

~~(d)~~	~~The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to-the provisions of sub clause g(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or~~ defects; if any, ~~Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs replacements or remedies. However, the Owners’ liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept-such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or-for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account-of the party stated in Box 41(a) or if not filled in-shall be shared equally between-the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~

~~2.~~	~~Time and Place of Delivery~~

~~(a)~~	~~Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builder’s Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~

~~(b)~~	~~If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charters this Charter shall cease to have effect.~~

~~(c)~~	~~If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right rejection, consult the Charterers and thereupon.~~

~~(i)~~	~~if the Charterers do not wish to take delivery if the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~

~~(ii)~~	~~if the Charters wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/ or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~

~~(iii)~~	~~in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~

~~(iv)~~	~~if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or it’s termination.~~

~~(d)~~	~~Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefore shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.~~

~~3.~~	~~Guarantee Works~~

~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

~~4.~~	~~Name of Vessel~~

~~The name of-the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

~~5.~~	~~Survey on Redelivery~~

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery. Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“BARECON 2001” Standard Bareboat Charter

PART IV

HIRE/PURCHASE AGREEMENT

(Optional, only to apply if expressly agreed and stated in Box 42)

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and Part II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel us fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyer’s flag, shall be for the Buyers’ account. Any taxes, consular and other charges expenses connected with closing of the Seller’ register, shall be for Seller’s account.~~

~~In exchange for payment of the last month’s hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship’s Register and deliver a certificate of deletion to the Buyers. The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers’ possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Seller’ risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“BARECON 2001” Standard Bareboat Charter

PART V

PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(Optional, only to apply if expressly agreed and stated in Box 43)

~~1.~~	~~Definitions~~

~~For the purpose of this PART V, the following terms shall the meanings hereby assigned to them “The Bareboat Charter Registry” shall mean the registry of the State whose flag the Vessel with fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter. “The Underlying Registry” shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~2.~~	~~Mortgage~~

~~The Vessel charted under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

~~3.~~	~~Termination of Charter by Default~~

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(S) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45. In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Execution Version

CLAUSES 32 to 59

to

BAREBOAT CHARTER PARTY

DATED 10 FEBRUARY 2018

BETWEEN

OCY KNIGHT 2 LIMITED (“OWNERS”)

AND

OMEGA SEVEN MARINE CORP. (“CHARTERERS”)

HULL NO. 3013

32.	definitions

32.1	In this Charter:

“Affiliate”	means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any Subsidiary of that Holding Company;
“Approved Manager”	means Kyklades Maritime Corporation or such other manager approved by the Owners and the Mortgagee (acting reasonably);
“Approved Valuer”	means each of Clarkson Valuations Limited, Fearnleys AS and Simpson Spence Young or any other independent sale and purchase broker approved in writing between the Charterers, the Owners and the Mortgagee;
“Assignment of Insurances”	means the first priority assignment of Insurances to be granted by the Charterers in favour of the Owners and/or the Mortgagee in respect of the Vessel’s Insurances in form and substance acceptable to the Charterers, the Owners and the Mortgagee;
“Assignment of Management Agreement”	means the first priority assignment of the Management Agreement, including step-in right, to be granted by the Charterers in favour of the Owners or the Mortgagee in form and substance acceptable to the Owners and Mortgagee;
“Assignment of Warranty Agreement”	has the meaning given to such term in the MOA;
“Banking Day”	means a day on which banks are open in New York, Athens, Amsterdam, Zurich London and Oslo;

“BB Assignment”	has the meaning given to such term in Clause 39.1;
“Break Funding Costs”	has the meaning given to such term in Appendix 1;
“Builders”	means Hyundai Heavy Industries Co., Ltd.;
“CG Assignment”	means the first priority assignment of all the Owners' rights under the Charter Guarantee in favour of the Mortgagee;
“Charter Documents”	means together, this Charter, the QEA, the MOA, the Other MOAs, the MOA Guarantee, the Other MOA Guarantees, the Other Charters, the Other Charter Guarantees, the Management Agreement, the Other Management Agreements, the TC, the Other TCs, the Pre-delivery Loan Agreement, the Pre-delivery Security Agreements, the Security Documents and the Other Security Documents;
“Charter Guarantee”	means the guarantee to be granted by the Charter Guarantor in favour of the Owners in form and substance satisfactory to the Owners;
“Charter Guarantor”	means Okeanis Marine Holdings SA;
“Charter Hire”	has the meaning given to such term in Clause 37.1;
“Charter Period”	has the meaning given to such term in Clause 36.1;
“Classification Society”	means DNVGL, or such other Classification Society being a member of IACS as may be approved by the Owners in writing from time to time;
“Default Rate”	means a default interest rate of seven (7) per cent per annum;
“Delivery Date”	has the meaning given to such term in Clause 33.3;
“Earnings”

means:

(a)              all freight, hire and passage moneys payable to the Charterers as a consequence of the operation of the Vessel;

(b)              any claim under any guarantee in respect of any charterparty, pool agreement or other contract of employment entered into by the Charterers in respect of the Vessel or otherwise related to freight, hire or passage moneys payable to the Charterers as a consequence of the operation of the Vessel;

(c)              compensation payable to the Charterers in the event of any requisition of the Vessel;

(d)              remuneration for salvage, towage and other services performed by the Vessel and payable to the Charterers;

(e)              demurrage and retention money receivable by the Charterers in relation to the Vessel;

(f)              all moneys which are at any time payable under the insurances in respect of loss of Earnings of the Vessel;

(g)              if and whenever the Vessel is employed on terms whereby any moneys falling within (i) to (vi) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel; and

(h)              any other money whatsoever due or to become due to the Charterers from third parties in relation to the Vessel;

“Earnings Account”	means an account in the name of the Charterers with Credit Suisse designated "Earnings Account" and to which any part of the Earnings of the Charterers shall be paid;
“Environmental Claim”

means:

(a)              any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)              any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, indemnification, contribution, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident”

means:

(a)              any release of Environmentally Sensitive Material from the Vessel; or

(b)              any incident in which Environmentally Sensitive Material is released and which involves a collision or allision between the Vessel and another vessel or object, or some other incident of navigation or operation, in any case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or the Owners and/or the Charterers and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)              any other incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where the Owners and/or the Charterers and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law”	means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
“Environmental Permit”	means any permit, approval, identification number, license or other authorization required under any Environmental Law;
“Environmentally Sensitive Material”	means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
“Fair Market Value”

means the fair market value of the Vessel, calculated by reference to the average of two (2) valuations, each prepared by an Approved Valuer (and if a range of market values is provided in a particular appraisal, then the market value in such appraisal shall be deemed to be the mid-point within such range), provided that if the two valuations for the Vessel differ by a margin of more than ten (10) per cent., then a third Approved Valuer shall provide a valuation and the fair market value of the Vessel shall be the arithmetic mean of the three valuations, each such valuation being:

(a)              as at a date not more than fourteen(14) days prior to the date such valuation is delivered to the Owners;

(b)              on a “desk-top” basis without physical inspection of the Vessel; and

(c)              on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements), the cost and expense of obtaining such valuations being for the sole account of the Charterers;

“Finance Documents”	means the Finance Documents as such term is defined in the Loan Agreement;

“Finance Lease”	means a lease, hire purchase contract or charterparty which (i) would be classified as a finance or capital lease in accordance with the applicable accounting principles of the relevant company or (ii) is required to be classified and accounted for as a liability or asset on the face of the relevant company’s consolidated and/or unconsolidated balance sheet in accordance with applicable accounting principles;
“Finance Parties”	means the banks and financial institutions defined as "Finance Parties" in the Loan Agreement;
“Financial Indebtedness”

means any of the following (whether or not the same are required to be classified and accounted for as a liability on the face of the relevant company's consolidated and/or unconsolidated balance sheet in accordance with applicable accounting principles):

(a)              moneys borrowed and debit balances at banks or other financial institutions;

(b)              any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)              any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)              the amount of any liability in respect of any Finance Leases;

(e)              receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)              any derivative transaction (and, when calculating the value of that transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that transaction, that amount) shall be taken into account);

(g)              any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of any entity;

(h)              any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before six months following the end of the Charter Period or are otherwise classified as borrowings under the applicable accounting principles;

(i)               any amount of any liability under an advance or deferred purchase agreement if (x) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (y) the agreement (other than any agreement in the ordinary course of business for the purpose of the Charterers’ operating expenses) is in respect of the supply of assets or services and payment is due more than thirty (30) days after the date of supply;

(j)               any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the applicable accounting principles; and

(without double counting) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above;

“Flag State”	means Greece, Malta and the Marshall Islands or such other flag state as may be agreed (acting reasonably) by the Owners in accordance with Clause 10;
“Green Passport”	means a document prepared in accordance with the guidelines to the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009, including 2015 the Guidelines for the development of the Inventory of the Hazardous Materials, listing all the potentially hazardous materials on board the Vessel;
“Group”	means the Charter Guarantor and its Affiliates;
“Holding Company”	means, in relation to any company or corporation, any other company or corporation in respect of which it is a Subsidiary;
"In writing" or "written"	means a letter handed over from the Owners to the Charterers or vice versa, a registered letter, fax, e-mail or other modern form of written communication. Any communication by personal delivery or letter shall be deemed to be received on delivery and any communication by fax or e-mail shall be deemed to be received on the date such fax or e-mail is sent if it is sent within the business hours of the recipient, if not, it will be deemed to be delivered the next business day;
“Insurances”

means in relation to the Vessel:

(a)              all policies and contracts of insurance, including entries of the Vessel in any protection and indemnity or war risks association, effected in respect of the Vessel, the Vessel’s earnings or otherwise in relation to the Vessel whether before, on or after the date of this Charter; and

(b)              all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Charter;

“ISM Code”	means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);
“ISM Code Documentation”

includes, in respect of the Vessel:

(a)              the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code within the periods specified by the ISM Code;

(b)              all other documents and data which are relevant to the safety management system and its implementation and verification which the Owners may require; and

(c)              any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessel’s compliance or the compliance of the Charterers with the ISM Code which the Owners may require;

“ISPS Code”	means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time;
“ISPS Code Documentation”	includes: (a) the ISSC; and (b) all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Owners may require;
“ISSC”	means a valid and current International Ship Security Certificate issued under the ISPS Code;
“Loan Agreement”	means any loan agreement to be entered into between, inter alios, Ocean Yield Malta Limited as borrower, the Finance Parties and the Mortgagee as security agent for the financing of the Vessel (as may be amended from time to time) or any finance document which would replace such loan agreement in connection with a refinancing of the Vessel;
“Loan”	means the aggregate principal amount which has been advanced under the Loan Agreement and which is outstanding at any relevant time;

“Long Stop Date”	has the meaning given to such term in Clause 50.4;
“Major Casualty”	means a casualty to the Vessel or incident (other than a Total Loss) in respect of which the claim or aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds United States Dollars One Million Hive Hundred Thousand (US$1,500,000) or the equivalent in any other currency;
“Management Agreement”	means the agreement dated 30 January 2018 between Omega Seven Marine Corp. as owners and Kyklades Maritime Corporation as managers;
"Manager's Undertakings"	means the Mortgagee's Manager's Undertakings and the Owners' Manager's Undertakings;
“Maximum Mortgage Amount”	has the meaning given to such term in Clause 39.1;
“MOA”	means the memorandum of agreement entered into or to be entered into (as the context so requires) between the Sellers and the Owners (as buyers) relating to the sale of the Vessel;
“MOA Guarantee”	means the guarantee for the performance of the Sellers' obligations under the MOA given by the Charter Guarantor;
"Mortgagee"	has the meaning given to such term in Clause 39.1;
“Mortgagee’s Manager’s Undertakings”	means the letter of undertakings to be issued by the Approved Manager and any other managers contracting with the Charterers that at any time may have claims that could form basis for an arrest of or a maritime lien over the Vessel in favour of the Mortgagee in respect of the Vessel in form and substance acceptable to the Mortgagee;
“Minimum Insured Value”	has the meaning given to such term in Clause 42.3;
“Non-Cash Element”	has the meaning given to such term in Clause 37.3;
“Obligors”	means the Charterers and the Charter Guarantor, and “Obligor” means any one of them;
“Other Charter Guarantees”	means the guarantees for the performance of the respective Other Charterers' obligations under the Other Charters;
“Other Charterers”	means the charterers of the Other Vessels under the Other Charters;

“Other Charters”	means the bareboat charterers entered into or to be entered into (as the context so requires) between the Other Charterers and the Other Owners relating to the chartering of the Other Vessels;

“Other MOAs”	means the memorandum of agreements entered into or to be entered into (as the context so requires) between the Other Charterers (as sellers) and the Other Owners (as buyers) relating to the sale of the Other Vessels;
“Other MOA Guarantees”	means the guarantees for the performance of the respective Other Charterers' obligations under the Other MoAs;
“Other Management Agreements”	means the technical management agreements entered into or to be entered into (as the context so requires) between the Other Charterers and the Approved Manager in respect of the Other Vessels;
“Other Owners”	means the respective "Owners" under the Other Charters;
“Other Security Documents”	means the "Security Documents" referred to in the Other Charters;
“Other Shipbuilding Contracts”	means the shipbuilding contracts entered into on 8 December 2017 between the Sellers and the Builders in respect of the Other Vessels;
“Other TCs”	means the time charter parties dated 16 November 2017 or 18 December 2017 entered into between the Other Charterers and the TC Charterer for the Other Vessels;
“Other Vessels”	means hull nos. 3012, 3014 and 3015 under construction at the Builder's yard;
“Owner Guarantee”	means the guarantee & indemnity issued by the Owner Guarantor in favour of the Charterers with respect to the Owners’ obligations under or in connection with this Charter;
“Owner Guarantor”	means Ocean Yield ASA of Norway;
“Owners’ Managers Undertakings”	means the letter of undertakings to be issued by the Approved Manager and any other managers contracting with the Charterers that at any time may have claims that could form basis for an arrest of or a maritime lien over the Vessel in favour of the Owners in respect of the Vessel in form and substance acceptable to the Owners;
“Permitted Security”	means (i) any security interest created pursuant to the Finance Documents and/or the Security Documents, (ii) any security arising by operation of law (including any liens for crew wages and/or any other maritime liens) and (iii) usual retention of title rights to vendors under supply arrangements, in each case as regards (ii) and (iii) in the ordinary course of business securing obligations not more than thirty (30) days overdue or being disputed by the Charterers in good faith;

“Pledge of Account”	means a first priority pledge of the Earnings Account to be granted by the Charterers in favour of the Owners in form and substance acceptable to the Owners and the Charterers;
“Pledge of Shares”	means the first priority pledge in favour of the Owners over all shares and equity interest of the Charterers (together with (to the extent legally possible) inter alia, letters of resignation from the current directors and officers and covenants to obtain such from future directors and officers) in such form and substance as acceptable to the Owners;
“Pre-delivery Loan Agreement”	means the pre-delivery loan facility agreement entered into or to be entered into (as the context so requires) between the Charterers and the Other Charterers (as borrowers), the Charter Guarantor (as guarantor) and Ocean Yield Malta Limited (as lender) relating to pre-delivery financing of the Vessel and the Other Vessels;
“Pre-delivery Security Agreements”	means the assignments of shipbuilding contracts and refund guarantees for the Vessel and the Other Vessels, as security for the respective pre-delivery loan facilities provided under the Pre-delivery Loan Agreement;
“Prepaid Hire”	has the meaning given to such term in Clause 37.1;
“Protocol of Delivery and Acceptance”	means the protocol of delivery and acceptance in relation to the Vessel in form and substance acceptable to the Owners, the Charterers and the Mortgagee;
“Purchase Option”	has the meaning given to such term in Clause 52.1;
“Purchase Option Date”	has the meaning given to such term in Clause 52.1;
“Purchase Option Price”	has the meaning given to such term in Clause 52.1;
“Purchaser”	has the meaning given to such term in Clause 41.3;
“QEA”	means the quiet enjoyment agreement to be made between the Mortgagee and the Owners in favour of the Charterers, pursuant to which the Charterers are assured of their quiet enjoyment of their rights under this Charter by the Mortgagee and the Owners for so long as the Charterers comply with their obligations under this Charter, in form and substance acceptable to the Mortgagee, the Owners and the Charterers;
“Reduction Amount”	has the meaning given to such term in Clause 41.4;
“Relevant Person”	means: (a) each member of the Group; and (b) each of its directors, officers, agents and representatives;

“Restricted Party”

means a person that is:

(a)              listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(b)              located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)              directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above;

“Sanctions”	means any applicable (to the Obligors and/or any Relevant Person and/or the Owners and/or any of the Owners' Affiliates and/or the Finance Parties) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes;
“Sanctions Authority”	means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United Kingdom, Switzerland, the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority, and any authority acting on behalf of any of them in connection with Sanctions;
“Sanctions List”	means (i) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or (ii) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, from time to time;
“Security Documents”

means:

(a)              the Assignment of Insurances;

(b)              the Assignment of Management Agreement:

(c)              the Charter Guarantee;

(d)              the Pledge of Account;

(e)              the Pledge of Shares;

(f)              the Manager’s Undertakings; and

(g)              the TC General Assignment;

“Security Interest”

means:

(a)              a mortgage, encumbrance, charge (whether fixed or floating) or pledge, any maritime or other lien or privilege or any other security interest of any kind;

(b)              the security rights of a plaintiff under an action in rem; and

(c)              any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Sellers”	means the Charterers as sellers under the MOA;
“Shipbuilding Contract”	means the shipbuilding contract entered into on the 8 December 2017 between the Builders and the Sellers in respect of the Vessel;
“Subsidiary”	means an entity of which a person has direct or indirect control or owns directly or indirectly more than fifty (50) per cent. of the voting capital or similar right of ownership, and "control" for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise;
“TC”	means the time charter party dated 16 November 2017 entered into between the Charterers and the TC Charterer for the Vessel;
“TC Charterer”	means Koch Shipping Pte. Ltd., Singapore;
“TC General Assignment”	means an assignment on first priority in favour of the Owner and/or the Mortgagee (as the case may be) of all rights (including all earnings) of the Charterers under the TC, including subrogation rights and the right to appointment of a substitute in form and substance acceptable to the Owners and the Mortgagee;
“TC QEAs”	means the quiet enjoyment agreements made in favour of the TC Charterer by (i) the Mortgagee and (ii) the Owners, pursuant to which the TC Charterer is assured of its quiet enjoyment of its rights under the TC by the Mortgagee and the Owners (as the case may be) for so long as the TC Charterer complies with its obligations under the TC, each in the form and substance acceptable to the TC Charterer, the Charterers, the Owners and (as the case may be) the Mortgagee;
“Termination Event”	has the meaning given to such term in Clause 49.1;
“Termination Notice”	has the meaning given to such term in Clause 50.1;

“Termination Purchase Amount”	has the meaning given to such term in Clause 50.4;
“Termination Purchase Option”	has the meaning given to such term in Clause 50.3;
“Total Loss”	has the meaning given to such term in Clause 43.3;
“Total Loss Amount”	has the meaning given to such term in Clause 42.3(b);
“Total Loss Date”

means:

(a)              in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)              in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earliest of:

(i)               the date on which a notice of abandonment is given to the insurers; and

(ii)              the date of any compromise, arrangement or agreement made by or on behalf of the Owners with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; and

(c)              in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Owners that the event constituting the total loss occurred; and

“US$” and “United States Dollars”	means the lawful currency for the time being of the United States of America.

32.2	Interpretation

(a)	The definitions of terms contained in this Charter shall apply equally to the singular and plural forms of the terms defined.

(b)	Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)	The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)	The word “will”, shall be construed to have the same meaning and effect as the word “shall”.

(e)	Unless the context requires otherwise or unless otherwise specified:

(i)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, replaced, novated, supplemented or otherwise modified;

(ii)	any reference herein to any person shall be construed to include such person’s successors, permitted assigns and transferees;

(iii)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Charter in its entirety and not to any particular provision hereof; and

(iv)	all references herein to Clauses, sub-clauses and Appendices shall be construed to refer to Clauses and sub-clauses of, and Appendices to, this Charter.

32.3	No person who is not a party to this Charter Shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

33.	MOA AND DELIVERY

33.1	Pursuant to the MOA the Charterers have agreed to sell and deliver, and the Owners have agreed to purchase, the Vessel upon and subject to the terms and condition set out therein.

33.2	The Owners’ obligation to charter the Vessel to the Charterers hereunder is conditional upon and subject to delivery of the Vessel to, and acceptance of the Vessel by, the Owners pursuant to the terms and conditions of the MOA. If, for any reason whatsoever, the Vessel is not delivered pursuant to the MOA within the cancelling date specified therein and the MOA is cancelled or becomes null and void, this Charter shall be automatically cancelled at the same time at which the MOA is cancelled or becomes null and void.

33.3	The Charterers shall be deemed to have taken delivery of the Vessel under this Charter together with and simultaneously upon the delivery by the Sellers to the Owners (as buyers) under the MOA. The date and time of delivery for the purposes of this Charter (“Delivery Date”) shall be the date and time when the Vessel is delivered to and accepted by the Owners in accordance with the MOA. The Owners shall not be required to provide any notices of delivery hereunder and shall be under no responsibility or liability whatsoever (unless caused solely by the Owners’ gross negligence or wilful misconduct) for any delay in delivery of, or failure to deliver, the Vessel to the Charterers under this Charter. Upon delivery the Owners and the Charterers shall sign the Protocol of Delivery and Acceptance evidencing the time, place and location of delivery hereunder.

33.4	The Charterers acknowledge and agree that the Owners make no condition, term, representation or warranty, express or implied (and whether statutory or otherwise) as to seaworthiness, merchantability, condition, design, operation, performance, capacity or fitness for use of the Vessel or as to the eligibility of the Vessel for any particular trade or operation or in any way whatsoever and any such condition, term, representation, or warranty, express or implied, with respect of the Vessel are hereby excluded.

33.5	Delivery to, and acceptance by the Charterers of the Vessel under this Charter shall be conclusive proof that, for the purposes of the obligations and liabilities of the Owners hereunder or in connection herewith, the Vessel is at that time seaworthy, in accordance with the provisions of this Charter, in good working order and repair and without defect (latent or otherwise) or inherent vice (whether or not discoverable by the Charterers) and free and clear from all Security Interests whatsoever (other than any such Security Interests created by the Owners).

33.6	The Charterers hereby waive all their rights in respect of any condition, term, representation, or warranty express or implied (and whether statutory or otherwise) on the part of the Owners and all their claims against the Owners howsoever and whensoever the same may arise at any time in respect of the Vessel or (except to the extent of any failure solely attributable to the Owners to maintain title to the Vessel following delivery under the MOA) the Owners' title thereto or rights therein or arising out of the operation or performance of the Vessel and the chartering thereof under this Charter (including in respect of the seaworthiness or otherwise of the Vessel) and, in particular and without prejudice to the generality of the foregoing, the Owners shall be under no liability whatsoever and howsoever arising in respect of any losses, costs, charges, expenses, fees, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature in respect of, the injury, death, loss, damage or delay of or to or in connection with any person (which expression includes, but is not limited to, states, governments, municipalities and local authorities) or property whatsoever, whether on board the Vessel or elsewhere, irrespective of whether or when or where such injury, death, loss, damage or delay shall arise or of whether it shall arise as a result of the Vessel not being seaworthy or otherwise or of whether or not the Vessel or any part thereof is in the possession or under the control of the Charterers.

33.7	Provided that no Termination Event or any other default under this Charter has occurred and is continuing, the Owners shall not interfere with the Charterers’ use and possession of the Vessel throughout the Charter Period or fail to transfer title to the Vessel to the Charterers when obliged to do so under this Charter. Notwithstanding the foregoing, the Owners shall always be free to exercise any of its rights under this Charter.

34.	CONDITION ON DELIVERY

34.1	It is expressly agreed that at delivery, the Vessel shall be delivered under this Charter in the same condition and with the same equipment, inventory and spare parts as are delivered to the Owners by the Sellers under the MOA.

34.2	Notwithstanding anything to the contrary whatsoever, in relation to the required condition of the Vessel upon redelivery in accordance with Clauses 15 and 35 the Vessel shall always be deemed to have been delivered hereunder in all respects fully in accordance with the Shipbuilding Contract.

34.3	The Charterers expressly agree and acknowledge that the Vessel's condition is acceptable in every respect and in accordance with the provisions of this Charter. The Vessel shall be taken over strictly "as is/where is", and notwithstanding any provisions of this Charter, the Charterers shall have no claim whatsoever against the Owners under this Charter or otherwise as a result of the Vessel's condition.

35.	REDELIVERY

35.1	The Charterers shall, at their sole cost and expense, redeliver the Vessel to the Owners in the same good state, structure and condition in which the Vessel is delivered or deemed delivered pursuant to this Charter, fair wear and tear excepted, with such fair wear and tear to be assessed in the light of the maintenance programme and other obligations undertaken by the Charterers pursuant to Clause 10 and this Clause 35. The Off-hire Survey referred to in Clause 7, shall take place prior to redelivery at the port of redelivery. The purpose of the Off-hire Survey shall be to ascertain and document, by way of a report, the redelivery condition of the Vessel with respect to the maintenance and general condition of the Vessel, to ensure that the Charterers put the Vessel at redelivery into the condition in which she is required to meet pursuant to this Clause 35. To the extent the parties disagree on any items such items to be referred to the respective parties’ independent surveyors, who shall jointly document and assess such items. Except in the case of a purchase of the Vessel by the Charterers following the exercise of the Purchase Option the Owners may change the name of the Vessel and, at Charterers’ sole cost, expense and time, alter funnel markings upon redelivery.

35.2	Without prejudice to the provisions of Clause 15, the Vessel shall be redelivered by the Charterers to the Owners;

(a)	together with all engines, parts and appurtenances, and all classification, inspection, modification and overhaul records, books, data, equipment, maintenance logs, certifications, manuals, documentation and other similar information relating to the Vessel but excluding any items on hire or owned by third parties (including any spares on order) and any items which form part of the master’s and the crew’s personal belongings);

(b)	with her class fully maintained "+1A, Tanker for oil, ESP, CSR, CMON, BIS, BWM(T), BWM(E(S)), VCS(2B), COAT-PSPC(B,C), LCS, EO, TMON, SPM, BMON" free of any recommendations, conditions, notations, qualifications or memoranda whatsoever and with clean, valid and unextended (as at redelivery) class certificates, national/international trading certificates and all other required certificates, each of which (including the class certificates) shall be valid, clean and unextended, for at least nine (9) months beyond the date of redelivery;

(c)	with a complete and updated Green Passport;

(d)	free of average damage affecting class and with all cargo tanks, pipes, valves, equipment and machinery in good condition and working order;

(e)	in full accordance with the latest IMO, MARPOL, SOLAS and USCG regulations applicable to the Vessel;

(f)	with all continuous surveys, survey cycles up to date and valid at the time of redelivery and with next special survey after redelivery not due earlier than fifty nine (59) months after the date of redelivery;

(g)	together with (and at the Charterers' sole cost and expense), in each case on board at redelivery:

(i)	as a minimum, all such spare parts and other equipment as are listed in the inventory made pursuant to Clause 9; and

(ii)	such additional parts, equipment and spares as a prudent first class operator of a vessel of the same type, size and age of the Vessel would maintain on board or at the disposal of the Vessel (and in any case as are compulsorily required in order for the Vessel to satisfy relevant official safety and operational requirements applicable to it regardless of whether such requirements have been introduced before or during the Charter Period); and

(h)	with sufficient stores and bunkers to comply with port-state requirements at the place of redelivery and, in any case, with sufficient bunkers to reach the next safe bunkering port;

(i)	free of any charters or other contracts of employment, Security Interests, encumbrances, mortgages, maritime liens or debts or claims whatsoever (save in respect of those created by the Owners), and not detained or under arrest;

(j)	with an anti-fouling coating system having been applied at her last scheduled dry-docking in accordance with prevailing regulations at the time of application as may be required by the Classification Society or the Flag State; and

(k)	having passed special survey in dry-dock (at the Charterers’ cost, expense and time) to the satisfaction of the Classification Society within a date falling one (1) month prior to the date of redelivery.

35.3	Without prejudice to the foregoing, the Charterers shall, if requested to do so by the Owners and subject to any prior assignments pursuant to the Financial Instruments, assign to the Owners at redelivery all and any such rights as they may have under the Charterers’ insurances for the Vessel in respect of damage to the Vessel, whether or not then known other than any rights to be reimbursed by any insurers for costs previously incurred by the Charterers.

35.4	The Charterers shall notify the Owners fourteen (14) days in advance so that the Owners may dispatch one or more representatives (up to a maximum number of three) to attend any dry docking of the Vessel throughout the Charter Period and upon request furnish the Owners with relevant plans, and programs for the ensuing dry docking. Such representatives shall attend for the purposes of observation only and shall not interfere with the dry-docking or the Owners’ operations and shall sign the Charterers’ standard indemnity letter. In relation to the last dry docking prior to redelivery, the Owners shall be entitled to suggest remedies or actions in respect of the dry docking and be consulted during the preparatory stages.

35.5	The Owners shall, during the period of thirty (30) days prior to redelivery, be entitled at their own risk and expense and without otherwise interfering with the operation of the Vessel, to place up to three representatives (either of itself or of any third party purchase of the Vessel) occupying no more than three cabins on board the Vessel for familiarisation purposes and to initiate the Off-hire Survey pursuant to Clause 35.1, subject to signing Charterers’ standard indemnity letter.

35.6	Without prejudice to the generality of the provisions of Clause 7, the Owners have the right, as part of any inspection or survey of the Vessel carried out in relation to redelivery and as a pre-condition to redelivery, to carry out, at the time, cost and expense of the Charterers, an under-water inspection of the Vessel provided that the same shall be carried out during such time as she is in port prior to redelivery and without interference to the Vessel’s trading or itinerary. Such under-water inspection shall be carried out by a class-approved diver in liaison with a class surveyor, and any required works/ repairs shall be completed, in accordance with the terms set out at clause 6(a) of the 2012 Norwegian Saleform (such provisions to be read and construed as the Owners as “the Buyers” and the Charterers as “the Sellers”).

35.7	If the Vessel is not in the required condition or does not meet the performance criteria required under this Charter, a list of deficiencies together with the costs of repairing or remedying such deficiencies shall be agreed by the respective surveyors, which deficiencies shall be repaired or remedied prior to redelivery.

35.8	For the avoidance of doubt, the provisions set out in this Clause 35 shall apply accordingly irrespective of whether redelivery takes place on the expiry of the Charter Period or upon redelivery due to termination following the occurrence of a Termination Event. However, the provisions of this Clause 35 shall not apply in the event that the Vessel is purchased by the Charterers in accordance with the Purchase Option.

36.	CHARTER PERIOD

36.1	The period of this Charter (“Charter Period’) shall be one hundred and eighty (180) months from the Delivery Date.

37.	CHARTER HIRE

37.1	The Charterers shall on the Delivery Date make prepayment of Charter Hire in the net amount of US$ 9,500,000(United States Dollars nine million and five hundred thousand) (the "Prepaid Hire") by way of set off against an equal amount of the Gross Purchase Price (as defined in the MOA) payable by the Owners (as buyers) under the MOA.

37.2	The Prepaid Hire shall be automatically credited against, and be reduced with an equal amount of, the Non-Cash Element of the Charter Hire as it falls due.

37.3	The Charterers shall pay charter hire (“Charter Hire”) to the Owners (i) at a rate of US$ 18,600 per day calculated from the first day of the Charter Period and throughout year five (5), and at a rate of US$ 18,350 per day from the first day of year six (6) until the end of the Charter Period (the "Cash Element") and (ii) at the rate of US$ 1,734 per day (the "Non-Cash Element"), monthly in advance, commencing from the Delivery Date, provided that the Non-Cash Element shall be settled by way of set off against the Prepaid Hire as provided for in Clause 37.2. For the avoidance of doubt, “monthly” in this context shall mean that payments of Charter Hire shall be made, in advance, on 15th day of each calendar month (provided that on the Delivery Date the relevant amount of Charter Hire shall be payable to account for the period commencing on the Delivery Date and until the next occurring 15th day of a calendar month) until the expiry of the Charter Period (each, a "Payment Date").

37.4	In accordance with Appendix 1 the Cash Element of the Charter Hire shall be subject to a LIBOR adjustment.

37.5	Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the higher of (a) the then applicable Charter Hire plus seven (7) per cent and (b) the then current market rate for the number of days by which the Charter Period is exceeded to mitigate any additional expenses related to such failure to redeliver.

38.	PAYMENTS

38.1	Notwithstanding anything to the contrary contained in this Charter, all payments by the Charterers hereunder (whether by way of Charter Hire or otherwise) shall be made as follows:

(a)	on the relevant Payment Date;

(b)	free and clear of any bank charges; and

(c)	in United States Dollars in funds with the same day value through the New York Clearing House Interbank Payments System (or such other funds as may for the time being be customary for the settlement of international banking transactions in United States Dollars) to an account notified by the Owners to the Charterers by not less than three (3) Banking Days’ prior notice (or such other bank or banks as may from time to time be notified by the Owners to the Charterers by not less than ten (10) Banking Days’ prior written notice) for the account of Owners under the reference “Charter hire — Hull No. 3013”.

38.2	If any day for the making of any payment hereunder shall not be a Banking Day the due date for payment of the same shall be the next following Banking Day.

38.3	This Charter shall be construed to be on “hell and high water” terms and the Charterers’ obligations and liabilities under this Charter shall be absolute and unconditional and are not subject to any abatement, reduction, set-off, defence, counterclaim or recoupment, and shall not in any other way be affected for any reason whatsoever, including, but not limited to:

(a)	any act, omission or breach on the part of the Owners or any other person(s);

(b)	any claims as a result of, or connected with, any other business relations or dealings between the Owners and the Charterers or their respective Subsidiaries or Affiliates;

(c)	any reorganisation, arrangement, insolvency, readjustment, bankruptcy, dissolution, liquidation, rescheduling of debt or similar insolvency proceeds involving the Owners or the Charterers, or their respective Subsidiaries or Affiliates, or any other person(s);

(d)	any ineligibility of the Vessel for any particular trade, whether due to the failure or inability of the Owners or the Charterers to comply with any government regulation or otherwise;

(e)	any deprivation or limitation of use of the Vessel in any respect or for any length of time whether or not by reason of some act, omission or breach of the part of the Owners or the Charterers or any other person(s) whether or not resulting from the requisition of use of the Vessel by any government or governmental body, or any of the person, whether lawful or unlawful, whether or not resulting from an accident and whether or not without the fault on the part of the Charterers;

(f)	any damage to or loss of destruction of the Vessel or any part thereof or any interruption or cessation of the possession or use thereof for any reason whatsoever and of whatsoever duration;

(g)	any defect in condition, seaworthiness, design, operation or fitness for use of, or (except to the extent of any failure solely attributable to the Owners to maintain title to the Vessel following delivery under the MOA) title to, the Vessel, or any Security Interest on the Vessel;

(h)	any ineligibility of the Vessel for documentation under the Flag State or suspension or termination of the Vessel’s registration;

(i)	any invalidity, unenforceability or lack of due authorisation or other infirmity of this Charter or any particular provision hereof (including but not limited to the Vessel being held to be the property of the Charterers or any person other than the Owners);

(j)	any event of force majeure or any frustration, including any interference with or prohibition of the use of the Vessel by the Charterers, or any sub-charterers;

(k)	any legal requirement; or

(l)	any other reason whatsoever which, but for this provision, would or might have the effect of terminating or in any way affecting the obligations of the Charterers hereunder.

38.4	Subject to the terms of this Charter, the Charterers’ obligation to pay Charter Hire in accordance with the requirements of this Charter and to pay the insurance premiums relating to the Minimum Insured Value of the Vessel pursuant to Clause 11 and/or Clause 13 and/or Clause 42 shall be unconditional and absolute irrespective of any contingency or cause whatsoever, which would or might, but for this provision have the effect of terminating or in any way affecting any obligation of the Charterers under this Charter.

38.5	All payments of Charter Hire and eventual interest payments thereon under this Charter shall be made without any set-off or counterclaim whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future income, freight, stamp or other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature, If the Charterers are required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Charterers in respect of such payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Owners receive a net sum equal to the amount which it would have received had no such deduction or withholding been required to be made. The Charterers will promptly deliver to the Owners any receipts, certificates or other proof evidencing the amounts (if any) paid or payable, in respect of any such deduction or withholding as aforesaid.

38.6	If, under any applicable law, any payment to be made by the Charterers under or in connection with this Charter is made or is recovered in a currency other than the currency in which such amount is payable pursuant to this Charter, then, to the extent that the payment (when converted into the currency of obligation at the rate of exchange on the date of payment) falls short of the amount unpaid under this Charter, the Charterers shall as a separate and independent obligation, fully indemnify the Owners on demand against the amount of such shortfall.

38.7	For the avoidance of doubt, the Charterers shall be responsible for any costs, expenses, fees, taxes and necessary investments related to the Vessel.

39.	MORTGAGES AND ASSIGNMENTS

39.1	The Charterers agree that the Owners shall be entitled, on or at any time after the Delivery Date, to grant to the security agent of the Finance Parties under the Finance Documents or such other bank or financial institution, trust, fund or company, or to Owners’ parent company, (“Mortgagee”):

(a)	one or more mortgages on the Vessel securing a maximum amount of US$ 76,000,000 (as such amount is reduced correspondingly with the Total Loss Amount applicable at the time, the “Maximum Mortgage Amount”) in exchange for a QEA;

(b)	first priority assignment of this Charter and/or of all rights thereunder (including the Charter Hire and all other sums receivable thereunder) (the "BB Assignment");

(c)	first priority assignment of the Charter Guarantee and/or of all rights thereunder (the "CG Assignment");

(d)	first priority assignment of sums receivable under the Pre-delivery Loan Agreements and on-assignment of Ocean Yield Malta Limited's rights under the Pre-delivery Security Agreements and the Assignment of Warranty Agreement;

(e)	first priority assignment of Insurances (including an on-assignment of the Owners' rights under the Assignment of Insurances);

(f)	on-assignment of the other Security Documents,

all as security for any loan or other facilities entered into by the Owners (or the Owners’ parent company) to finance or re-finance the purchase of the Vessel and/or one or more of the Other Vessels, including without limitation the Loan Agreement.

39.2	The Charterers agree to provide the Mortgagee with an undertaking confirming that they shall inter alia subordinate their claims against the Vessel and/or the Owners to the claims against the Vessel and/or the Owners of the Mortgagee under the mortgage up to the Maximum Mortgage Amount, in such form requested by the Mortgagee.

39.3	The Charterers agree with the Owners to acknowledge and agree to be bound by notice of any such assignments executed in favour of the Mortgagee (or a new Mortgagee) for the purpose described in Clause 39.1 and to provide written acknowledgements of such assignments in agreed form and in form and substance required by the Owners and/or the Mortgagee.

39.4	The Charterers agree to provide the Owners with all of the documents referred to in Clause 40 which was not provided on or before the Delivery Date due to the Owners not having in place the Loan Agreement at such time.

39.5	The Owners shall use reasonable endeavours to provide the TC QEAs to the Charterers.

40.	CONDITIONS PRECEDENT

40.1	The obligations of the Owners to charter the Vessel to Charterers pursuant to this Charter shall be subject to the condition that the Owners shall have received the following documents and evidence in all respects in form and substance satisfactory to it on or before the Delivery Date (unless waived by the Owners in writing):

(a)	the following, duly executed:

(i)	this Charter, the Owner Guarantee and, if a mortgage is granted on the Delivery Date in favour of the Mortgagee pursuant to Clause 39.1(a), the QEA;

(ii)	the Other Charters;

(iii)	the Other Charter Guarantees;

(iv)	the MOA;

(v)	the Other MOAs;

(vi)	the MOA Guarantee;

(vii)	the Other MOA Guarantees;

(viii)	the Pre-delivery Loan Agreement;

(ix)	the Pre-delivery Security Agreements;

(x)	the Assignment of Warranty Agreement;

(xi)	the Charterers' undertaking referred to in Clause 39.2;

(xii)	the written acknowledgement of the assignment executed in favour of the Mortgagee under the BB Assignment as notified to the Charterers;

(xiii)	the written acknowledgement of the assignment executed in favour of the Mortgagee under the CG Assignment as notified to the Charter Guarantor;

(xiv)	the other acknowledgements of assignments referred to in Clause 39.3;

(xv)	each Security Document, duly perfected;

(xvi)	each of the duly signed notices of assignments and acknowledgements in connection with the foregoing as may be required by the Owners and evidence that all insurance policies have been endorsed with a loss payable clause in accordance with the terms of the Assignment of Insurances and/or this Charter;

(b)	a copy of the protocol of delivery and acceptance duly executed by the Sellers and the Owners (as buyers) recording the location, time and date of delivery and acceptance of the Vessel under the MOA;

(c)	copies of certificates of incorporation or other similar official document for each of the Obligors and the Approved Manager, evidencing that each of them is validly incorporated, registered and existing under the applicable law, dated not more than five (5) days prior to the date of delivery of the Vessel issued by the competent authorities of the jurisdiction of their place of incorporation;

(d)	a certificate signed by a director of each of the Obligors attaching true and complete copies of that company’s memorandum of and articles of association or bylaws (or similar documents, as may be applicable);

(e)	certified true copies of minutes of the meetings of the board of directors of each of the Obligors authorising the execution of the Charter Documents to which it is a party;

(f)	the original of any power of attorney (duly executed and notarised) under which any of the Charter Documents have been or will be executed on behalf of the Obligors;

(g)	copies of all consents which the Obligors and the Approved Manager require to enter into, or make payment under, any Charter Document, each certified as of a date reasonably near the date of the Delivery Date by an authorised person of such party as being a true and correct copy thereof, or certification by such person that no such consents are required;

(h)	documents establishing that the Vessel will, as from the Delivery Date, be managed by the Approved Manager in the form and substance, and upon terms and conditions, reasonably acceptable to the Owner, together with:

(i)	duly executed Mortgagee’s Manager’s Undertakings (together with any notices of assignment and acknowledgement as may be required thereunder) and a copy of the Management Agreement (if applicable) certified as of the Delivery Date by an authorised representative of the Charterers as being a true and correct copy thereof;

(ii)	duly executed Owner's Manager's Undertakings and a copy of the executed Mortgagee's Manager's Undertakings (together with any notices of assignment and acknowledgement as may be required thereunder);

(iii)	copies of the Charterers’ or the Manager's Document of Compliance and of the relevant Vessel’s ISSC and Safety Management Certificate (together with any other details of the applicable safety management system which the Owners and/or the Mortgagee require) certified as of the Delivery Date by an authorised representative of the Charterers as being a true, correct and up-to-date copy thereof;

(iv)	copies of the Vessel’s ISM Code Documentation and ISPS Code Documentation and national and international certificates (including but not limited to, the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990 (if applicable), the Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates, the Vessel’s Tonnage Certificate, the Vessel’s current IAPPC, the Vessel’s class certificates, the last two Port State Control Certificates (if applicable), Green Passport and the Charterers’ current Carrier Initiative Agreement with the United States’ Customs Service (if applicable);

(i)	evidence that the Vessel is insured in accordance with the provisions of this Charter and that all requirements of Clauses 13 and 42 in respect of such insurances have been complied with;

(j)	such other “know your customer” documentation, including specimen signatures, that may be reasonably required by the Owners and the Mortgagee not less than 10 days prior to the Delivery Date;

(k)	evidence satisfactory to the Owners that all fees, costs and expenses then due under this Charter have been paid or will be paid on or before the Delivery Date;

(l)	copy of the TC and the Other TCs;

(m)	copies of any pool agreements, sub-charters or other contracts of employment for the Vessel which will be in force on the Delivery Date;

(n)	in respect of the Charter Guarantor, financial statements and evidence of compliance with the financial covenants set out in this Charter and/or the Charter Guarantee; and

(o)	any other documents or evidence relating to the Charter Documents, the Vessel, the Charterers, the Approved Manager or the Charter Guarantor required by the Mortgagee under the Loan Agreement to satisfy the conditions precedent to drawdown by the Owners;

(p)	evidence of the Vessel having conducted an idle or bunkering SIRE; and

(q)	acceptance of the Vessel by the TC Charterer under the TC subject only to dropping outward pilot ex the Builders' yard.

40.2	The obligations of the Owners to charter the Vessel to the Charterers under this Charter shall be further subject to and conditional upon each of the following applying as at the Delivery Date;

(a)	delivery by the Sellers, and acceptance by the Owners, of the Vessel under the MOA;

(b)	no event being in existence and no other event having occurred, which with the giving of notice and/or lapse of time would, if not remedied, constitute a Termination Event under this Charter;

(c)	there being no event of default or breach of any obligations or warranties under any of the Charter Documents which in the reasonable opinion of the Owners cannot be rectified to the Owners' satisfaction within a reasonable time;

(d)	the Charter Guarantor’s owners having been provided with (a) an amount equal to the aggregate of the first pre-delivery instalment of 10% of the total contract price under the Shipbuilding Contract and the Other Shipbuilding Contracts of new cash by increasing the common equity of the Charter Guarantor, and (b) an additional USD 13,000,000 of new cash by increasing the common equity of the Charter Guarantor by the end of 2018. The amount of USD 13,000,000 in letter (b) above may be reduced by an amount of USD 4,330,000 for each Aframax newbuilding from SungDong Shipbuilding that is cancelled, provided that (i) all paid-in yard instalments are irrevocably refunded in full to the Charter Guarantor or any of its subsidiaries and (ii) no new commitments in newbuildings or second-hand vessels are made between 18 December 2017 and 31 December 2018;

(e)	first payment of Charter Hire having been received by the Owners; and

(f)	each of the representations and warranties contained in Clause 44.1 of this Charter and Clause 11 of the Charter Guarantee being true and correct in all material respects on the Delivery Date by reference to the facts and circumstances then existing.

41.	SALE OF VESSEL

41.1	The Owners have the right, at their cost, to sell the Vessel to a third party (a ”Purchaser”) which is not a competitor of the Charterers or any of their Affiliates at any time during the Charter Period subject to the following conditions:

(a)	sale of the Vessel to a Purchaser shall not affect the continuation of this Charter and the purchaser shall accede to and comply in full with all the terms and conditions of this Charter (including but not limited to the Purchase Options);

(b)	the Purchaser shall register the Vessel in the name of a single purpose company which does not own any other vessels.

41.2	The Owners shall need the written consent of the Charterers prior to selling the Vessel pursuant to Clause 41.1. Such consent shall not be unreasonably withheld if the Purchaser is a financial institution, trust, fund or other entity regularly engaged in or established for the purpose of owning or leasing ships.

41.3	In the event of a sale of the Vessel in accordance with this Charter, the Charterers and Owners undertake with each other and agree to sign a novation agreement to novate the rights and obligations of the Owners under this Charter to any Purchaser, such novation agreement to be in such form and substance as the Owners shall require as long as the obligations and rights under this Charter are not adversely affected and such novation to be effective upon delivery of the Vessel from the Owners to such Purchaser.

41.4	Subject to the Owners' right to sell the Vessel in accordance with Clauses 41.1 through 41.3, the Charterers shall, provided always that no Termination Event shall have occurred (but without prejudice to the Charterers’ rights in connection with Termination Purchase Option), have the option to require the Owners to sell the Vessel to a third party (being unrelated party which is not an Affiliate of the Charterers or the Charter Guarantor) on such terms as provided for in Clause 52.4 and Clause 52.5 and for a net purchase price in cash which exceeds 103% of the relevant Total Loss Amount less an amount calculated based on the following formula (the "Reduction Amount"):

where

X equals the difference between the Total Loss Amount applicable to the relevant year and the Total Loss Amount applicable to the following year or US$ 8,090,000 if the relevant year is year 15;

Y equals the number of days of the relevant year; and

Z equals the number of days into the relevant year when the sale of the Vessel is completed.

For the avoidance of doubt, a Purchaser or, for the purposes of a Clause 41,4, a third party purchasing the Vessel from the Owners as required by the Charterers, can include the Charter Guarantor or any of its Affiliates following an IPO of such entity. For such purpose, “IPO” shall mean an initial public offering on any recognized investment exchange of shares for that entity or any holding company of that entity.

41.5	In case of a sale pursuant to Clause 41.4:

(a)	the indemnity provided Clause 52.3 applies;

(b)	the amount of the purchase price received in cash by the Sellers in excess of 103% of the relevant Total Loss Amount less the Reduction Amount shall be paid to the Charterers less any sum owed by the Charterers to the Owners;

(c)	the balance of the Prepaid Hire shall be forfeited;

(d)	upon completion of such sale, this Charter and all further rights and obligations of the parties hereunder (except for indemnities and other obligations of the Charterers that by their nature should survive the termination of this Charter) shall terminate.

42.	RISKS AND INSURANCE OF THE VESSEL

42.1	The Vessel shall throughout the Charter Period be in every respect at the risk of the Charterers who shall bear all risks however arising whether of navigation, operation, crewing or maintenance of the Vessel or otherwise.

42.2	The Charterers undertake and agree throughout the term of this Charter, and without prejudice to their obligation under Clause 13, to keep the Vessel insured at their own cost and expense against:

(a)	hull and machinery risks, plus freight interest and hull interest and any other usual marine risks such as excess risks;

(b)	war risks, piracy and violent robbery;

(c)	full protection and indemnity risks (including liability for oil pollution and excess war risk P&I cover) on standard Club Rules (including the proportion (if any) of any collision liability not covered under the terms of the hull cover);

(d)	freight, demurrage & defence risks;

(e)	such other risks which the Owners and/or the Mortgagee reasonably considers, having regard to the practices and other circumstances prevailing at the relevant time, would be reasonable for the Charterers to insure and which are specified by the Owners by notice to the Charterers.

42.3	The Charterers shall effect such insurances in respect of the Vessel:

(a)	in Dollars;

in the case of Insurances described in Clause 42.2(a), and (b) above, in an amount on an agreed value basis at least equal at all times to the “Minimum Insured Value”, being the greater of: (x) the Fair Market Value; and (y) the amounts specified in column (b) in the table set out below in respect of the yearly period during the Charter Period specified in column (a) against such amount (the “Total Loss Amount”). The Total Loss Amount shall be reduced with an amount equal to any amount credited to the Owners (as buyers) pursuant to Clause 10(b) of the MOA.

(a) – beginning of year	(b) - Total Loss Amount in US$
0	75,260,000
1	71,800,000
2	68,200,000
3	64,580,000
4	61,190,000
5	57,570,000
6	53,820,000
7	49,830,000
8	45,590,000
9	41,080,000
10	41,080,000
11	36,300,000
12	31,230,000
13	25,860,000
14	20,170,000
15	14,170,000

(b)	in relation to protection and indemnity risks, in respect of the Vessel’s full tonnage and in the maximum amount obtainable;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the greater of $1,000,000,000 and the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	on terms and conditions approved by the Owners and the Mortgagee; and

(e)	through brokers and with insurance companies and/or underwriters (in each case reasonably approved by the Owners and the Mortgagee), or in the case of war risks and protection and indemnity risks, in war risks associations and protection and indemnity associations that are members of an International Group of P&I Clubs with credit ratings of not less than A- from Standard & Poor's (S&P) or equivalent rating from A M Best, Moody's or Fitch or otherwise approved by the Owners.

42.4	In addition to the terms set out in Clause 42.3, the Charterers shall procure that:

(a)	the insurances shall, whenever required by the Owners and/or the Mortgagee, name (or be amended to name), the Owners and, if so required, the Mortgagee as additional named assured for their respective rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Owners and/or the Mortgagee respectively, and without the Owners or the Mortgagee being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	a loss payable clause and, if required, a reinsurance loss payable clause (Cut Through Clause), both in such form as may be required by the Owners are endorsed upon all slips, cover notices, policies, certificates of entry or other instruments of insurance issued or to be issued in respect of the insurance of the Vessel, as well as the Mortgagee being named as first priority mortgagee;

(c)	the insurances shall provide that all payments by or on behalf of the insurers to the Owners and/or the Mortgagee shall be made without set-off, counterclaim or deductions or conditions whatsoever;

(d)	provide that such insurances shall be primary without right of contribution from other insurances which may be carried by the Owners and/or the Mortgagee;

(e)	the insurances shall provide that the Owners and/or the Mortgagee may make proof of loss if the Charterers fail to do so;

(f)	the deductible of the hull and machinery insurance shall not be higher than the amount in the loss payable clause.

42.5	Without prejudice to the provisions of Clause 42.3, if required to do so by the Owners, the Charterers shall:

(a)	arrange additional Total Loss insurance coverage in excess of the levels stipulated for the Minimum Insured Value of the Vessel and the Charterers shall procure that the underwriters of its hull and machinery, hull interest and freight and defence interest policies shall note and agree that the Owners’ option to require the Charterers to arrange for such additional coverage is without prejudice to those policies.; and

(b)	procure and arrange at their own expense hull and machinery etc and war risks insurance’s under terms not less favourable than those of Institute Time Clauses Hulls edition 1.10.83 the Institute Additional Perils Hulls edition 1.10.83 with US$ 150,000 deductibles and Institute War and Strike Clauses Hull Time addition 1.10.83.

42.6	The Charterers shall:

(a)	at least five (5) days before the expiry of any obligatory insurances effected by it;

(i)	notify the Owners of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Charterers proposed to renew that obligatory insurance and of the proposed terms and amounts of renewal;

(ii)	obtain the Owners’ approval to the matters referred to in (i) above;

(b)	at least three (3) days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Owners’ approval pursuant to (a) above;

(c)	promptly to pay all premiums, calls, contributions or other sums in respect of the insurances and to confirm same if so required by the Owners;

(d)	procure that all such instruments of insurance relating to the obligatory insurances are deposited with the said brokers, and that such brokers shall furnish the Owners and the Mortgagee with proforma copies and a letter or letters of undertaking in such form as may be required by the Owners and the Mortgagee;

(e)	procure that the protection and indemnity and/or war risks associations in which the Vessel is entered shall furnish the Owners and the Mortgagee with a certified copy of the certificate of entry for the Vessel and each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material and a letter or letters of undertaking in the protection & indemnity association’s standard wording;

(f)	not to alter any of the terms of any of the obligatory insurances which have been approved by the Owners or waive any right relating to such insurances;

(g)	not to make, do, consent or agree to any act or omission, or otherwise employ the Vessel in a manner, which would or might render any instrument of insurance invalid, void, voidable or un-enforceable or render any sum payable thereunder repayable in whole or in part and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Owners have not given their prior approval;

(h)	not make any changes to the Classification Society or the Vessel’s classification or manager or operator of the Vessel unless approved by the underwriters of the obligatory insurances;

(i)	not without the prior written consent of the Owners to settle, compromise or abandon any claim for Total Loss or a Major Casualty and shall do all things necessary and provide all documents, evidence and information to enable the Owners to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(j)	arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity and/or war risks associations in which the Vessel is entered;

(k)	adjust any insurance requirements or cover which the Owners and/or the Mortgagee considers, having regard to the practices and other circumstances prevailing at the relevant time, would be reasonable for the Charterers to be adjusted and which are specified by the Owners by notice to the Charterers (and the Owners shall have the right to require the Vessel to remain at any safe port or to proceed to and remain at any safe port designated by the Owners until the Charterers implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of such notice); and

(l)	provide the Owners, at the time of such communication, with copies of all material written communications between the Charterers and any of the approved brokers, the approved protection and indemnity and/or war risks associations or the approved insurance companies and/or underwriters.

42.7	The Owners shall, at their option, be entitled to effect and maintain, at the cost and expense of the Charterers, innocent owner’s interest insurance for an amount to be determined by Owners in Owners’ sole discretion.

42.8	In the event that at any time during the term of this Charter the Charterers shall not have paid the premiums in respect of the insurance cover required by this Charter, the Owners shall (without prejudice to the obligation of the Charterers to do so) be at liberty to pay such premiums which shall be payable by the Charterers. Any such amounts paid by the Owners shall be repayable on demand by the Charterers together with interest at the Default Rate.

42.9	The Owners and the Charterers agree that the provisions of this Charter relating to the insurance of the Vessel are subject to the terms and conditions of the Financial Instruments and that any insurance proceeds relating to the obligatory insurances shall be dealt with in accordance with the provision of the Financial Instruments or any loss payable clause required pursuant to the Assignment of Insurances (or replacement assignment of insurances). In this regard the Owners undertake to procure that such loss payable clause shall specify the insurance proceeds of less than United Stated Dollars One Million Five Hundred Thousand (U$1,500,000) shall, unless a Termination Event shall have occurred and is continuing or a Total Loss shall have occurred, be payable directly to the Charterers who shall, subject to the insurer having received invoices for the repairs to be carried out following the relevant occurrence, endorsed by the Charterers, use the funds towards the cost of repair of reinstalment of the Vessel.

43.	REQUISITION FOR HIRE AND TOTAL LOSS

43.1	If the Vessel is requisitioned for hire by any government or other competent authority during the Charter Period then unless and until following such requisition the Vessel becomes a Total Loss this Charter shall continue in full force and effect for the remainder of the Charter Period (and the Charterers shall be fully responsible for due compliance with all its obligations under this Charter including, without limitation, making all payments of Charter Hire and any other monies payable under this Charter) PROVIDED THAT:-

(a)	so long as the Charterers shall duly comply with all of its obligations under this Charter the Charterers shall be entitled to all requisition hire paid to the Owners or to the Charterers by such government or other competent authority or by any person acting by the authority of the same on account of such requisition; and

(b)	as soon as practicable after the end of any requisition for hire the Charterers shall cause the condition of the Vessel to comply in all respects with the provisions of this Charter; and

(c)	should the Vessel be under requisition for hire at the end of the Charter Period:

(i)	the charter of the Vessel under this Charter shall nevertheless be terminated but without prejudice to the accrued rights of the parties hereto; and

(ii)	the Charterers shall if it is prevented by reason of the said requisition for hire from redelivering the Vessel under this Charter, be relieved of its obligation to do so.

43.2	In the event that the Vessel becomes a Total Loss the Charterers shall pay to the Owners within one hundred eighty (180) days of the Total Loss Date the following sums:

(i)	the Total Loss Amount applicable as at the date of payment; and

(ii)	all costs and expenses whatsoever reasonably incurred by the Owners in connection with the loss of the Vessel.

The Charterers shall continue to pay Charter Hire on the days and in the amounts required under this Charter notwithstanding any Total Loss, provided always that no further Charter Hire shall become due and payable after the date on which all sums due under this Clause 43.2 shall have been paid in full and the Charter Period shall end on the date of such payment and this Charter shall be terminated without prejudice to the residual rights of the parties hereunder. Simultaneously with such termination and subject to payment of all amounts due by the Charterer to the Owners under this Clause 43.2, any and all of the rights and interests in and to the Vessel and the Insurances shall become vested in and belong to the Charterer, and the Owners shall, at the cost and expense of the Charterer, execute any such documentation as may reasonably be required by the Charterer to evidence such vesting of rights and interests. The Non-Cash Element for the balance of the Charter Period shall be automatically set off against the balance of the Prepaid Hire.

43.3	“Total Loss” means:-

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)	any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, that is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension), unless it is within thirty (30) days redelivered to the full control of the Charterers; or

(c)	any arrest or detention of the Vessel unless it is within thirty (30) days redelivered to the full control of the Charterers; and

(d)	any condemnation of the Vessel by any tribunal or by any person or persons claiming to be a tribunal, hijacking, theft, capture or seizure unless it is within ninety (90) days redelivered to the full control of the Charterers.

43.4	The Owners hereby agree that if they are contracted or approached by any government or other competent authority during the Charter Period who wish to requisition the Vessel for hire then the Owners will contact the Charterers and will conduct any negotiations which such government or other competent authority jointly.

44.	REPRESENTATIONS AND WARRANTIES

44.1	The Charterers acknowledge that the Owners have entered into this Charter in full reliance on (inter alia) representations by the Charterers in the following terms; and the Charterers now warrant to the Owners that the following statements are, at the date hereof, and on the Delivery Date will be, true and accurate:

(a)	the Charterers are a corporation duly incorporated and validly existing and in good standing under the laws of the Marshall Islands, as a corporation;

(b)	the Charter Guarantor is a corporation duly incorporated and validly existing and in good standing under the laws of the Marshall Islands;

(c)	the Approved Manager is a corporation duly incorporated and validly existing and in good standing under the laws of Liberia, as a corporation;

(d)	each of the Obligors and the Approved Manager have full power and authority (i) to conduct their business as it is now carried on, (ii) to own or hold under leases their assets (ii) to execute and deliver the Charter Documents to which each is respectively a party (including all notices, certificates and other documents related to thereto) and to comply with the provisions of, and perform all their respective obligations thereunder;

(e)	the Charter Documents to which the Charterers, the Charter Guarantor or the Approved Manager are a party constitute their respective legal, valid and binding obligations enforceable against them, ranking at least pari passu with all other of their unsecured obligations and liabilities (actual or contingent), except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors' rights generally;

(f)	the entry into and performance by the Obligors and the Approved Manager of the respective Charter Documents does not and will not violate in any respect (i) any law or regulation of any governmental or official authority or body, (ii) any provision of its constitutional documents, or (iii) any agreement, contract or other undertaking to which each is respectively a party or which is binding upon them respectively or any of their respective assets;

(g)	all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of the Charter Documents and the transactions contemplated hereby and thereby have been obtained and are in full force and effect and will be so maintained throughout the Charter Period;

(h)	it is not necessary for the legality, validity, enforceability or admissibility in evidence of the Charter Documents (or any of them) that the same or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar tax be paid on or in relation to thereto;

(i)	no action, suit, proceeding, litigation, arbitration or dispute against the Charterers or Charter Guarantor is presently taking place or pending or to its knowledge threatened nor is there subsisting any judgment or award given against the Charterers or the Charter Guarantor before any court, board of arbitration or other body which, in either case, could or might result in any adverse change in their respective ability to perform their obligations under the relevant Charter Documents;

(j)	neither the Charterers nor the Charter Guarantor is in default under any agreement to which it is a party or by which each is respectively bound, which is reasonably likely to have a material adverse effect on the performance of their respective obligations under the Charter Documents;

(k)	no Termination Event (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute a Termination Event) has occurred and is continuing nor will such a default or Termination Event (or such event) result from the entry by the Obligors of any of the Charter Documents or the performance of their respective obligations thereunder;

(l)	all financial and other information furnished by the Charterers or the Charter Guarantor in connection with the negotiation of this Charter or delivered to the Owners pursuant to this Charter or any of the other Charter Documents was true and accurate in all material respects when given and there were no other facts or matters the omission of which would have made any statement or information therein contained misleading;

(m)	all payments made or to be made by the Charterers under or pursuant to this Charter or the MOA or by the Charter Guarantor under the Charter Guarantee or under the MOA Guarantee or by either of them under any other Charter Documents may be made free and clear of, and without deduction or withholding for or on account of, any taxes;

(n)	the performance by the Charterers or the Charter Guarantor of any of the Documents of the Charter Documents does not violate any Sanctions or other sanctions imposed by the flag authorities of the Vessel;

(o)	No Relevant Person is:

(i)	a Restricted Party nor acts directly or indirectly on behalf of a Restricted Party;

(ii)	in breach of Sanctions; or

(iii)	if the Relevant Person is any of the Obligors, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions;

(p)	the Vessel and its operation complies with all relevant and applicable international conventions and codes (including but not limited to) the International Convention for the Safety of Life at Sea and the International Convention for the Prevention of Marine Pollution from Ships (as modified by the Protocol of 1978);

(q)	that the information provided by any of the Obligors or the Approved Manager or any of their Affiliates for the purposes of the Owners and any Mortgagee to carry out their due diligence on the respective Obligors or the Approved Manager or any of their Affiliates is true, complete and accurate in all respects;

(r)	that the “KYC” information provided to the Owners by the Charterers or the Charter Guarantor or the Approved Manager or any of their Affiliates respectively is true, complete and accurate;

(s)	the Charterers confirm that they as well as the Charter Guarantor are acting for their respective own account and that the performance and discharge of the obligations and liabilities under the Charter Documents and other arrangements effected or contemplated by the Charter Documents will not involve or lead to contravention of any law, official, requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community);

(t)	none of the Obligors or the Approved Manager, nor any of their directors, officers or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly in violation of the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”), to (i) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (i) and (ii) above in order to assist Charterers, the Charter Guarantor or the Approved Manager to obtain or retain business for, or direct business to themselves, as applicable;

(u)	none of the Obligors or the Approved Manager, their Affiliates or any of their respective directors, officers or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation;

(v)	none of the Obligors or the Approved Manager, their Affiliates or their respective directors, officers or employees is any person (whether designated by name or reason of being included in a class of persons) against Sanctions are being directed;

(w)	the Obligors and the Approved Manager, their Affiliates and any of their respective directors, officers or employees are in compliance with, and have not previously violated any applicable anti-money laundering laws and regulations;

(x)	the execution, delivery and performance of this Charter and the other Charter Documents and the consummation of any transaction contemplated thereby, or the fulfilment of the terms therein, will not result in a violation by anyone, including, without limitation, the Obligors, their Affiliates or any of their respective directors, officers or employees, of any Sanctions or of any anti-money laundering laws of the United States, Norway, United Kingdom, European Union, or any other jurisdiction applicable to the Obligors;

(y)	all representations and/or warranties in the Loan Agreement relating to the Charterers, the Charter Guarantor, the Approved Manager or any of their respective Affiliates or in respect of or relating to the Vessel or the management and/or operation of the Vessel, including but not limited to her insurances and class which the Owners and/or any of their Affiliates are required to give, are true and accurate in all material respects, and shall be deemed to be provided by the Charterers in favour of the Owners as if set out in full herein mutatis mutandis (and shall be deemed to be repeated in favour of the Owners on each occasion on which the same are deemed to be repeated under the Loan Agreement).

44.2	The representations and warranties contained in Clause 44.1 shall be deemed to be repeated by the Charterers on and as of the Delivery Date as if made with reference to the facts and circumstances existing on such date and the rights of the Owners in respect thereof shall survive delivery of the Vessel hereunder, and shall be repeated on each Payment Date.

44.3	The Owners acknowledge that the Charterers have entered into this Charter in full reliance on (inter alia) representations by the Owners in the following terms. The Owners now warrant to the Charterers that the following statements are, at the date hereof, and on the Delivery Date will be, true and accurate:

(a)	the Owners and the Owner Guarantor are duly incorporated and validly existing under the laws of Norway as a limited liability company;

(b)	this Charter and the Owner Guarantee constitutes the legal, valid and binding obligations of the Owners and the Owner Guarantor (as the case may be) and each of the Charter and the Owner Guarantee is enforceable against the Owners and the Owner Guarantor respectively in accordance with its terms;

(c)	each of the Owners and the Owner Guarantor have the power to enter into and perform their obligations under this Charter and the Owner Guarantee respectively and all required corporate actions for such entry and performance have been taken; and

(d)	the entry into and performance by the Owners of this Charter or by the Owner Guarantor of the Owner Guarantee does not violate any law or regulation to which the Owners or the Owner Guarantor are subject, the constitutional documents of the Owners or the Owner Guarantor or any agreement, contract or other undertaking binding on the Owners or the Owner Guarantor or any of their assets.

44.4	The Owners further undertake that, throughout the Charter Period they (a) shall not sell, transfer or dispose of the Vessel or any interest therein except pursuant to their powers of enforcement following the occurrence and during the continuance of a Termination Event in accordance with the terms of this Charter or as otherwise permitted under the Charter Documents and (b) shall perform their obligations to Charterers under the QEA and (c) shall procure that the Owner Guarantor shall not do, or fail to do or cause or permit another person to do (or omit to do) anything which is likely (i) to make it unlawful for it to perform its obligations under the Owner Guarantee or (ii) cause any obligation under the Owner Guarantee to be legal, valid or enforceable or in full force and effect.

45.	COVENANTS OF THE CHARTERERS

45.1	The Charterers shall take all required actions and make all required arrangements in order to ensure that the Vessel is timely delivered to the TC Charterer under and in accordance with the terms and conditions for delivery of the Vessel as set forth in the TC.

45.2	The Charterers covenant with the Owners and undertake throughout the term of this Charter that:

(a)	they will provide the Owners with such information and reports concerning the Vessel as the Owners may from time to time require (acting reasonably) including (without limitation) officers’ certificates, cash flows, market snapshots and information regarding the employment, condition, geographical position, insurance and crewing of the Vessel and any actual or potential claims against the Vessel, the Charterers and/or the Owners, any expenses incurred or likely to be incurred in connection with the maintenance of repair of the Vessel and any payment made in respect of the Vessel, any towages and salvages, and compliance with the ISM Code and the ISPS Code;

(b)	they will promptly upon their availability, provide the Owners with copies of all class records, class certificates and survey reports relative to the Vessel, and bi-annual class status reports, in January and in July of each year and at such other time as the Owners may reasonably request, an outline specifications related to any intermediate surveys or special surveys and drydocking during the Charter Period;

(c)	the will provide the Owners with ongoing class records and management reports and any internal and external survey reports, once a year, if so required by Owners; and such other technical information as the Owners may reasonably require;

(d)	they will, forthwith upon becoming aware of the same, notify the Owners in writing of any Termination Event (as such term is defined in Clause 49) (or event of which they are aware which, with the giving of notice and/or lapse of time, would or might reasonably be expected to constitute a Termination Event);

(e)	they will obtain and promptly renew from time to time and will, whenever so requested (acting reasonably), promptly furnish certified copies to the Owners of, all such authorizations, approvals, consents and licenses (if any) as may be required under any applicable law or regulation to enable the Obligors to perform their respective obligations under the Charter Documents or required for the validity or enforceability of any of the Charter Document, and the Charterers shall, ensure the Charter Guarantor shall, in all material respects comply with the terms of the same;

(f)	they shall provide to the Owners:-

(i)	copies of the annual audited (consolidated, if relevant) accounts of each of the Obligors (including a (consolidated, if relevant) balance sheet, statement of profit and loss) at the latest within one hundred and fifty (150) days of the closing date of the accounting period to which such accounts relate (together with comparable financial statements for the immediately preceding accounting period), certified as having been audited;

(ii)	copies of the semi-annual unaudited (consolidated, if relevant) accounts of each of the Obligors (including a (consolidated, if relevant) balance sheet, statement of profit and loss) at the latest within sixty (60) days of the closing date of the accounting period to which such accounts relate (together with comparable financial statements for the immediately preceding accounting period), certified as having been reviewed by its chief financial officer (or equivalent); and

(iii)	such other financial statements (including details of all off-balance sheet and time charter hire commitment), annual budgets and projections as may be reasonably requested by the Owners, each to be in such form as the Owners may reasonably request, such accounts in (i) and (ii) to be prepared in accordance with generally accepted accounting principles in its jurisdiction of domicile, consistently applied;

(g)	they shall promptly discharge all liabilities which give rise or may give rise to maritime or possessory liens on or claims enforceable against, or all taxes, dues and other amounts charged of accounts payable in respect of, the Vessel, the Vessel’s earnings or the Insurances and, forthwith upon receiving notice of the arrest of the Vessel, or of its detention in exercise or purported exercise of any lien or claim, that they shall procure its release by providing bail or otherwise as the circumstances may require;

(h)	they shall provide to the Owners such other financial information regarding the Obligors as the Owners may from time to time reasonably require;

(i)	they shall provide the Owners with such information as may be necessary in order for the Owners to fulfil their obligations relating to “know your customer” checks and the “provision of further information” under the Loan Agreement; and

(j)	they shall immediately notify the Owners by fax or email of:

(i)	any casualty which is or is likely to be or to become a Major Casualty;

(ii)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise likely to become a Total Loss;

(iii)	any requirement or condition made by any insurer or classification society or by any competent authority which is not immediately complied with in accordance with its terms;

(iv)	any capture, seizure, arrest, confiscation or detention of the Vessel or any requisition of the Vessel for hire or the exercise or purported exercise of any lien or any other Security Interest on the Vessel;

(v)	any intended dry docking of the Vessel;

(vi)	any Environmental Claim made or threatened against the Charterers or in connection with the Vessel or any Environmental Incident;

(vii)	any actual, potential or alleged default or other events, actions or the absence of same that by the passing of time or otherwise is likely to become a default, any notice of default of termination or any contemplated or suggested amendments of the TC or of any charter or other employment contract for the Vessel;

(viii)	any contemplated changes to and any actual, potential or alleged default under any of the Charter Documents;

(ix)	any claim for breach of the ISM Code or the ISPS Code being made against the Charterers or otherwise in connection with the Vessel;

(x)	any other matter, event or incident, actual or threatened, the effect of which will or would lead to the ISM Code or ISPS Code not being complied with; or

(xi)	any material litigation or any other event material to the Vessel, any contract relating to the Vessel or to the business or operations of the Charterers or the Charter Guarantor,

and the Charterers shall keep the Owners advised in writing on a regular basis and in such detail as the Owners shall require of the Charterers’, the Charter Guarantor’s, the Approved Manager or any other persons responsible to any of those events or matters.

(k)	they shall properly maintain their books and all other records in relation to the operation and maintenance of the Vessel and the relevant insurances;

(l)	they shall not:

(i)	let the Vessel on demise charter for any period;

(ii)	without the prior written consent of the Owners, such consent not to be unreasonably withheld or delayed, put the Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed US$1,500,000 (or the equivalent in any other currency) unless that person having first given a written undertaking in favour of the Mortgagee, on terms satisfactory to the Mortgagee, not to exercise any lien or withholding right on the Vessel for the cost of such work or for any other reason;

(iii)	de-activate or lay up the Vessel;

(iv)	permit the Vessel to carry nuclear waste or material;

(m)	they shall, and shall ensure that the Charter Guarantor, the Approved Manager and any of the Obligors' Affiliates and any of their respective directors, officers and employees:

(i)	comply, or procure compliance with, the laws or regulations, applicable international conventions, codes and regulations and their material contractual obligations;

1.	relating to its business generally; or

2.	relating to the ownership, employment, operation or management of the Vessel,

including the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions;

(ii)	without prejudice to the generality of paragraph (i) above, not employ the Vessel nor allow its employment in any manner contrary to any applicable laws or regulations or any of their contractual obligations (including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions);

(iii)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Vessel to enter or trade to any zone which is declared a war zone by any government or by the Vessel’s war risks insurers unless the prior written consent of the Mortgagee and the Owners has been given and the Charterers have (at their expense) effected any special, additional or modified insurance cover which the Mortgagee or the Owners may require;

(n)	they shall not, and they shall ensure that no other Relevant Person will, take any action, make any omission or use (directly or indirectly) the Vessel, in a manner that:

(i)	is a breach of Sanctions; and/or

(ii)	causes (or will cause) a breach of Sanctions by any Relevant Person or the Owners.

The Charterers shall not, and it shall ensure that no other Relevant Person will, take any action or make any omission that results, or is reasonably likely to result, in the Charterers or the Owners becoming a Restricted Party;

(o)	they shall provide to the Owners and the Mortgagee at least seven (7) days prior to the Delivery Date details of with whom the insurances of the Vessel will be placed and what main terms will apply in order to give the Owners and the Mortgagee a reasonable opportunity to check that the intended insurances will comply with the relevant provisions of this Charter on the Delivery Date;

(p)	they shall not do, or omit to do, anything as a result of which the Vessel’s registration might be cancelled or imperilled;

(q)	they shall keep the Vessel in a good and safe condition and state of repair, normal fair wear and tear excepted and shall ensure that all repairs to or replacements of (i) lost or damaged parts and equipment or (ii) parts and equipment that are worn beyond repair, are effected in such a manner so as not to reduce the value of the Vessel and in any event:

(i)	consistent with first-class vessel ownership and management standards;

(ii)	so as to maintain the Vessel at its highest available classification standards consistent with Vessel age, free of any overdue conditions, recommendations, notations and qualifications affecting the Vessel’s class (save as otherwise agreed by the Owners in writing, acting reasonably);

(iii)	so as to comply with all laws and regulations, including any conventions and codes and environmental laws, applicable to the Vessel, its port of registration or its relevant flag or to vessels trading to any jurisdiction to which the Vessel may trade from time to time, including but not limited to the ISM Code and the ISPS Code;

(iv)	so as to ensure that notwithstanding the trades in which the Vessel is engaged she remains in all respects fully serviced, maintained and technically capable, subject to documentary changes only to be held out as a diving support crude oil tanker vessel;

(r)	they shall have a complete and updated Green Passport available with the Vessel;

(s)	they shall ensure that (i) 95% of the Fair Market Value of the Vessel is higher than the Total Loss Amount at all times in years 1 through 10 of the Charter Period and (ii) 90% of the Fair Market Value of the Vessel is higher than the Total Loss Amount at all times in years 11 through 15 of the Charter Period, as tested semi-annually on 30 June and 31 December each year;

(t)	they shall keep the Vessel free from any debts or Security Interests, except for Permitted Security;

(u)	they shall not do or omit to do anything which would result in the Owners not being able to keep any mortgage registered against the Vessel in accordance with Clause 39 as a first priority or preferred mortgage and shall carry on board the Vessel a certified copy of such mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Vessel a framed printed notice stating that the Vessel is mortgaged by the Owners in favour of the Mortgagee in form and substance required by the Owners and/or the Mortgagee;

(v)	they shall not register, or permit to be registered, this Charter with any bareboat charter registry;

(w)	they shall forthwith upon becoming aware of the same, notify the Owners in writing of any default under any of the Charter Documents;

(x)	they shall not, and shall ensure that the Charter Guarantor does not, enter into any transactions other than in the ordinary course of business and on arm’s length basis, or otherwise with the Owners’ prior written consent;

(y)	following the occurrence of a Termination Event which is continuing unremedied and unwaived and notice from the Owners to that effect, they shall move the Vessel to such place or places with such jurisdiction as the Owners may direct in such notice in its sole discretion;

(z)	they shall, and shall procure that the Charter Guarantor, the Approved Manager and any of their Affiliates (as relevant), comply with all covenants and undertakings under the Loan Agreement relating to the Vessel and/or the management and/or operation of the Vessel, including but not limited to her insurances and class, as if such covenants and undertakings were given in favour of the Owners and set out in full herein mutatis mutandis;

(aa)	from time to time, at its expense, they shall duly execute and deliver to the Owners such further documents and assurances as the Owners may reasonably request to effectuate the purposes of any Charter Documents or the Loan Agreement.

45.3	Furthermore, the Charterers covenants with the Owner and undertakes throughout the term of this Charter that:

(a)	the Charterers shall ensure that its obligations, and as relevant the Charter Guarantor's obligations, under the Charter Documents to which either of them are a party at all times remains legal, valid and binding obligations enforceable against them, ranking at least pari passu with all other of their unsecured obligations and liabilities (actual or contingent), except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors' rights generally, and at all times take all necessary steps to maintain the perfection of the Security Documents to which any of them is a party;

(b)	the Charterers shall, and shall ensure that the Charter Guarantor shall, not cease to carry on its business and the Charterers shall remain as single purpose company and not change the nature of its business as of the Delivery Date which is only to charter and operate the Vessel;

(c)	the Charterers shall, and shall ensure that the Charter Guarantor shall, not sell or otherwise dispose of all or any material part of its assets or operations, if such sale or disposal is reasonable likely to have a material adverse effect on the ability of the Charterers to perform their obligations under this Charter or on the ability of the Charter Guarantor to perform their obligations under the Charter Guarantee;

(d)	the Charterers shall, and shall ensure that the Charter Guarantor shall, comply with all covenants and undertakings in the Charter Guarantee;

(e)	the Charterers shall not grant any loans, guarantees or other financial assistance (including, but not limited to granting security) to any person other than in favour of the Owner and/or the Lenders as set out in this Charter and other that intra-Group loans on an unsecured subordinated basis;

(f)	the Charterers shall not create, permit to subsist or allow to exist any Security Interest over any of its present or future respective assets or revenues, other than Permitted Security or as created by the Security Documents;

(g)	the Charterers shall ensure that any and all Earnings and other claims and benefits under the TC or otherwise received by the Charterers in relation to the Vessel, shall be paid directly to the Earnings Account;

(h)	except as otherwise permitted under the Charter Documents, the Charterers shall not incur or permit to remain outstanding, any Financial Indebtedness (whether secured or unsecured) other than Financial Indebtedness relating to a Permitted Security and any loans from any group company provided that such loans are unsecured and fully subordinated to any obligations in favour of the Owner and the Finance Parties under the Charter Documents, that no payment of interest nor principal is allowed or take place until the later of (i) the end of the term of this Charter and (ii) the date that any and all outstanding obligations under any of the Charter Documents are settled in full;

(i)	the Charterers shall, and shall ensure that the Charter Guarantor shall, pay and discharge all taxes of any kind imposed upon it or its assets within the time period allowed without incurring penalties;

(j)	the Charterers shall all times maintain a positive book equity and working capital; and

(k)	the Charterers shall at all times comply fully and timely with all of their obligations, warranties and undertakings under the TC.

46.	MANAGEMENT

46.1	The technical and commercial management of the Vessel shall be carried out by the Approved Manager pursuant to the terms and conditions of the Management Agreement, and the Charterers shall not change the management of the Vessel without the prior written consent of the Owners and the Mortgagee. For the avoidance of doubt, this Clause 46.1 shall not prevent the Charterers or the Approved Manager from sub-contracting any part of the obligations under the Management Agreement in the ordinary course of their business provided that the Approved Manager remains responsible for head-management of the Vessel.

46.2	The Charterers will, and will procure that the Approved Manager will, not agree to any material amendment or supplement to, or waive any breach in relation to the Management Agreement or termination of the Management Agreement.

47.	SECURITY

47.1	As security for their obligations under the Charter, the Charterers shall enter into each Security Document to which they are a party and shall procure that the Charter Guarantor, the Approved Manager (as relevant) shall enter into the Charter Documents to which they are a party and the Charterers shall execute, or (as the case may be) procure the execution of, any notices, acknowledgements and any other documents to be executed thereunder and perfect, or (as the case may be) procure such perfection, as may be required in respect of the Security Documents.

48.	VESSEL’S FLAG AND CLASSIFICATION

48.1	The Vessel shall upon the Delivery Date be registered in the name of the Owners under the flag of the Flag State.

48.2	Throughout the Charter Period, the Charterers shall be responsible for the maintenance of and compliance with all ongoing administrative and reporting requirements of the flag registry and/or the applicable maritime authorities.

48.3	All costs and expenses arising in connection with, inter alia, the registration and operation of the Vessel, including the initial registration of the Vessel in the name of the Owners, and the maintenance of such registrations, are to be borne by the Charterers. If any such costs are paid by Owners, such costs shall be reimbursed by the Charterers to the Owners upon demand.

48.4	During the term of the Charter, the Charterers shall class the Vessel with the Classification Society, and shall only be entitled to change the Classification Society of the Vessel with the Owners’ prior written consent, not to be unreasonably withheld. Without limitation to their obligations under Clause 10, the Charterers shall ensure that the Vessel undertakes and passes its intermediate and class surveys in accordance with the requirements of the Classification Society.

49.	TERMINATION EVENTS

49.1	Each of the following events shall be a “Termination Event” for the purposes of this Charter:

(a)	the Charterers or the Charter Guarantor fail to pay any sum payable by them under this Charter or any of the other Charter Documents to which they are a party on the due date for payment thereunder and such failure continues for five (5) Banking Days following receipt of notice from the Owners requesting payment to be made and/or (ii) the Charter Guarantor fails to pay any sum payable by them under the Charter Guarantee at the time, in the currency and in the manner stipulated therein; or

(b)	the Charterers fail to obtain and/or maintain the Insurances or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability for any reason whatsoever or there is any breach of Clause 13 or Clause 42; or

(c)	the Charterers change flag or Classification Society or manager for the Vessel, without the prior written consent of the Owners and the Mortgagee.

(d)	the Charterers, any of the Other Charterers, the Charter Guarantor or the Approved Manager commit any breach of or omits to observe any of their obligations, covenants or undertakings expressed to be assumed by any of them under any of the Charter Documents and such breach or omission is not remedied, where capable of remedy, within fifteen (15) days (or such shorter period as may be applicable pursuant to the relevant document) of the earlier of (i) the Charterers’, the Other Charterers', the Charter Guarantor’s or the Approved Manager's receipt of notice from the Owners of such breach or omission or (ii) the Charterers, the Charter Guarantor or the Approved Manager becoming aware of such breach or omission; or

(e)	the Charterers commits any breach of or omits to observe any of if its obligations, covenants or undertakings expressed to be assumed by it or is otherwise in default under the TC; or

(f)	a "Termination Event" occurs under any of the Other Charters; or

(g)	an "Event of Default" occurs under the Pre-delivery Loan Agreement; or

(h)	any representation or warranty made or deemed to be made or repeated by the Charterers, any of the Other Charterers or the Charter Guarantor in the Charter Documents to which they are respectively a party or in any notice, certificate or statement referred to in or delivered under any of those documents is or proves to have been incorrect or misleading in any material respect; or

(i)	any judgment or execution or similar process is issued or levied against a substantial part of the property of the Charterers and such judgment or similar process is not dismissed or released within seven (7) days thereafter;

(j)	any judgment or execution or similar process is issued or levied against a substantial part of the property of the Charter Guarantor in respect of a sum of, or sums aggregating Dollars fifty million (US$50,000,000) or more, or the equivalent in another currency and such judgment or similar process is not dismissed or released within thirty (30) days thereafter; or

(k)	either the Charterers or the Charter Guarantor:-

(i)	resolve to appoint, or apply for or consent to the appointment of, a receiver, administrative receiver, trustee, administrator or (provisional) liquidator or such receiver, administrative receiver, trustee, administrator or (provisional) liquidator is appointed (whether by the court (as applicable) or otherwise) of itself or of all or part of their assets; or

(ii)	are unable (in the opinion of either the Owners or the Mortgagee) or admits its inability to pay or generally do not pay their debts as the fall due; or

(iii)	makes a general assignment for the benefit of creditors or enters into a moratorium on payment of any of their indebtedness; or

(iv)	ceases trading or threatens to cease trading; or

(l)	the value of the assets of either the Charterers or the Charter Guarantor is less than its liabilities (taking into account contingent and prospective liabilities); or

(m)	any proceedings are commenced, or any order or judgment is given by any court, for the bankruptcy, liquidation, winding up, administration, arrangement, adjustment, protection, relief, composition or re-organisation of the Charterers or the Charter Guarantor or of their debts under any law relating to bankruptcy, insolvency or reorganisation or relief of debtors, or for an order of relief of for the appointment of a receiver, administrative receiver, administrator, liquidator or trustee of the Charterers or the Charter Guarantor or of all or part of the assets of the Charterers or the Charter Guarantor, or if any person appoints or purports to appoint such receiver, administrative receiver, administrator, (provisional) liquidator or trustee or other similar officer; or

(n)	any event occurs which would, or would with the passage of time, render performance of the Charter Documents or any Financial Instrument (including the Loan Agreement) by any party thereto impossible, unlawful or unenforceable by the Owners or the Mortgagee or any of the other Finance Parties (as the case may be); or

(o)	the Charterers or the Charter Guarantor fail to, within five (5) Banking Days after becoming obliged to do so, comply with or pay any sum due from it under any final judgement or final order, unless the sum due is covered by insurance and the insurers have confirmed cover and liability to pay under the relevant insurance; or

(p)	the business or material rights and privileges of the Charterers or the Charter Guarantor are wholly or partially curtailed or suspended by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of the Charterers or the Charter Guarantor is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or (ii) the assets of the Charterers or the Charter Guarantor is wholly or substantially transferred, leased or otherwise disposed of, whether by one transaction or a number of transactions whether related or not which would in the opinion of the Owners or the Mortgagee have a material adverse effect on the Charterers’ or the Charter Guarantor’s ability to comply with its respective obligations under the respective Charter Documents; or

(q)	any other Financial Indebtedness or obligation for borrowed money (including without limitation, a lease, hire purchase agreement or charterparty, overdraft, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, swap or other derivative contract or any other transaction creating any financial indebtedness) of the Charterers or the Charter Guarantor is not repaid or satisfied when due (or, in the case of the Charter Guarantor, repaid or satisfied within such grace period as shall be allowed to the Charter Guarantor in accordance with the document under which such other indebtedness or obligation for borrowed money became payable), in respect of a sum of, or sums aggregating United States Dollars one million (US$ 1,000,000) or more (in respect of the Charterers) or United States Dollars ten million (US$ 10,000,000) or more (in respect of the Charter Guarantor), or the equivalent in another currency; or

(r)	anything is done or permitted or omitted to be done by the Charterers, the Charter Guarantor or the Approved Manager which in the reasonable opinion of the Owners or the Mortgagee jeopardises or imperils (or may jeopardise or imperil) the rights conferred on the Owners or the Mortgagee (as the case may be) by the Charter Documents or any of the Financial Instruments, or if there occurs (in the opinion of the Owners) any material adverse change in the financial position, business, prospects or operations of the Charterers or the Charter Guarantor from that pertaining at the date of this Charter; or

(s)	any event occurs which, in the reasonable opinion of the Owners and/or the Finance Parties, is reasonable likely to have a material adverse effect on any of (i) the ability of the Charterers, the Charter Guarantor or the Approved Manager to perform their obligations under any of the Charter Documents or under any of the Finance Documents to which they are a party or (ii) the validity or enforceability of, or the effectiveness of, or ranking of any Security Interest or other security granted or purporting to be granted pursuant to any of the Security Documents or any of the Finance Documents to which they are a party or the rights or remedies of the Mortgagee or the Finance Parties (or any of them) under any of the Financial Instruments or the rights or remedies of the Owners under any of the Charter Documents, and such event or circumstance is still continuing thirty (30) days after the Owners have given the Charterers written notice of the event or circumstance; or

(t)	the Flag State becomes involved in hostilities or civil war or there occurs a seizure of power in the Flag State by unconstitutional means and such event could have a material adverse effect on the security constituted by any of the Charter Documents or any of the Financial Instruments provided that the Charterers and the Owners shall have the right, within thirty (30) days of such occurrence, to reflag the Vessel to another Flag State; or

(u)	the Vessel is expropriated, nationalised, deprived, arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim, or otherwise taken from the possession of the Charterers and the Charterers fail to release the Vessel within thirty (30) days thereafter (or such longer period as the Owners may agree in their sole discretion); or

(v)	there is a change in the shareholding (legal or beneficial) or ownership structure of the Charterers without the Owners’ prior written consent (not to be unreasonably withheld); or

(w)	any expropriation, attachment, sequestration, lien, arrest, distress or execution affects the Vessel, and is not discharged within thirty (30) days of commencement but excluding any event described in Clause 43.3(b); or

(x)	the Charter Guarantor ceases to own, directly or indirectly all of the shares in the Charterers; or

(y)	any new party or parties acting in concert becomes owner(s) of, or control(s), more than fifty (50) per cent of the shares and/or voting rights in the Charter Guarantor.

50.	OWNERS’ RIGHTS ON TERMINATION

50.1	At any time after a Termination Event shall have occurred and is continuing, the Owners may, by notice to the Charterers (the "Termination Notice"), immediately or on such date as the Owners shall specify in the Termination Notice, terminate this Charter, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 15, 29 and 35, unless the Charterers exercise the Termination Purchase Option. Furthermore, the Prepaid Hire shall be deemed forfeited (and, for the avoidance of doubt, the Non-Cash Element shall be deemed fully paid) whether the Termination Purchase Option is exercised or not.

50.2	On or at any time after termination of the Charter pursuant to Clause 50.1, the Owners shall be entitled (but not bound and without prejudice to the Charterers’ obligations under Clauses 15 and 35 to retake possession of the Vessel, unless the Charterers exercise the Termination Purchase Option pursuant to Clause 50.3.

50.3	Following termination of the Charter pursuant to Clause 50.1, except in the event of termination due to gross negligence or wilful misconduct, the Charterers may notify the Owners (such notice being served in writing within ten (10) Banking Days from the Termination Notice), of their intention to purchase the Vessel (the "Termination Purchase Option") in accordance with Clause 50.4 in return for the payment of the aggregate sum of (i) an amount equal to 105% of the relevant Total Loss Amount less the Reduction Amount and (ii) any costs, and expenses, due to the Owners’ termination of any Financial Instruments including any Break Funding Costs and fees payable due to early repayment of principal and/or any swap arrangements relating thereto (the "Termination Purchase Amount").

50.4	In the event of a timely exercise by the Charterers of the Termination Purchase Option:

(a)	The Charterers shall make payment in full of the Termination Purchase Amount to the nominated account of the Owners (without set off, deduction or counterclaim of any kind) within thirty (30) Banking Days from the date the Termination Purchase Option was declared (the "Long Stop Date"). In return for payment of the Termination Purchase Amount, the Owners shall (at the sole cost and expense of the Charterers) procure the deletion of the mortgage(s), deliver such documents (including duly executed, notarised, legalised and/or apostilled bill of sale and a protocol of delivery and acceptance) and transfer title to the Vessel on the "AS IS, WHERE IS" basis described in Clauses 52.4 and 52.5.

(b)	The Charterers shall continue to comply with their obligations under this Charter until the Termination Purchase Amount is paid in full.

(c)	Should the Charterers' failure to pay the Termination Purchase Amount in full at the latest on the Long Stop Date or fail to comply with Clause 50.4 (b), the Charterers shall have no further right, and the Owners shall be under no further obligation, under Clause 50.3 and/or Clause 50.4 and the provisions of Clause 50.5 shall apply.

50.5	Following termination of the Charter pursuant to Clause 50.1 and provided the Charterers do not exercise the Termination Purchase Option or if the Charterers fail to pay the Termination Purchase Amount in accordance with this Clause 50 or fail to comply with Clause 50.4 (b), the Owners shall appoint one of the named Approved Valuers to market the Vessel for sale to a third party buyer on "AS IS, WHERE IS" terms and delivery within the Marketing Period plus twenty (20) days (the “Marketing Sale”) for a period of sixty (60) days counted from the date falling eleven (11) Banking Days after the Termination Notice provided that the Charterers continue to comply with their obligations under this Charter (the “Marketing Period”). During the Marketing Period, the Owners shall be required to sell the Vessel for a net sale price in cash which is: (a) equal to or higher than the Termination Purchase Amount or (b) lower than the Termination Purchase Amount provided that the Charterers first pay to the Owners the difference between such sale price and the Termination Purchase Amount within three (3) Banking Days after conclusion of the sale (and such payment shall always be a condition precedent for the effectiveness of the sales agreement and the Owners obligation to sell the Vessel as aforesaid).

The Charterers shall continue to comply with their obligations under this Charter until the Termination Purchase Amount or (as the case may be) an amount equal to the Termination Purchase Amount is received in full by the Owners.

50.6	If, at the end of the Marketing Period, no Marketing Sale has been agreed (for any reason than a wilful breach by the Owners of their obligation to sell the Vessel pursuant to Clause 50.5) or the Owners have not received the Termination Purchase Amount or (as the case may be) an amount equal to the Termination Purchase Amount in connection with any concluded Marketing Sale, the Charterers shall (i) continue to comply with their obligations under this Charter until the Vessel is redelivered to the Owners in accordance with Clauses 15 and 35, (ii) subject to Clause 50.7, pay to, or reimburse, the Owners on demand all losses, damages, liabilities, expenses and costs suffered by the Owners in connection with such termination including, without prejudice to the generality of the foregoing, loss of Charter Hire, all Break Funding Costs and all liabilities, costs and expenses so incurred selling or recovering possession or, and in moving, storing, insuring and maintaining the Vessel and in carrying out any works or modifications required to cause the Vessel to confirm with the provisions of Clauses 15 and 35, together with interest thereon pursuant to Clause 56 from the date on which the relevant losses, damages, liabilities, expenses or costs were suffered by the Owners until the date of payment or reimbursement thereof (both before and after the relevant judgment or winding-up of the Charterers). For the avoidance of doubt, any duty to mitigate losses in accordance with the applicable law shall apply and any amount received by the Owners pursuant to Clause 50.5(b) shall be applied against the losses claimable by the Owners.

50.7	Notwithstanding the provisions of Clause 50.6, any claim or demand by the Owners against the Charter Guarantor (whether under the Charter Guarantee, in law, or otherwise) for any amount due to the Owners pursuant to Clause 50.6 shall be limited to the Termination Credit.

“Termination Credit” means the sum which is the net present value of the difference between (a) the Charter Hire payable under this Charter for the Termination Credit Period and (b) the market rate of hire for a replacement bareboat charter on similar terms as this Charter (determined by an Approved Valuer) for the Termination Credit Period PROVIDED that such sum shall not exceed the Termination Purchase Amount (for the avoidance of doubt without deduction of a Reduction Amount).

“Termination Credit Period” means the period commencing on (a) the date of the Termination Notice and ending on (b) the date falling 180 months from the Delivery Date.

51.	INSPECTIONS

51.1	The Charterers shall permit the Owners and all persons appointed by the Owners (including the Mortgagee), or procure that the Owners or all persons appointed by the Owners are permitted, to board the Vessel from time to time during the Charter Period to inspect the Vessel’s state and condition, her log books and all other records in relation to the operation and maintenance of the Vessel provided that any such inspection shall not interrupt the Vessel’s operations. The Owners shall indemnify the Charterers on terms and conditions agreed by the Owners and the Charterers for the Owners’ or the Owners’ representatives’ actions whilst on board the Vessel.

51.2	The Charterers shall, at the request of the Owners, permit the Owners to inspect the Vessel’s insurance policies and records and the Charterers will procure that any brokers or underwriters with or through whom the Insurances are placed provide the Owners with such information relating to the Insurances placed by the Charterers as the Owners shall request.

51.3	Costs related to the above inspections shall be borne by the Owners.

51.4	All time used in respect of inspection, survey or repairs shall be for the Charterers’ account and form part of the Charter Period.

52.	PURCHASE OPTION

52.1	The Charterers shall, provided always that no Termination Event shall have occurred, have an option to purchase (“Purchase Option”) the Vessel at the following dates (each, a “Purchase Option Date”) and for the following prices (each, a “Purchase Option Price”):

(a)	at the end of year 7 under this Charter, for a price of US$49,830,000;

(b)	at the end of year 10 under this Charter, for a price of US$36,300,000;

(c)	at the end of year 12 under this Charter, for a price of US$25,860,000; or

(d)	at the end of year 14 under this Charter, for a price of US$14,170,000,

plus an amount equal to the balance of the Prepaid Hire which shall be set off against the balance of the Prepaid Hire. The Purchase Option Price shall be reduced with an amount equal to any amount credited to the Owners (as buyers) pursuant to Clause 10(b) of the MOA.

52.2	The Purchase Option shall be declared no later than six (6) months in advance by written notice from the Charterers to the Owners. Once given, such notification shall not be withdrawn.

52.3	In addition to the Purchase Option Price described above, the Charterers shall indemnify the Owners for any costs, expenses and losses, due to the Owners’ termination of any Financial Instruments including (i) any Break Funding Costs and (ii) any costs and fees payable due to early repayment of principal and /or any swap arrangements relating thereto up to a maximum amount of 1% of the Total Loss Amount. The Owners will, upon the Charterers’ request, certify to the Charterers such loss prior to declaration of the Purchase Option.

52.4	The Charterers shall accept the Vessel on an “AS IS, WHERE IS” basis with all faults, defects and deficiencies whatsoever and without recourse on the Purchase Option Date and, at the Charterers’ sole cost and expense, the Owners shall take such reasonable steps to obtain and furnish such other documents and take such other actions as the Charterers may reasonably request in order to facilitate the sale and re-registration of the Vessel under such flag as the Charterers may designate.

52.5	With respect to such sale, the Owners warrant that the Vessel following such sale shall be free of any Owners’ encumbrance or any Owners’ Mortgagee's encumbrance and that they have not committed any act or omission which would impair title to the Vessel, but otherwise make no representation or warranty, express or implied, as to the seaworthiness, value, condition, design, merchantability or operation of the Vessel, or as to the quality of the material, equipment or workmanship in the Vessel, or as to the fitness of the Vessel for any particular use, or as to the eligibility of the Vessel for any particular trade or any other representation or warranty whatsoever, express or implied, with respect to the Vessel and under no circumstances whatsoever shall the Owners be liable or responsible to the Charterers for any actual consequential damages in respect of the foregoing.

52.6	For the avoidance of doubt, the performance of the Charterers' obligations (as buyer) in respect of the Purchase Option shall be guaranteed by the Charter Guarantor under the Charter Guarantee.

52.7	Upon completion of such sale, this Charter and all further rights and obligations of the parties hereunder (except for indemnities and other obligations of the Charterers that by their nature should survive the termination of this Charter) shall terminate.

52.8	Upon receipt of payment of the full Purchase Option Price or the Termination Purchase Amount (as the case may be), shall transfer title to and ownership of the Vessel to the Charterers (or their nominee) by delivering to the Charterers a duly executed, notarised, legalised and/or apostilled bill of sale and a protocol of delivery and acceptance (or any other documents required by the Flag State) and procure the deletion of the mortgage, all at the Charterers’ costs.

53.	INDEMNITY

53.1	The Charterers hereby undertake and agree with the Owners to indemnify and hold the Owners harmless and to keep the Owners indemnified and held harmless on the date of this Charter, at all times during the currency of this Charter, or at any time in respect of events arising during the Charter, against the following matters:-

(a)	all costs and expenses of owning, possessing, chartering, operating and maintaining the Vessel or any part thereof including (but without prejudice to the generality of the foregoing) all port charges, fees, taxes, levies, fines, penalties, charges, insurance premiums, fuel, oil, victualing, crew management, navigation, manning, operating and freight expenses and any other outgoings whatsoever payable by the Owners, the Charterers in respect of the ownership, possession, chartering, operation or maintenance of the Vessel or any part thereof or in respect of the hire, receipts or earnings arising therefrom;

(b)	all liabilities, claims, proceedings, (whether civil or criminal), damages, penalties, fines, or other sanctions, judgments, charges, taxes (other than taxes due from the Owners on its profits or corporate good standing taxes), impositions, liens, salvage, general average, costs and expenses whatsoever which may at any time be made or claimed by any employee, servant, agent or sub-contractor of the Charterers, sub-charterer, passenger, owner, shipper, consignee and receiver of goods or any third party (including without prejudice to the foregoing generality governments, governmental taxation or other authorities) or by their respective dependants arising directly or indirectly in any manner out of the ownership, possession, management, navigation, operation, employment, use, maintenance, repair, certification, manning, provisioning, supply or servicing of the Vessel (whether at sea or not) or the chartering thereof hereunder whether such liability, claims, proceedings, penalties, fines, sanctions, judgments, charges, taxes, impositions, liens, salvage, general average, costs or expenses may be attributable to any defect in the Vessel or the design, testing or use thereof or from any maintenance, service, repair, overhaul or otherwise and regardless of when the same shall arise and whether or not the Vessel or the relevant part thereof is in the possession or control of the Charterers and wherever the Vessel is located without prejudice to its generality the provisions of this paragraph (b) shall extend to claims of persons (including governments or other persons whether corporate or otherwise) who have suffered or allege that they have suffered loss (whether of property or person), damage or injury in connection with anything done or not done by the Vessel, including in connection with any oil or other substance emanating from the Vessel or arising from its operations and shall extend to levies, impositions, calls or contributions required to be made by the Owners during or in respect of the Charter Period;

(c)	any loss, damage, liability, costs or expenses incurred by the Owners arising out of or in connection with the Charterers’ of or demise charter of any vessel other than the Vessel and the operation and employment of such vessel; and

(d)	all losses, damages, liabilities, expenses and costs incurred or sustained by the Owners as a consequence of the occurrence of any Termination Event (including any Break Funding Costs and any losses, damages, liabilities, expenses and costs incurred in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel therefrom.

53.2	All moneys payable by the Charterers under Clause 53.1 shall be paid within three (3) Banking Days of demand.

54.	CERTIFICATES AND OIL POLLUTION

54.1	The Charterers warrant that throughout the currency of this Charter they will provide the Vessel with all applicable certificates issued pursuant to any applicable provision of any country’s laws or regulations, including without limitation pursuant to any oil pollution laws and regulations and any environmental laws and regulations.

54.2	Notwithstanding anything in this Charter to the contrary:

(a)	The Owners shall not be required to establish or maintain financial security or responsibility in respect of oil or other pollution damage to enable the Vessel lawfully to enter, remain in or leave any port, place, territorial or contiguous waters of any country, state or territory in performance of this Charter.

(b)	The Charterers shall indemnify the Owners and hold them harmless in respect of any loss, damage, liability or expense whatsoever and howsoever arising which the Owners may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters.

(c)	The Owners shall not be liable for any loss, damage, liability or expense whatsoever and howsoever arising which the Charterers and/or the holders of any bill of lading issued pursuant to this Charter may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters.

(d)	The Charterers warrant that the terms of this Clause 54 (with logical amendments with regard to the numbering of clauses and identification of parties) will be incorporated effectively into any bill of lading issued pursuant to this Charter.

55.	PUBLICITY

55.1	Each of the Owners and the Charterers shall be entitled to inform about the terms and conditions of this Charter, including the purchase price and the charter hire, in their communication to the market. Any publication shall to the extent practicable be coordinated between the Owners and the Charterers on a good faith basis. The Charterers are aware of the Owners’ parent being listed on a public exchange, and the Owners shall be entitled to make relevant disclosures as required and appropriate in connection therewith

56.	COSTS AND INTEREST

56.1	The Owners and the Charterers shall bear their own costs and expenses (including legal fees, consultant fees, expenses of the Mortgagee and other expenses), together with VAT or any similar or replacement tax if applicable) incurred by them in connection with:

(a)	the negotiation, preparation, printing, execution and registration of the Charter Documents (whether or not any Charter Document is actually executed or registered and whether or not the Vessel is delivered hereunder);

(b)	any amendment, addendum or supplement to any Charter Document (whether or not completed).

56.2	The Charterers shall pay on demand by the Owners interest on any sum under this Charter and unpaid from and including the date which it fell due for payment (subject as provided below) until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Owners and certified by them to the Charterers to be equal to Default Rate. Where the Owners pay or incur any costs, charges expenses, claims, liabilities, losses, penalties, fines, duties, fees, taxes or other moneys as are stated in the Charter to be payable by the Charterers to the Owners or recoverable by the Owners from the Charterers or in respect of which the Charterers may be liable to indemnify Owners, interest shall accrue thereon at the rate specified above from and including the date on which such costs, charge, expenses, claim, liability, loss, penalty, fine, duty, fee tax or other money is paid or incurred by the Owners. Any such interest which is not paid when due shall be compounded at the end of such periods as the Owners may determine for so long as it remains unpaid.

56.3	All payments of Interest to be made under this Charter shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

57.	NOTICES

57.1	Any communication to be made under or in connection with this Charter shall be made in writing and, unless otherwise stated, may be made by fax, e-mail or letter.

57.2	The address, fax number and e-mail (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Charter for any communication or document to be made or delivered under or in connection with this Charter are:

(a)	in the case of the Owners:

OCY Knight 2 Limited

Address: 93, Mill Street, Qormi QRM 3102, Malta

E-mail:

Attention: Chartering Dept.

(b)	in the case of the Charterers:

Omega Seven Marine Corp.

Address: C/O Kyklades Maritime Corporation

Ethnarchou Makariou & D. Falireaos Str. 2 185 47, Neo Faliro, Piraeus, Greece

E-mail:

Attention:

or any substitute address, email, department or officer as either party may notify to the other by not less than five (5) Banking Days' prior notice.

58.	MISCELLANEOUS

58.1	The terms and conditions of this Charter and the respective rights of the Owners and the Charterers shall not be waived or varied otherwise than by an instrument in writing of the same date as or subsequent to this Charter executed by both parties or by their duly authorised representatives.

58.2	Time shall be of the essence in relation to the performance by the Charterers of each and every one of their obligations hereunder.

58.3	No failure or delay on the part of the Owners or the Charterers in exercising any power, right or remedy hereunder or in relation to the Vessel shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of any such right or power or the exercise of any other right, power or remedy.

58.4	If any term or condition of this Charter shall to any extent be illegal invalid or unenforceable the remainder of this Charter shall not be affected thereby and each other term and condition shall be legal valid and enforceable to the fullest extent permitted by law.

58.5	In the event of a discrepancy or inconsistency between (a) the printed terms of this Charter at Parts I and II and (b) the additional clauses at Clauses 32 to 59, then the additional clauses at Clauses 32 to 59 shall prevail.

58.6	The respective rights and remedies conferred on the Owners and the Charterers by this Charter are cumulative, may be exercised as often as the Owners or the Charterers (as the case may be) think fit and are in addition to, and are not exclusive of, any rights and remedies provided by law.

58.7	Save where expressly otherwise provided in this Charter, any certificate or determination by the Owners as to any rate of interest or as to any amount payable under this Charter shall, in the absence of manifest error, be conclusive and binding on the Charterers.

58.8	The Owners may set off any matured due from the Charterers under any Charter Document against any matured obligation owed by the Owners to the Charterers, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Owners may convert either obligation at the then relevant spot rate of exchange of DNB Bank ASA for the purpose of the set-off.

58.9	Nothing in this Charter creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter.

59.	LAW AND JURISDICTION

59.1	This Charter, including the arbitration agreement contained in it, and any and all non-contractual obligations arising out of or in connection with them, shall be governed by and construed in accordance with English law.

59.2	Any dispute arising under this Charter shall be decided by arbitration in London in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators' Association for the time being in force. The arbitration panel shall consist of three (3) arbitrators, one arbitrator shall be appointed by the Owners and another by the Charterers, and a third arbitrator to be chosen and appointed by the two arbitrators.

59.3	The Charterers undertake to maintain the appointment of an agent in England to receive and accept on their behalf any process or other documents relating to any proceedings in the arbitration proceedings which are connected to this Charter. The Charterers appoint WFW Legal Services Limited presently at 15 Appold Street, London EC2A 2HB, England to act as their agent and undertake not to change the appointment of such agents without giving at least one months’ prior written notice to the Owners of such change together with the name and address of the firm or company which is to become the new agent.

IN WITNESS WHEREOF this Charter has been executed by the parties on the date and year first above written.

EXECUTION PAGE

Signed and delivered as a deed by
For and on behalf of the Owners		)	/s/ Andreas Reklev
OCY Knight 2 Limited

In the presence of:		)
Name:	REBECCA NAKKIM	)	/s/ Rebecca Nakkim
Address:	Ruseløkkveien 14, 0251 OSLO	)

Signed and delivered as a deed by
For and on behalf of the Charterers		)	/s/ George Macheras
Omega Seven Marine Corp.			George Macheras
Attorney-in-fact
In the presence of:		)
Name:		)	/s/ Sabrina Chong
Address:	Watson Farley & Williams LLP	)	Trainee Solicitor
15 Appold Street
London EC2A 2HB

Appendix 1

LIBOR ADJUSTMENT OF THE CHARTER RATE

The Cash Element of the Charter Hire is subject to an adjustment based on LIBOR. The LIBOR reflected in the Charter Hire is set at 0 basis point p.a., and the Cash Element of the Charter Hire will be adjusted upwards given that the Actual Fixed LIBOR is above 0 basis points p.a.

Actual Fixed LIBOR in basis points X Average Lease Outstanding / 365 = Adjustment in day rate in USD.

The "Actual Fixed LIBOR" will be set for the next 3 months period based on the USD 3 Months LIBOR fixed 15 banking days prior to each 3 Month Period of each LIBOR Year, provided that the Actual Fixed LIBOR shall be set for the next 12 months period based on the USD 12 Months LIBOR fixed at the time of notification if opted for by written notice of the Charterers at the latest 20 banking days prior to the next 3 Month Period.

"Average Lease Outstanding" means for the relevant year, the following figure:

LIBOR Year 1:	73,529,040
LIBOR Year 2:	70,000,000
LIBOR Year 3:	66,390,000
LIBOR Year 4:	62,885,000
LIBOR Year 5:	59,380,000
LIBOR Year 6:	55,695,000
LIBOR Year 7:	51,825,000
LIBOR Year 8:	47,710,000
LIBOR Year 9:	43,335,000
LIBOR Year 10:	38,690,000
LIBOR Year 11:	33,764,260
LIBOR Year 12:	28,544,260
LIBOR Year 13:	23,015,000
LIBOR Year 14:	17,170,000
LIBOR Year 15:	11,130,000

"Screen Rate" means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period, displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Owner may specify another page or service displaying the relevant rate after consultation with the Charterer.

“USD 3 Months LIBOR” means the applicable Screen Rate, if the applicable Screen Rate is below 0 USD 3 Months Libor will be deemed to be 0.

“USD 12 Months LIBOR” means the applicable Screen Rate, if the applicable Screen Rate is below 0 USD 12 Months Libor will be deemed to be 0.

“LIBOR Year” means any 12-month period starting at the Delivery Date of the vessel, and each following 12-month period thereafter.

“Break Funding Cost” means the amount (if any) calculated as follows:

(Actual Fixed LIBOR in basis points - USD LIBOR for the remaining period in basis points) X Average Lease Outstanding / number of days in remaining period = Settlement in USD per day,

for each day remaining in the Relevant Period.

"USD LIBOR for the remaining period in basis points" will be set by a bank nominated by the Owners prior to the Delivery Date as of the date of the relevant Purchase Option or sale of the Vessel in accordance with Clause 41.4, as the case may be.

Execution Version

MEMORANDUM OF AGREEMENT

Dated: 10 February 2018

Omega Seven Marine Corp. hereinafter called the “Sellers”, have agreed to sell, and

OCY Knight 2 Limited hereinafter called the “Buyers” have agreed to buy

Hull No.: 3013

Classification Society: DNVGL

Built: Expected 2019	By: Hyundai Heavy Industries Co., Ltd. (the “Builders”)

Flag: Marshall Islands

hereinafter called the “Vessel”, on the following terms and conditions:

DEFINITIONS

“Assignment of Warranty Agreement”	has the meaning given to such term in Clause 14;

“Banking Days”	are days on which banks are open in all of the currency stipulated for the Net Purchase Price in Clause 2, Greece, England, Norway, The Netherlands and in the place of closing stipulated in Clause 7;

“Bareboat Charter”	means the bareboat charter dated of even date herewith between the Charterers (as bareboat charterers) and the Buyers (as owners) pursuant to which the Buyers agreed to let, and the Sellers agreed to hire, the Vessel upon and subject to the terms and conditions set out therein;

“Cancelling Date”	has the meaning given to such term in Clause 5 b);

“Charter Documents”	has the meaning given to such term in the Bareboat Charter;

“Charter Period”	has the meaning given to such term in the Bareboat Charter;

“Charterers”	has the meaning given to such term in the Bareboat Charter;

“Classification Society”	means the society referred to above;

“Delivery Date”	mean the date that the Vessel is delivered by the Sellers to the Buyers, and accepted by the Buyers, as evidenced by the Protocol of Delivery and Acceptance, duly executed by the Buyers and the Sellers;

“Delivery Documents”	means the documents listed in Clause 7;

“Dollars” or “US$”	means the lawful currency of the United States of America for the time being;

“Gross Purchase Price”	has the meaning given to such term in Clause 1;

“Loan Agreement”	has the meaning given to such term in the Bareboat Charter;

“Net Purchase Price”	has the meaning given to such term in Clause 2;

“Original Contract Delivery Date”	means 28 June 2019;

“Parties”	means the Sellers and the Buyers and "Party" means any one of them;

“Pre-delivery Loan Agreements”	has the meaning given to such term in the Bareboat Charter;

“Prepaid Hire”	has the meaning given to such term in the Bareboat Charter;

“Protocol of Delivery and Acceptance”	means the protocol of delivery and acceptance to be signed by the Sellers and the Buyers substantially in the form and substance set out in “Appendix A”;

“Security Interest”	shall have the meaning given to such term in the Bareboat Charter;

“Shipbuilding Contract”	means the shipbuilding contract dated 8 December 2017 between the Builders (as builders) and the Sellers (as purchasers), including all specifications, plans, drawings, lists and all other exhibits, enclosures, attachments, appendices and, together with all addenda, supplements, amendments and variations;

“Upfront Fee”	means the non-refundable upfront fee in an amount of US$ 742,500which is payable by the Sellers to the Buyers on the Delivery Date;

“In writing” or “written”	means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telefax, e-mail or other modern form of written communication. Any communication by personal delivery or letter shall be deemed to be received on delivery and any communication by fax shall be deemed to be received upon receipt by the sender of a confirmed transmission report.

1.	Purchase Price

The purchase price for the Vessel is US$ 83,750,000(United States Dollars eighty three million seven hundred and fifty thousand) (the "Gross Purchase Price").

2.	Payment

US$ 74,250,000 (United States Dollars seventy four million two hundred and fifty thousand) (the "Net Purchase Price") of the Gross Purchase Price less the Upfront Fee shall be paid by the Buyers in full (subject to any right of set off expressly provided for in this Agreement) free of bank charges to the following account:

(i) to the Builders on behalf of the Sellers in the amount required to settle the Fifth Instalment under the Shipbuilding Contract Agreement (and any such payment to the Builders shall be deemed to satisfy the Buyers’ obligation to pay such part of the Net Purchase Price to the Sellers under this Agreement);

(ii) to Ocean Yield Malta Limited on behalf of the Sellers in the amount required to settle the pre-delivery payments for the Vessel under the Pre-delivery Loan Agreements; and

(iii) any excess to the following account of the Sellers:

Bank:

Swift Code:

IBAN:

Beneficiary:

on delivery and acceptance of the Vessel, but not later than three (3) Banking Days after (i) the Vessel is in every respect physically, legally and documentarily ready for delivery in accordance with the terms and conditions of this Agreement, (ii) Notice of Readiness has been given in accordance with Clause 5 and (iii) all of the conditions precedent under Clause 40 of the Bareboat Charter have been complied with in accordance with their terms.

US$ 9,500,000(United States Dollars nine million and five hundred thousand) of the Gross Purchase Price shall be settled by way of set off against the Prepaid Hire payable by the Sellers (as Charterers) under the Bareboat Charter.

3.	Interest Compensation

In the event that (i) the Sellers have submitted the four (4) Banking Day notice referred to in Clause 5 a), (ii) the Buyers have submitted the drawdown notice under the Loan Agreement and (iii) delivery of the Vessel is delayed for any reason whatsoever beyond the delivery date indicated by the said four (4) Banking Day notice the Sellers shall compensate the Buyers for all interest accrued under the Loan Agreement for the period of delay up to and including the Delivery Date together with any other liabilities of the Buyers under the Loan Agreement arising as a result of the delay in delivery of the Vessel. The Buyers shall be entitled to set-off against and deduct from the Net Purchase Price any amount owed to them pursuant to this Clause 3.

4.	REPRESENtATION AND WARRANTY IN RESPECT OF THE SHIPBUILIDNG CONTRACT, Inspection and MODIFICATION OR CHANGES

(a)	The Sellers represent and warrant to the Buyers that the Shipbuilding Contract represents the entire agreement between the Builders and the Sellers in respect of the construction and sale of the Vessel. The representation and warranty contained in this Clause 4 shall be deemed made by the Sellers on and as of the date of this Agreement, and shall be repeated on the Delivery Date.

(b)	The Buyers have reviewed the Shipbuilding Contract and the sale is outright and definite, subject only to the terms and conditions of this Agreement and the Bareboat Charter.

(c)	The Sellers shall not request, permit or agree to (i) any modification or changes to the Specifications (as defined in the Shipbuilding Contract) and/or the Vessel, save for minor modifications or changes which do not reduce the value of the Vessel or (ii) any amendment of the Shipbuilding Contract, save for any immaterial or administrative amendments (which shall be notified to the Buyers in writing promptly upon taking effect), without the prior written consent of the Buyers (which shall not be unreasonably withheld or delayed).

5.	Notices, time and place of delivery

(a)	The Sellers shall keep the Buyers fully informed of the Vessel’s construction progress and shall provide the Buyers with six (6), four (4), two (2) and one (1) Banking Day definite notice of the time of delivery. When the Vessel is at the place of delivery and in every respect physically and documentarily ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(b)	The Vessel shall be delivered simultaneously with the delivery of the Vessel from the Builders to the Sellers under and pursuant to the Shipbuilding Contract.

Expected time of delivery: the Original Contract Delivery Date.

Date of cancelling: 30 September 2019, or as otherwise agreed between the Buyers and the Sellers (“Cancelling Date”).

(c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 13 within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new Cancelling Date and shall be substituted for the original Cancelling Date.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 13 or otherwise under the Agreement for the Vessel not being ready by the original Cancelling Date.

(d)	Should the Vessel become an actual, constructive or compromised total loss before delivery this Agreement shall be null and void.

6.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore, and as a minimum with all such spares, supplies and equipment of any kind referred to in the Shipbuilding Contract. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), belonging to the Vessel, used or unused, whether on board or not, whether on order or not, shall become the Buyers’ property where located on the Delivery Date. Forwarding charges, if any, shall be for the Sellers' account.

For the avoidance of doubt, the radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Buyers shall take over the remaining bunkers on board and unused lubricating oils in storage tanks and sealed drums at no additional cost to the Buyers.

7.	Documentation

The place of closing: to be mutually agreed.

The closing shall take place concurrently with the delivery of the Vessel from the Builders to the Sellers.

In exchange for payment of the Net Purchase Price the Sellers shall furnish the Buyers with the Delivery Documents, namely:

(a)	Original legal bill of sale in a form recordable in the Marshall Islands (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all Security Interests, encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority;

(b)	certified true copies of minutes of the meetings of the board of directors of the Sellers, approving the sale of the Vessel to the Buyers and the terms of this Agreement and the granting of a power of attorney to authorised representatives of the Sellers;

(c)	a power of attorney of the Sellers duly executed and notarised, in favour of authorised representatives of the Sellers authorising such persons to execute the bill of sale, to sign and deliver any documents in connection with the sale of the Vessel to the Buyers, and to effect the Vessel’s physical and documentary delivery;

(d)	a certificate from the Classification Society evidencing that the Vessel has its present class fully maintained free of recommendations, notations, qualifications and conditions of class dated within seventy two (72) hours prior to the date of delivery of the Vessel;

(e)	transcript of register (or equivalent document issued by the Vessel’s registration authority) dated the date of delivery of the Vessel issued by the Vessel’s registration authority stating that the Vessel is free from any registered mortgages or encumbrances;

(f)	a commercial invoice from the Sellers for the Vessel;

(g)	any additional documents as may be required by the competent authorities of the Buyers' nominated flag state for the purpose of registering the Vessel;

(h)	original Builders' certificate and bill of sale and copies of all protocols, certificates and any other delivery documents of whatever kind provided by the Builders to the Sellers in connection with the delivery of the Vessel under the Shipbuilding Contract, including (but not limited to) the protocol of delivery and acceptance of the Vessel, duly executed by the Builders and the Sellers; and

(i)	an original of the Assignment of Warranty, duly executed by the Builders and the Sellers.

Following delivery, the Sellers shall provide any additional documents as may be required by the competent authorities of the Buyers' nominated flag state for the purpose of permanent registration of the Vessel.

At the time of delivery, the Buyers shall furnish the Sellers with the following documents at the place of closing:

(i)	a copy of a notarised Certificate of Registration of the Buyers;

(ii)	certified true copies of minutes of the meetings of the board of directors of the Buyers according to which they agree to purchase the Vessel and approving the execution of all documents and the doing of all things necessary to give effect to that, duly notarially attested; and

(iii)	a power of attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other the Protocol of Delivery and Acceptance confirming the date, time and location of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request.

The Sellers and the Buyers shall bear their own costs directly or indirectly related to the provision of the Delivery Documents and all costs and out-of-pocket expenses (including, without limitation, actual legal fees, consultant fees, expenses of the Mortgagee (as such term is defined in the Bareboat Charter) incurred by them in connection with the preparation, negotiation, execution and registration of this Agreement and/or the other Charter Documents or any document relating to, or contemplated by the Agreement or any of the other Charter Documents. Notwithstanding the foregoing, all costs associated with the registration of title in the name of the Buyers shall be borne by the Sellers, or to the extent that they are paid by the Buyers, shall be reimbursed by the Sellers upon first written demand.

8.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Bareboat Charter), Security Interests, encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, and is not subject to port state or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

9.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Sellers’ account, and similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

10.	Condition on delivery

(a)	The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers.

The Vessel shall be delivered by the Sellers in accordance with the Shipbuilding Contract and this Agreement. Without prejudice to the generality of the foregoing, the Vessel shall be delivered free of stowaways with her present class fully maintained without recommendations, notations, qualifications and conditions, free of average damage, and with her classification certificates and national/international certificates, as well as all other certificates the Vessel is required to have upon delivery under the Bareboat Charter, clean, valid and unextended without recommendations, notations, qualifications or conditions by the Classification Society or the relevant authorities at the time of delivery.

The Buyers shall not be obliged to take delivery of the Vessel if the Vessel is not delivered fully in accordance with the Shipbuilding Contract, except that if the Sellers cannot refuse delivery of the Vessel under the Shipbuilding Contract due to minor or insubstantial items as provided for in Article VI.5(d) of the Shipbuilding Contract, the Buyers shall be obliged to accept the same, provide that any payment in lieu of correction shall be credited to the Buyers and the Buyers shall be entitled to set off any such amount against the Net Purchase Price.

(b)	In the event that the Sellers should become entitled to liquidated damages for deficiencies pursuant to Article III.2, Article III.3 and/or Article III.4 of the Shipbuilding Contract ten per cent (10%) of all such liquidated damages shall be credited the Buyers and the Buyers shall be entitled to set off any such amount against the Net Purchase Price.

11.	Name/markings

The Vessel’s name and markings will remain unchanged.

12.	Buyers’ default

Should the Net Purchase Price not be paid in accordance with Clause 2, for reasons solely attributable to the Buyers, the Sellers have the right to cancel the Agreement, in which case this Agreement shall become null and void and the Parties shall be mutually released from any obligations or liabilities whatsoever and howsoever arising out of or in connection with this Agreement.

13.	Sellers’ default

(a)	Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to satisfy the conditions precedent under Clause 40 of the Bareboat Charter or fail to be ready to validly complete a legal transfer in each case by the Cancelling Date, the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of three (3) Banking Days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 7.

If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the Cancelling Date and a new Notice of Readiness is given, the Buyers shall retain their option to cancel.

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to satisfy the conditions precedent under Clause 40 of the Bareboat Charter or fail to be ready to validly complete a legal transfer as aforesaid they shall indemnify the Buyers and hold the Buyers harmless for any and all costs, expenses, claims, losses incurred by or made against the Buyers as a result of or in connection with the Sellers’ breach of this Agreement (for the avoidance of doubt, including Break Funding Costs (as such term is defined in the Bareboat Charter)) and whether or not the Buyers cancel this Agreement. The Buyers shall be entitled to set-off against and deduct from the Net Purchase Price any amount owed to them pursuant to this Clause 13.

(b)	In the event that delivery and acceptance of the Vessel under this Agreement is delayed beyond the Original Contract Delivery Date for any other reason than default by the Buyers as per Clause 12, the Sellers shall pay to the Buyers an amount of US$ 6,000 for each day of delay until delivery and acceptance of the Vessel or termination of this Agreement, which the Buyers shall be entitled to set-off against and deduct from the Purchase Price in the event that the Vessel is delivered.

14.	Assignment of the Builders' warranties

(a)	The Sellers hereby agree to assign and transfer absolutely any and all of their rights and claims (whether existing, contingent or future) against the Builders under, in relation to or connected with the Shipbuilding Contract, including (but not limited to) all warranties, guarantees and indemnities in the form and substance set out in “Appendix B” (the “Assignment of Warranty Agreement”) and (ii) to procure the Builders' consent to such assignment by signing an acknowledgement of a notice of assignment.

(b)	lt is a condition for the Buyers obligation to take delivery of the Vessel and pay the Net Purchase Price that the Assignment of Warranty Agreement has been duly executed by the Sellers and that notice of assignment has been sent by the Sellers and acknowledgement has been provided by Builders and in accordance with the terms and conditions of the Assignment of Warranty Agreement.

15.	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and either Party may enter into this Agreement by executing a counterpart.

16.	Notices

(a)	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by e-mail, fax or letter.

(b)	The address, email and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

in the case of the Buyers:

OCY Knight 2 Limited

Address: 93, Mill Street, Qormi QRM 3112, Malta;

Fax: TBA;

E-mail:

Attention:

in the case of the Sellers:

Omega Seven Marine Corp.

Address: c/o Kyklades Maritime Corporation

Ethnarchou Makariou & D. Falireaos Str. 2

185 47, Neo Faliro, Piraeus, Greece

E-mail:

Attention:

or any substitute address, e-mail, fax number, department or officer as either Party may notify to the other by not less than five (5) Banking Days' prior notice.

17.	sale and lease back

Notwithstanding anything to the contrary whatsoever, the Buyers obligation to purchase and take delivery of the Vessel is conditional upon and subject to the Charterers taking delivery of the Vessel under the Bareboat Charter. If, for any reason whatsoever, the Bareboat Charter is cancelled, terminated or becomes null and void, the Buyers may cancel this Agreement with immediate effect and in such event the Sellers shall indemnify the Buyers as provided for in Clause 13. In no circumstances shall the Vessel be capable of being delivered to the Buyers under this Agreement if, at the same time, the Vessel is not delivered by the Buyers to the Charterers under the Bareboat Charter.

18.	Law and Jurisdiction

(a)	This Agreement, including the arbitration agreement contained in it, and any and all non-contractual obligations arising under or in connection with them shall be governed by and construed in accordance with English law.

(b)	Any dispute arising under this Agreement shall be decided by arbitration in London in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators' Association for the time being in force. The arbitration panel shall consist of three (3) arbitrators, one arbitrator shall be appointed by the Sellers and another by the Buyers, and a third arbitrator to be chosen and appointed by the two arbitrators.

(c)	The Sellers undertake to maintain the appointment of an agent in England to receive and accept on their behalf any process or other documents relating to any proceedings in the arbitration proceedings which are connected to this Agreement. The Sellers appoint WFW Legal Services Limited presently at 15 Appold Street, London EC2A 2HB to act as their agent and undertake not to change the appointment of such agents without giving at least one months’ prior written notice to the Buyers of such change together with the name and address of the firm or company which is to become the new agent.

IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date and year first above written.

	The Sellers		The Buyers
	For and on behalf of		For and on behalf of

	Omega Seven Marine Corp.		OCY Knight 2 Limited

Signature:	/s/ George Macheras	Signature:	/s/ Andreas Reklev
Name:	George Macheras	Name:	Andreas Reklev
Title:	Attorney-in-fact	Title:	Director

APPENDIX A

FORM OF PROTCOL OF DELIVERY AND ACCEPTANCE

With reference to the Memorandum of Agreement dated ___ February 2018 (the "Agreement") entered into between Omega Seven Marine Corp. as sellers (the "Sellers") and OCY Knight 2 Limited as buyers (the "Buyers") in respect of the vessel with Hull No. 3013 (the "Vessel"), the undersigned hereby confirm that the Vessel, including title thereto, was delivered by the Sellers to, and accepted by, the Buyers at [●] hours [insert timezone] on [insert date] at [insert delivery location] in accordance with the terms of the Agreement.

Dated: ___ 2019

Sellers	Buyers

for and on behalf of	for and on behalf of

Omega Seven Marine Corp.	OCY Knight 2 Limited

By:	By:

Name:	Name:

Title:	Title:

APPENDIX B

FORM OF ASSIGNMENT OF WARRANTY AGREEMENT

This deed of assignment (the "Assignment") is made on the __ day of ________________ between

(1)	OCY Knight 2 Limited, 93, Mill Street, Qormi QRM 3102, Malta (hereinafter: the “Buyer”); and

(2)	Omega Seven Marine Corp., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands MH96960 (hereinafter: the “Seller”).

WHEREAS

(A)	By a Memorandum of Agreement dated ___ February 2018 (the “MOA”), the Seller has agreed to sell and the Buyer has agreed to buy the "", IMO Number (hereinafter: the “Vessel”);

(B)	The Seller and Hyundai Heavy Industries Co., Ltd. (hereinafter: the "Builder") entered into a shipbuilding contract for the Vessel dated 8 December 2017 (as amended and/or supplemented) (hereinafter: the “Shipbuilding Contract”);

(C)	Simultaneously with delivery of the Vessel under the MOA, the Vessel will be delivered back from the Buyer (as owner) to the Sellers as (charterer) under a bareboat charter of even date as the MOA (hereinafter: the “Charter”); and

(D)	It is a precondition for the Buyer’s obligation to take delivery under the MOA that the Seller (i) assigns and transfers any and all warranties, guarantees and indemnities given by the Builder in respect of the Vessel under the Shipbuilding Contract (the “Warranties”), (ii) assigns and transfers any and all claims the Seller otherwise has or may have against the Builder under the Shipbuilding Contract (hereinafter: the “Claims”, and together with the Warranties hereinafter: the “Assigned Rights”), and (iii) execute and submit to the Builder a notice of assignment and the Builder provides its consent to such assignments and transfers and executes and submit acknowledgement of the notice to the Buyer.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1.	assignment of warranties and claims

In consideration of the mutual promises and undertakings contained herein, the Seller and the Buyer agree that with effect from delivery of the Vessel by the Seller and acceptance of the Vessel by the Buyer under the MOA:

(a)	all of the Seller’s legal and beneficial rights, title and interests (present or future) in or to the Warranties are hereby absolutely, unconditionally and irrevocably assigned and transferred to the Buyer;

(b)	all of the Seller’s legal and beneficial rights, title and interests (present or future) in or to the Claims are hereby absolutely, unconditionally and irrevocably assigned and transferred to the Buyer; and

(c)	the Seller (as charterer under the Charter) has the right and obligation during the Charter Period (as such term is defined in the Charter), for its own account, to exercise and pursue any and all of the Assigned Rights on behalf of the Buyer (as owner) and in close cooperation with the Buyer, but without any risk or liability of the Buyer and with no authority (express, implied or otherwise) to negotiate or conclude legally binding arrangements between the Builder and the Buyer, and always giving consideration and priority to the best interests of the Buyer as owner of the Vessel.

(d)	Upon the expiry of the Charter, the Buyer shall, at the request and cost of the Seller, release and discharge all security created under or in connection with this Assignment.

2.	notice to the builder and acknowledgement of the assignment

As soon as reasonably practicable after the execution of this Assignment and as a precondition for the Buyer's obligation to take delivery under the MOA, the Seller shall give the Builder notice of this Assignment and obtain the signature of the Builder to the consent and agreement in relation to the assignment of the Assigned Rights, in each case substantially in the forms contained in the Schedule (Forms of notice of assignment and consent and agreement) or in such other form as the Buyer (acting reasonably) may agree.

3.	notices

The provisions of clause 16 of the MOA shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Assignment.

4.	LAW

This Assignment and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England.

5.	Jurisdiction

5.1	Any dispute arising under this Assignment shall be decided by arbitration in London in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators' Association for the time being in force. The arbitration panel shall consist of three (3) arbitrators, one arbitrator shall be appointed by the Seller and another by the Buyer, and a third arbitrator to be chosen and appointed by the two arbitrators.

5.2	The Seller undertakes to maintain the appointment of an agent in England to receive and accept on its behalf any process or other documents relating to any proceedings in the arbitration proceedings which are connected to this Assignment. The Sellers appoints presently at to act as its agent and undertakes not to change the appointment of such agents without giving at least one months’ prior written notice to the Buyer of such change together with the name and address of the firm or company which is to become the new agent.

IN WITNESS whereof this Assignment has been executed and delivered as a deed on the day and year first before written.

SCHEDULE
FORM OF NOTICE OF ASSIGNMENT AND ACKNOWLEDGEMENT

Notice of Assignment

Acknowledgement

Dated 6 September 2018

OCY Knight 2 Limited and Omega Seven Marine Corp.
ADDENDUM NO. 1 TO The Bareboat Charter Party for HULL NO. 3013

This addendum no. 1 (this "Addendum") is entered into on 6 September 2018 between

(1)	OCY Knight 2 Limited, a limited liability company duly incorporated and validly existing under the laws of Malta whose registered office is at 93, Mill Street, Qormi QRM 3102, Malta (the "Owners"); and

(2)	Omega Seven Marine Corp., a corporation duly incorporated and validly existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands MH96960 (the "Charterers")

(each a "Party" and together the "Parties").

WHEREAS

(A)	The Owners and the Charterers entered into a bareboat charter party dated 10 February 2018 (the "Charter") in respect of hull no. 3013 (the "Vessel").

(B)	By a guarantee dated 10 February 2018 entered into between Okeanis Marine Holdings S.A. as charter guarantor (the “Existing Charter Guarantor”) and the Owner, the Existing Charter Guarantor guaranteed the obligations of the Charterers under the Charter (the “Charter Guarantee”).

(C)	By a request letter dated 26 June 2018 (the "Request Letter") the Charterers requested certain amendments to the Charter, and the Owners agreed to such amendments on the terms and subject to the conditions set out in this addendum.

Now therefore the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined terms in this Addendum shall have the meaning prescribed to them. All other defined terms shall have the meaning prescribed to them in the Charter.

1.2	References to "Clauses" are references to Clauses of the Charter.

1.3	“Replacement Charter Guarantor” means Okeanis Eco Tankers Corp.

2.	AMENDMENTS TO THE CHARTER

2.1	The following definitions in Clause 32.1 of the Charter shall be amended to read as follows:

"Charter Guarantor"	means Okeanis Eco Tankers Corp.

2.2	Clause 39 (a) of the Charter shall be amended to read as follows:

"one or more mortgages on the Vessel securing a maximum amount of US$ 304,000,000 (as such amount is reduced correspondingly with the Total Loss Amount at the time of a refinancing thereof, as applicable, the “Maximum Mortgage Amount”) in exchange for a QEA, which secures the underlying financing in respect of the Vessel, and at the Owners' option, the Other Vessels on a cross-collateralised basis."

2.3	The effectiveness of the consents and amendments to the Charter provided for in Section 2 of this Addendum shall be subject to the condition that the Owners shall have received the following documents and evidence in all respects in form and substance satisfactory to it:

i.	the Manager's Undertaking duly issued by OET Chartering Inc. as the new commercial manager;

ii.	the duly executed Charter Guarantee entered into between the Replacement Charter Guarantor and the Owners;

iii.	the duly executed acknowledgement by the Replacement Charter Guarantor of the CG Assignment; and

iv.	the resolutions of the Replacement Charter Guarantor's board of directors including issuance of the documents referred to in Clause 2.3 ii and iii above.

3.	RELEASE OF EXISTING CHARTER GUARANTOR

3.1	The Owner irrevocably and unconditionally releases the Existing Charter Guarantor from its obligations under the Charter Guarantee.

4.	WARRANTIES AND AUTHORITY

4.1	Each of the Parties hereto warrants and represents to the other parties with respect to itself that it has the full right, power, and authority to execute, deliver and perform this Addendum.

5.	COUNTERPARTS

5.1	This Addendum may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

6.	REPRESENTATIONS

6.1	Each Party acknowledges that in entering into this Addendum it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Addendum.

7.	FURTHER ASSURANCE

7.1	The Charterers shall take promptly such steps as the Owners may deem necessary or appropriate (acting reasonably) to give effect to the provisions of this Addendum.

8.	VARIATION

8.1	No variation of this Addendum shall be effective unless it is in writing and signed by the Parties.

9.	SEVERABILITY

9.1	If any provision of this Addendum is found to be void or unenforceable, that provision shall be deemed to be deleted from this Addendum. The remaining provisions of this Addendum shall continue in full force and effect and the parties shall use their respective reasonable endeavours to procure that any such provision is replaced by a provision which is valid and enforceable and which gives effect to the spirit and intent of this Addendum.

9.2	If one Party gives notice to the other of the possibility that any provision or part-provision of this Addendum is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

10.	GOVERNING LAW AND ARBITRATION

10.1	This Addendum shall be governed by and construed in accordance with English law, and any disputes arising out of or by virtue of this Addendum shall be governed by Clause 59 of the Charter (mutatis mutandis).

11.	CONFLICT

11.1	This Addendum, to the extent it relates to the Charter, shall form an integral part of the signed Charter and in case of any difference or discrepancies between the terms of the Charter and this Addendum (to the extent it relates to the Charter), the terms of this Addendum shall prevail.

12.	OTHER TERMS

12.1	Save as amended by this Addendum, all terms of the Charter shall remain unchanged and in full force and effect.

	OCY Knight 2 Limited		Omega Seven Marine Corp.

Signature:	/s/ Rebecca Lund Nakkim	Signature:	/s/ Charlotte Knight
Name:	Rebecca Lulnd Nakkim	Name:	Charlotte Knight
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Execution Version

Dated 4 June 2021

OCY Knight 2 Limited

and

Omega Seven Marine Corp.

ADDENDUM NO. 2

TO

The Bareboat Charter Party for HULL NO. 3013

This addendum no. 2 (this "Addendum") is entered into on 4 June 2021 between

(1)	OCY Knight 2 Limited, a limited liability company duly incorporated and validly existing under the laws of Malta whose registered office is at Vault 17 Upper Floor, Pinto Wharf, Valletta Waterfront, Floriana FRN 1913, Malta (the "Owners"); and

(2)	Omega Seven Marine Corp., a corporation duly incorporated and validly existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands MH96960 (the "Charterers")

(each a "Party" and together the "Parties").

WHEREAS

(A)	The Owners and the Charterers entered into a bareboat charter party dated 10 February 2018 as amended by an addendum no. 1 dated 6 September 2018 (the "Charter") in respect of the vessel "NISSOS DESPOTIKO" with hull no. 3013 (the "Vessel").

(B)	The Owners and the Charterers entered into a charter assignment dated 10 February 2018 (the "Existing TC General Assignment") in respect of the assignment of the Charterers rights under the time charter party dated 16 November 2017 entered into between the Charterers as owners and Koch Shipping Pte. Ltd. (the "Existing TC Charterer") as time charterers.

(C)	By a request letter dated 4 June 2021 (the "Request Letter") the Charterers requested certain amendments to the Charter, and the Owners agreed to such amendments on the terms and subject to the conditions set out in this addendum.

Now therefore the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined terms in this Addendum shall have the meaning prescribed to them. All other defined terms shall have the meaning prescribed to them in the Charter.

1.2	References to "Clauses" are references to Clauses of the Charter.

1.3	References to "Sections" are references to Sections of this Addendum.

2.	AMENDMENTS TO THE CHARTER

2.1	The following new definitions shall be included in Clause 32.1 of the Charter:

“Owners' Account”	means the Owners' bank account with account no. 6021.04.91549 held with Nordea Bank Abp, Filial i Norge;

“Rhenia BB Charter”	means the bareboat charter party dated 10 February 2018 as amended by an addendum no. 1 dated 6 September 2018 entered into between OCY Knight 1 Limited and Omega Five Marine Corp.;

2

“Rhenia Owners' Account”	means the account specified as the "Owners' Account" in the Rhenia BB Charter;

“Rhenia TC Charter”	means the time charter party dated 24 September 2020 entered into between Okeanis Eco Tankers Corp. as owners and Unipec America, Inc. as charterers in respect of the vessel "NISSOS DONOUSSA" as novated to Omega Five Marine Corp. and amended by inter alia replacing "NISSOS DONOUSSA" with "NISSOS RHENIA" as the subject-vessel thereof by an addendum to be entered into between Okeanis Eco Tankers Corp. (as transferor) and Omega Five Marine Corp. (as transferee) and Unipec America, Inc. (as consenting party);

2.2	The following definitions in Clause 32.1 of the Charter shall be amended to read as follows:

“Earnings Account”	means an account in the name of the Charterers with Credit Suisse designated "Earnings Account" and to which any part of the Earnings of the Charterers shall be paid, except that all Earnings under the TC shall be paid to the Owner's Account and this account shall for the duration of the TC be the "Earnings Account";

“Other TCs”	means the time charter parties dated 16 November 2017 or 18 December 2017 entered into between Omega Nine Marine Corp. and Omega Eleven Marine Corp., respectively, and Koch Shipping Pte. Ltd. for the respective vessels "NISSOS SANTORINI" and "NISSOS ANTIPAROS" and the Rhenia TC Charter;

“TC”	means the time charter party dated 3 April 2020 entered into between Arethusa Shipping Corp. as owners and the TC Charterer as charterers in respect of the vessel "NISSOS KEROS" as novated to the Charterers and amended by inter alia replacing "NISSOS KEROS" with the Vessel as the subject-vessel thereof by an addendum to be entered into between Arethusa Shipping Corp. (as transferor) and the Charterers (as transferee) and the TC Charterer (as consenting party) (the "TC Addendum");

3

“TC Charterer”	means Equinor ASA;

2.3	Clause 37.3 of the Charter shall be amended to read as follows:

"The Charterers shall pay charter hire (“Charter Hire”) to the Owners:

(i)	at a rate of US$ 18,600 per day calculated from the first day of the Charter Period and throughout year two (2);

(ii)	at a rate of US$ 23,336 per day calculated from the first day of year three (3) and throughout year four (4); and

(iii)	at a rate of US$ 17,200 per day calculated from the first day of year five (5) until the end of the Charter Period,

plus LIBOR Adjustment pursuant to Clause 37.4 (the "Cash Element") calculated from the first day of the Charter Period, and at the rate of at the rate of US$ 1,734 per day (the "Non-Cash Element"), monthly in advance, commencing from the Delivery Date, provided that the Non-Cash Element shall be settled by way of set off against the Prepaid Hire as provided for in Clause 37.2. For the avoidance of doubt, “monthly” in this context shall mean that payments of Charter Hire shall be made, in advance, on 15th day of each calendar month (provided that on the Delivery Date the relevant amount of Charter Hire shall be payable to account for the period commencing on the Delivery Date and until the next occurring 15th day of a calendar month) until the expiry of the Charter Period (each, a "Payment Date")."

2.4	Clause 38.1 (c) of the Charter shall be amended to read as follows:

"in United States Dollars in funds with the same day value through the New York Clearing House Interbank Payments System (or such other funds as may for the time being be customary for the settlement of international banking transactions in United States Dollars) to the Owners' Account by not less than ten (10) Banking Days’ prior written notice) for the account of the Owners under the reference “Charter hire — Hull No. 3013”. If on a Payment Date in a month, the Owners have received, on the Owners' Account, Earnings paid under the TC for such month in excess of the amount due to the Owners under this Charter for the same month, the Owners shall promptly transfer such excess amount to the Rhenia Owners' Account."

2.5	Clause 42.3 (a) of the Charter shall be amended to read as follows:

"in Dollars;

in the case of Insurances described in Clause 42.2(a), and (b) above, in an amount on an agreed value basis at least equal at all times to the “Minimum Insured Value”, being the greater of: (x) the Fair Market Value; and (y) the amounts specified in column (b) in the table set out below in respect of the yearly period during the Charter Period specified in column (a) against such amount (the “Total Loss Amount”). The Total Loss Amount shall be reduced with an amount equal to any amount credited to the Owners (as buyers) pursuant to Clause 10(b) of the MOA.

4

(a) – beginning of year	(b) - Total Loss Amount in US$
1	75,258,080
2	71,800,000
3	68,200,000
4	62,820,257
5	57,570,000
6	54,276,079
7	50,777,943
8	47,055,496
9	43,099,349
10	38,890,800
11	34,429,557
12	29,696,814
13	24,682,988
14	19,369,113
15	13,763,463

2.6	Clause 52.1 of the Charter shall be amended to read as follows:

"The Charterers shall, provided always that no Termination Event shall have occurred, have an option to purchase (“Purchase Option”) the Vessel at the following dates (each, a “Purchase Option Date”) and for the following prices (each, a “Purchase Option Price”):

(a)	at the end of year 7 under this Charter, for a price of US$47,055,496;

(b)	at the end of year 10 under this Charter, for a price of US$34,429,557;

(c)	at the end of year 12 under this Charter, for a price of US$24,682,988; or

(d)	at the end of year 14 under this Charter, for a price of US$13,763,463,

plus an amount equal to the balance of the Prepaid Hire which shall be set off against the balance of the Prepaid Hire. The Purchase Option Price shall be reduced with an amount equal to any amount credited to the Owners (as buyers) pursuant to Clause 10(b) of the MOA."

5

2.7	The definition of "Average Lease Outstanding" included in Appendix 1 to the Charter shall be amended to read as follows:

"Average Lease Outstanding" means for the relevant year, the following figure:

LIBOR Year 1:	73,529,040
LIBOR Year 2:	70,000,000
LIBOR Year 3:	65,510,129
LIBOR Year 4:	60,195,129
LIBOR Year 5:	55,923,039
LIBOR Year 6:	52,527,011
LIBOR Year 7:	48,916,720
LIBOR Year 8:	45,077,423
LIBOR Year 9:	40,995,075
LIBOR Year 10:	36,660,178
LIBOR Year 11:	32,063,185
LIBOR Year 12:	27,189,901
LIBOR Year 13:	22,026,051
LIBOR Year 14:	16,566,288
LIBOR Year 15:	10,926,731"

3.	RELEASE OF EXISTING TC CHARTERER

3.1	The Owner shall release the Existing TC Charterer from its obligations under the Existing TC General Assignment.

4.	CONDITIONS PRECEDENT

4.1	The effectiveness of (i) the amendments to the Charter provided for in Section 2 of this Addendum and (ii) the release provided for in Section 3 of this Addendum, shall be subject to the condition that the Owners shall have received the following documents and evidence in all respects in form and substance satisfactory to it:

a)	copy of the duly executed new TC (as such definition is amended in this Addendum);

b)	duly executed TC Addendum for the Vessel;

c)	duly executed new TC General Assignment in respect of the new TC (as such definition is amended in this Addendum);

d)	written notice by the Charterers of the assignment under the new TC General Assignment;

e)	written acknowledgements by the TC Charterer (as such definition is amended in this Addendum) of the assignment under the new TC General Assignment and of the on-assignment to the Mortgagee; and

f)	occurrence of the Effective Date (as defined in the TC Addendum) under the TC Addendum.

4.2	The Charterers shall, on the date effectiveness occurs pursuant to Section 4.1 of this Addendum, pay to the Owners any discrepancy between Charter Hire paid for the period from (and including) 10 June 2021 through (and including) the date of such effectiveness and Charter Hire for the same period calculated at the applicable rate pursuant to Clause 37.3 of the Charter as amended in Section 2.3 of this Addendum.

6

5.	WARRANTIES AND AUTHORITY

5.1	Each of the Parties hereto warrants and represents to the other parties with respect to itself that it has the full right, power, and authority to execute, deliver and perform this Addendum.

6.	COUNTERPARTS

6.1	This Addendum may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

7.	REPRESENTATIONS

7.1	Each Party acknowledges that in entering into this Addendum it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Addendum.

8.	FURTHER ASSURANCE

8.1	The Charterers shall take promptly such steps as the Owners may deem necessary or appropriate (acting reasonably) to give effect to the provisions of this Addendum.

9.	VARIATION

9.1	No variation of this Addendum shall be effective unless it is in writing and signed by the Parties.

10.	SEVERABILITY

10.1	If any provision of this Addendum is found to be void or unenforceable, that provision shall be deemed to be deleted from this Addendum. The remaining provisions of this Addendum shall continue in full force and effect and the parties shall use their respective reasonable endeavours to procure that any such provision is replaced by a provision which is valid and enforceable and which gives effect to the spirit and intent of this Addendum.

10.2	If one Party gives notice to the other of the possibility that any provision or part-provision of this Addendum is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

11.	LAW AND JURISDICTION

11.1	This Addendum shall be governed by and construed in accordance with English law, and any disputes arising out of or by virtue of this Addendum shall be governed by Clause 59 of the Charter (mutatis mutandis).

12.	CONFLICT

12.1	This Addendum, to the extent it relates to the Charter, shall form an integral part of the signed Charter and in case of any difference or discrepancies between the terms of the Charter and this Addendum (to the extent it relates to the Charter), the terms of this Addendum shall prevail.

7

13.	OTHER TERMS

13.1	Save as amended by this Addendum, all terms of the Charter shall remain unchanged and in full force and effect.

	OCY Knight 2 Limited		Omega Seven Marine Corp.

Signature:	/s/ Ǿivind Haraldsen	Signature:	/s/ Thaleia Kalafati
Name:	Ǿivind Haraldsen	Name:	Thaleia Kalafati
Title:	Director	Title:	Director

8

Execution Version

Dated 28 June 2021

OCY Knight 2 Limited

and

Omega Seven Marine Corp.

ADDENDUM NO. 3

TO

The Bareboat Charter Party for HULL NO. 3013

This addendum no. 3 (this "Addendum") is entered into on ___ June 2021 between

(1)	OCY Knight 2 Limited, a limited liability company duly incorporated and validly existing under the laws of Malta whose registered office is at Vault 17 Upper Floor, Pinto Wharf, Valletta Waterfront, Floriana FRN 1913, Malta (the "Owners"); and

(2)	Omega Seven Marine Corp., a corporation duly incorporated and validly existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands MH96960 (the "Charterers")

(each a "Party" and together the "Parties").

WHEREAS

(A)	The Owners and the Charterers entered into a bareboat charter party dated 10 February 2018 as amended by an addendum no. 1 dated 6 September 2018 and an addendum no. 2 dated 4 June 2021 (the "Charter") in respect of the vessel "NISSOS DESPOTIKO" with hull no. 3013 (the "Vessel").

Now therefore the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined terms in this Addendum shall have the meaning prescribed to them. All other defined terms shall have the meaning prescribed to them in the Charter.

1.2	References to "Clauses" are references to Clauses of the Charter.

1.3	References to "Sections" are references to Sections of this Addendum.

2.	AMENDMENTS TO THE CHARTER

2.1	The following new definition shall be included in Clause 32.1 of the Charter:

“Rhenia TC Charter”	means the time charter party dated 24 September 2020 entered into between the Charter Guarantor as owners and Unipec America, Inc. as charterers in respect of the vessel "NISSOS DONOUSSA" as amended by inter alia replacing "NISSOS DONOUSSA" with "NISSOS RHENIA" as the subject-vessel thereof by an addendum to be entered into between the Charter Guarantor and Unipec America, Inc. (as consenting party);

2.2	The following definition in Clause 32.1 of the Charter shall be amended to read as follows:

“TC”	means (i) the time charter party dated 3 April 2020 entered into between Arethusa Shipping Corp. as owners and the TC Charterer as charterers in respect of the vessel "NISSOS KEROS" as novated to the Charterers and amended by inter alia replacing "NISSOS KEROS" with the Vessel as the subject-vessel thereof by an addendum to be entered into between Arethusa Shipping Corp. (as transferor) and the Charterers (as transferee) and the TC Charterer (as consenting party) (the "TC Addendum") and (ii) any other charter commitment for the Vessel which is for a duration of twelve (12) months or more;

2

3.	WARRANTIES AND AUTHORITY

3.1	Each of the Parties hereto warrants and represents to the other parties with respect to itself that it has the full right, power, and authority to execute, deliver and perform this Addendum.

4.	COUNTERPARTS

4.1	This Addendum may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

5.	REPRESENTATIONS

5.1	Each Party acknowledges that in entering into this Addendum it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Addendum.

6.	FURTHER ASSURANCE

6.1	The Charterers shall take promptly such steps as the Owners may deem necessary or appropriate (acting reasonably) to give effect to the provisions of this Addendum.

7.	VARIATION

7.1	No variation of this Addendum shall be effective unless it is in writing and signed by the Parties.

8.	SEVERABILITY

8.1	If any provision of this Addendum is found to be void or unenforceable, that provision shall be deemed to be deleted from this Addendum. The remaining provisions of this Addendum shall continue in full force and effect and the parties shall use their respective reasonable endeavours to procure that any such provision is replaced by a provision which is valid and enforceable and which gives effect to the spirit and intent of this Addendum.

8.2	If one Party gives notice to the other of the possibility that any provision or part-provision of this Addendum is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

3

9.	LAW AND JURISDICTION

9.1	This Addendum shall be governed by and construed in accordance with English law, and any disputes arising out of or by virtue of this Addendum shall be governed by Clause 59 of the Charter (mutatis mutandis).

10.	CONFLICT

10.1	This Addendum, to the extent it relates to the Charter, shall form an integral part of the signed Charter and in case of any difference or discrepancies between the terms of the Charter and this Addendum (to the extent it relates to the Charter), the terms of this Addendum shall prevail.

11.	OTHER TERMS

11.1	Save as amended by this Addendum, all terms of the Charter shall remain unchanged and in full force and effect.

	OCY Knight 2 Limited		Omega Seven Marine Corp.

Signature:	/s/ Ǿivind Haraldsen	Signature:	/s/ Thaleia Kalafati
Name:	Ǿivind Haraldsen	Name:	Thaleia Kalafati
Title:	Director	Title:	Director

4

Dated 27 April 2023

OCY Knight 2 Limited

and

Omega Seven Marine Corp.

ADDENDUM NO. 4

TO

The Bareboat Charter Party for "NISSOS DESPOTIKO"

This addendum no. 4 (this "Addendum") is executed and delivered as a deed on ___ April 2023 between

(1)	OCY Knight 2 Limited, a limited liability company duly incorporated and validly existing under the laws of Malta whose registered office is at Vault 17, Upper Floor, Pinto Wharf, Valletta Waterfront, Floriana, FRN 1913, Malta (the "Owners"); and

(2)	Omega Seven Marine Corp., a corporation duly incorporated and validly existing under the laws of the Marshall Islands registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Charterers").

(each a "Party" and together the "Parties").

WHEREAS

(A)	The Owners and the Charterers have entered into a bareboat charter party dated 10 February 2018 as amended pursuant to an addendum no. 1 dated 6 September 2018, an addendum no. 2 dated 4 June 2021 and an addendum no. 3 dated 28 June 2021 (the "Charter") in respect of the vessel "NISSOS DESPOTIKO" with IMO no. 9845697 (the "Vessel").

(B)	The Parties have agreed to change from LIBOR to Term SOFR for adjustment of the Cash Element of the Charter Hire, on the terms and subject to the conditions of this Addendum.

Now therefore the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined terms in this Addendum shall have the meaning prescribed to them.

1.2	All other defined terms shall have the meaning prescribed to them in the Charter.

1.3	References to "Clauses" are references to Clauses of the Charter.

1.4	References to "Sections" are references to Sections of this Addendum.

2.	AMENDMENTS TO THE CHARTER

2.1	The Charter shall be amended as set out in this Section 2, with effect as from 30 June 2023.

2.2	Clause 37.3 of the Charter shall be amended to read as follows:

"The Charterers shall pay charter hire (“Charter Hire”) to the Owners:

(i)	at a rate of US$ 18,600 per day calculated from the first day of the Charter Period and throughout year two (2);

(ii)	at a rate of US$ 23,336 per day calculated from the first day of year three (3) and throughout year four (4); and

at a rate of US$ 17,200 per day calculated from the first day of year five (5) until the end of the Charter Period,

plus Term SOFR adjustment pursuant to Clause 37.4 (the "Cash Element") calculated from the first day of the Charter Period, and at the rate of at the rate of US$ 1,734 per day (the "Non-Cash Element"), monthly in advance, commencing from the Delivery Date, provided that the Non-Cash Element shall be settled by way of set off against the Prepaid Hire as provided for in Clause 37.2. For the avoidance of doubt, “monthly” in this context shall mean that payments of Charter Hire shall be made, in advance, on 15th day of each calendar month (provided that on the Delivery Date the relevant amount of Charter Hire shall be payable to account for the period commencing on the Delivery Date and until the next occurring 15th day of a calendar month) until the expiry of the Charter Period (each, a "Payment Date")."

2.3	Clause 37.4 of the Charter shall be amended to read as follows:

"In accordance with Appendix 1 the Cash Element of the Charter Hire shall be subject to a Term SOFR adjustment."

2.4	Appendix 1 to the Charter shall be replaced by the Appendix 1 attached hereto.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Charterers acknowledge that in entering into this Addendum they do not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Addendum.

3.2	The Charterers warrant and represents to the Owners that they have the full right, power, and authority to execute, deliver and perform this Addendum.

4.	COUNTERPARTS

4.1	This Addendum may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

5.	VARIATION

5.1	No variation of this Addendum shall be effective unless it is in writing and signed by the Parties.

6.	SEVERABILITY

6.1	If any provision of this Addendum is found to be void or unenforceable, that provision shall be deemed to be deleted from this Addendum. The remaining provisions of this Addendum shall continue in full force and effect and the parties shall use their respective reasonable endeavours to procure that any such provision is replaced by a provision which is valid and enforceable and which gives effect to the spirit and intent of this Addendum.

6.2	If one Party gives notice to the other of the possibility that any provision or part-provision of this Addendum is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

7.	LAW AND JURISDICTION

7.1	This Addendum shall be governed by and construed in accordance with English law, and any disputes arising out of or by virtue of this Addendum shall be governed by Clause 59 of the Charter (mutatis mutandis).

8.	CONFLICT

8.1	This Addendum, to the extent it relates to the Charter, shall form an integral part of the signed Charter and in case of any difference or discrepancies between the terms of the Charter and this Addendum (to the extent it relates to the Charter), the terms of this Addendum shall prevail.

9.	OTHER TERMS

9.1	Save as amended by this Addendum, all terms of the Charter shall remain unchanged and in full force and effect.

[Signature page to follow]

EXECUTION PAGE

Signed and delivered as a deed by
For and on behalf of the Owners	)	/s/ Ǿivind Haraldsen
OCY Knight 2 Limited
Name: Ǿivind Haraldsen
Title: Director

In the presence of:	)
Name: Christian Mercieca	)	/s/ Christian Mercieca
Address: 7. Trig Gteneb id- Dib., St. Lucia	)

Signed and delivered as a deed by
For and on behalf of the Charterers	)	/s/ Thaleia Kalafati
Omega Seven Marine Corp.
Name: Thaleia Kalafati
Title: Director

In the presence of:	)
Name: Eirini Chouidemenou	)	/s/ Eirini Chouidemenou
Address: Attorney at Law	)

Appendix 1

TERM SOFR ADJUSTMENT OF THE CHARTER RATE

The Cash Element of the Charter Hire is subject to an adjustment based on Term SOFR. The Term SOFR reflected in the Charter Hire is set at zero (0) basis point p.a., and the Cash Element of the Charter Hire will be adjusted upwards given that the Actual Fixed Term SOFR plus CAS is above zero (0) basis points p.a.

(Actual Fixed Term SOFR in basis points plus CAS) X Average Lease Outstanding / 365 = Adjustment in day rate in USD.

The "Actual Fixed Term SOFR" will be set for the next 3 months period based on the USD 3 Months Term SOFR fixed 15 days prior to each 3 Month Period of each SOFR Year, provided that the Actual Fixed Term SOFR shall be set for the next 12 months period based on the USD 12 Months Term SOFR fixed at the time of notification if opted for by written notice of the Charterers at the latest 20 banking days prior to the next 3 Month Period.

"Average Lease Outstanding" means for the relevant year, the following figure:

SOFR Year 5:	55,923,039
SOFR Year 6:	52,527,011
SOFR Year 7:	48,916,720
SOFR Year 8:	45,077,423
SOFR Year 9:	40,995,075
SOFR Year 10:	36,660,178
SOFR Year 11:	32,063,185
SOFR Year 12:	27,189,901
SOFR Year 13:	22,026,051
SOFR Year 14:	16,566,288
SOFR Year 15:	10,926,731

“CAS” means the credit adjustment spread as per international market standard and the Alternative Reference Rates Committee (ARRC) recommendation in respect of 3 months tenors for USD and published on Bloomberg, being 26.161 basis points, or (as the case may be) in respect of 12 months tenors 71.513 basis points.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate). If no Term SOFR is available the applicable rate for the relevant 3 month period shall be the Term SOFR replacement rate applicable under the Loan Agreement.

“USD 3 Months Term SOFR” means the applicable Term SOFR, if the applicable Term SOFR is below zero (0) USD 3 Months Term SOFR will be deemed to be zero (0).

“USD 12 Months Term SOFR” means the applicable Term SOFR, if the applicable Term SOFR is below zero (0) USD 12 Months Term SOFR will be deemed to be zero (0).

“SOFR Year” means any 12-month period starting at the Delivery Date of the vessel, and each following 12-month period thereafter.

“Break Funding Cost” means the amount (if any) calculated as follows:

(Actual Fixed Term SOFR in basis points - USD Term SOFR for the remaining period in basis points) X Average Lease Outstanding / number of days in remaining period = Settlement in USD per day, for each day remaining in the relevant period.

"USD Term SOFR for the remaining period in basis points" will be set by a bank nominated by the Owners prior to the Delivery Date.

Execution Version

Charter Guarantee

Hull No. 3013

Dated 10 February 2018

1.	Okeanis Marine Holdings S.A. as GUARANTOR

2.	OCY Knight 2 Limited as OWNER

Table of Contents

1.	Definitions and INTERPRETATION	2

2.	GUARANTEE	4

3.	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR	5

4.	indemnity	6

5.	EXPENSES	6

6.	ADJUSTMENT OF TRANSACTIONS	6

7.	PAYMENTS	6

8.	INTEREST	7

9.	SUBORDINATION	7

10.	ENFORCEMENT	7

11.	REPRESENTATIONS AND WARRANTIES	8

12.	UNDERTAKINGS	10

13.	JUDGMENTS AND CURRENCY INDEMNITY	11

14.	SUPPLEMENTAL	12

15.	ASSIGNMENT	13

16.	NOTICES	13

17.	INVALIDITY OF Bareboat Charter	14

18.	GOVERNING LAW AND JURISDICTION	14

this GUARANTEE is dated 10 February 2018.

BETWEEN

(1)	Okeanis Marine Holdings S.A., a corporation duly incorporated and validly existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands MH96960 (“Guarantor”, which expression includes its successors and assignees); and

(2)	OCY Knight 2 Limited, a limited liability company duly incorporated and validly existing under the laws of Malta whose registered office is at 93, Mill Street, Qormi QRM 3102, Malta (“Owner”, which expression includes is successors and assigns).

BACKGROUND

(A)	By a memorandum of agreement (“MOA”) dated 10 February 2018 between Omega Seven Marine Corp. (“Seller”) as sellers and the Owner as buyers, the Seller has agreed to sell and the Owner has agreed to purchase the vessel with Hull No. 3013 (“Vessel”) on the terms and subject to the conditions set out therein.

(B)	By a bareboat charter on amended BARECON 2001 form (together with all additional clauses 32 to 59 thereto) (“Bareboat Charter”) dated 10 February 2018 between the Owner as owners and Omega Seven Marine Corp. ("Bareboat Charterer") as charterers, the Owner has agreed to let to the Bareboat Charterer and the Bareboat Charterer has agreed to take on bareboat charter, the Vessel upon the terms and conditions set out therein.

(C)	Pursuant to the Bareboat Charter the Bareboat Charterer has been granted certain options to purchase the Vessel.

(D)	The execution and delivery of this guarantee (“Guarantee”) is one of the conditions precedent to the Owner agreeing to acquire the Vessel under the MOA and bareboat chartering the Vessel to the Bareboat Charterer pursuant to the Bareboat Charter.

It is agreed as follows –

1.	Definitions and INTERPRETATION

1.1	In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in or construed for the purposes of the Bareboat Charter shall have the same meanings or be construed in the same manner when used in this Guarantee.

1.2	In this Guarantee, unless the context otherwise requires –

‘Bankruptcy’ includes a bankruptcy, liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

‘Guaranteed Liabilities’ means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in Clause 2.1;

‘IFRS’ means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

1.3	Clause headings and the table of contents are inserted for convenience of reference only, have no legal effect and shall be ignored in the interpretation of this Guarantee.

1.4	In this Guarantee, unless the context otherwise requires:

(a)	references to Clauses, recitals and schedules are to be construed as references to the Clauses of, and recitals and schedules to, this Guarantee and references to this Guarantee include its recitals (if any) and schedules;

(b)	references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to this Guarantee, that provision or that document as in force for the time being and as from time to time amended in accordance with the terms thereof, but so that the foregoing is without prejudice to any requirement in any Charter Document that the prior consent of any party be obtained;

(c)	references to an “amendment” include a supplement, novation, restatement or re-enactment and “amend” and “amended” shall be construed accordingly;

(d)	references to an “approval” shall be construed as a reference to any approval, consent, authorisation, exemption, permit, licence, registration, filing or enrolment by or with any competent authority;

(e)	references to “taxes” include all present and future income, corporation and value-added taxes and all stamp and other taxes, duties, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, and references to “tax” and “taxation” shall be construed accordingly;

(f)	words importing the plural shall include the singular and vice versa and words importing a gender shall include every gender;

(g)	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated association or body of persons or any government entity whether or not having separate legal personality and references to any party shall be construed so as to include the successors, permitted assignees and permitted transferees of the relevant party; and

(h)	references to any enactment or provision of law shall be deemed to include references to such enactment or provision as applied, re-enacted, amended or extended and includes any subordinate legislation.

2.	GUARANTEE

2.1	In consideration of the Owner agreeing to purchase the Vessel from the Seller under the MOA and to charter the Vessel to the Bareboat Charterer under the Bareboat Charter, the Guarantor unconditionally and irrevocably:

(a)	guarantees to Owner, to pay to the Owner upon its first written demand all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Bareboat Charterer to the Owner under or pursuant to the Bareboat Charter (including, without limitation, all Charter Hire, all amounts payable in connection with a termination of the Bareboat Charter, the Purchase Option Price and any other amounts payable in respect of the Purchase Option, the Termination Purchase Amount, all interest, fees, costs, charges and expenses and any and all amounts due under any indemnities), when the same become due for payment or discharge, whether by acceleration or otherwise and whether such moneys, obligations or liabilities are express or implied, present, future or contingent, joint or several incurred as principal or surety, originally owing to the Owner or purchased or otherwise acquired by it, denominated in Dollars or in any other currency, or incurred in any other manner whatsoever;

(b)	undertakes to pay to the Owner upon its first written demand, any such amount which is not paid by the Bareboat Charterer when such amount becomes due; and

(c)	undertakes to procure that the Bareboat Charterer shall perform and observe all its other obligations under the Bareboat Charter notwithstanding any dispute between the Owner and the Bareboat Charterer.

Such liabilities shall, without limitation, include interest (as well after as before award) from the date of such demand until payment at the Default Rate, commission, fees and other charges and all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Owner in relation to any such moneys, obligations or liabilities which are hereby guaranteed.

2.2	This Guarantee is an "on demand" guarantee, by its nature independent of the underlying relationship between the parties to the Bareboat Charter, and the Guarantor is in no way concerned with or bound by any such relationship. Any payment by the Guarantor under this Guarantee is to be made forthwith upon first demand, without being subject to any defense, objection or similar action based on (and/or arising from) the Bareboat Charter or other underlying relationships, agreements and transactions whatsoever (to the extent permitted by law). Reference in this Guarantee to the Bareboat Charter is only for identification purposes.

2.3	The Owner may serve any number of demands under Clause 2.1 from time to time and demands may be enforced irrespective of whether any steps or proceedings are or will be taken against the Bareboat Charterer or any other person to recover the indebtedness claimed under this Guarantee.

2.4	The Guarantor's liability for any claim or demand by the Owner against the Guarantor (whether under this Guarantee, in law, or otherwise) for any amount due to the Owner pursuant to Clause 50.6 of the Bareboat Charter shall be limited to the Termination Credit as provided for in Clause 50.7 of the Bareboat Charter.

3.	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1	The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defenses of a surety.

3.2	Without limiting the generality of Clause 3.1 and without in any way whatsoever limiting this Guarantee's independency from the Bareboat Charter, the Guarantor shall neither be discharged by, nor have any claim against the Owner under the Bareboat Charter or otherwise in respect of (whether known to the Owner or not):

(a)	any amendment, novation, supplement, extension (however fundamental and whether or not more onerous), or replacement, assignment, avoidance or termination of the Bareboat Charter or any other document or Security Interest;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Bareboat Charter;

(c)	any release or loss (even though negligent) of any right or Security Interest created by the Bareboat Charter;

(d)	any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	the Bareboat Charter or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

(f)	any time, waiver or consent granted to, or composition with, the Bareboat Charterer or other person;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members, name or status (including re-organisation, merger or transfer) of the Bareboat Charterer or any other person;

(h)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Bareboat Charterer under the Bareboat Charter resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor's obligations under this Guarantee be construed as if there were no such circumstance; or

(i)	any arrangement by which the Guarantor ceases, directly or indirectly, to control the voting share capital of the Bareboat Charterer or any other change in the ownership of, or control of, the Bareboat Charterer.

4.	indemnity

4.1	Without prejudice to the guarantee contained in Clause 2, the Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation, to fully indemnify the Owner on its first written demand against all claims, losses, liabilities, damages, costs, expenses, actions and proceedings whatsoever:

(a)	arising out of any failure by the Bareboat Charterer to make due and punctual payment of the Guaranteed Liabilities or in the due and punctual performance and observance of all other obligations under the Bareboat Charter;

(b)	incurred by the Owner in the execution or performance of the terms and conditions hereof; and

(c)	incurred, sustained or arising in respect of the non-performance or non-observance of any of the undertakings and agreements on the part of the Guarantor herein contained.

4.2	This indemnity shall remain in effect notwithstanding that the guarantee under Clause 2 may cease to be valid, legal or enforceable against the Guarantor for any reason whatsoever

5.	EXPENSES

5.1	Without prejudice to the Owners and the Charterers’ respective obligations under clause 56.1 of the Bareboat Charter, the Guarantor shall pay to the Owner on its demand the amount of all expenses incurred by the Owner connection with any matter arising out of this Guarantee or any Security Interest connected with it, including but not limited to any advice, claim or proceedings relating to this Guarantee or such a Security Interest.

5.2	Clause 5.1 is without prejudice to the Guarantor’s liabilities in respect of the Bareboat Charterer’s obligations under similar provisions of other the Bareboat Charter.

6.	ADJUSTMENT OF TRANSACTIONS

6.1	The Guarantor shall pay to the Owner on its demand any amount which the Owner is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Bareboat Charterer (or similar person) on the ground that the Bareboat Charterer’s obligations, or a payment by the Bareboat Charterer were invalid, or on any similar ground.

7.	PAYMENTS

7.1	All payments of any amount due under this Guarantee shall be made without any set-off or counterclaim whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future income, freight, stamp or other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature, If the Guarantor is required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Guarantor in respect of such payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Owners receive a net sum equal to the amount which it would have received had no such deduction or withholding been required to be made. The Guarantor will promptly deliver to the Owners any receipts, certificates or other proof evidencing the amounts (if any) paid or payable, in respect of any such deduction or withholding as aforesaid.

7.2	Any release, discharge or settlement between the Guarantor and the Owner shall be conditional upon no security, disposition or payment to the Owner by the Bareboat Charterer or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Owner shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

8.	INTEREST

8.1	Any amount due under this Guarantee shall carry interest after the date on which the Owner demands payment of it until it is actually paid, at an interest rate equivalent to the Default Rate (as defined in the Bareboat Charter).

8.2	Interest under this Guarantee shall be calculated and accrued in the same way as interest under Clause 56.2 of the Bareboat Charter.

8.3	For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Bareboat Charter.

9.	SUBORDINATION

9.1	Unless and until all of the Guaranteed Liabilities have been irrevocably and unconditionally paid, discharges or satisfied in full (whereupon the Owner shall, at the request and cost of the Guarantor, release and discharge the Guarantor from the Guaranteed Liabilities), all rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Bareboat Charter, its assets are subordinate and shall be fully subordinated to the rights of the Owner under the Bareboat Charter; and in particular, the Guarantor shall not –

(a)	receive or claim, or in a Bankruptcy of the Bareboat Charterer prove for, any amount payable to the Guarantor by the Bareboat Charterer, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	claim any contribution from any other guarantor of, or provider of any Security Interest in respect of, any of the Bareboat Charterer’s obligations under the Bareboat Charter;

(d)	claim to set off any such amount against any amount payable by the Guarantor to the Bareboat Charterer;

(e)	claim or prove as a creditor of the Bareboat Charterer in competition with the Owner; or

(f)	claim any subrogation, contribution, reimbursement or indemnity or other right of surety in respect of the Bareboat Charter or any sum received or recovered by the Owner under the Bareboat Charter.

10.	ENFORCEMENT

10.1	The Owner shall not be required to commence any proceedings under, or enforce any Security Interest created by, the Bareboat Charter before claiming or commencing proceedings under this Guarantee.

10.2	However, as against the Guarantor –

(a)	any judgment, award or order of a court or arbitration tribunal in England or any other pertinent jurisdiction in connection with the Bareboat Charter; and

(b)	any statement or admission of the Owner in connection with the Bareboat Charter,

shall be binding and conclusive as to all matters of fact and law to which it relates.

10.3	The Owner may refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf) in respect of amounts which may be or become payable by the Bareboat Charterer under or in connection with the Bareboat Charter, or apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of them;

10.4	The Owner may place any sum received or recovered under or by virtue of this Guarantee or any Security Interest connected with it on a separate interest-bearing suspense or other nominal account without applying it in satisfaction of the Bareboat Charterer’s obligations under the Bareboat Charter.

11.	REPRESENTATIONS AND WARRANTIES

11.1	The Guarantor represents and warrants to the Owner as follows.

11.2	The Guarantor is a corporation duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

11.3	The Guarantor has full power and authority (i) to conduct its business as it is now carried on, (ii) to own or hold its assets (ii) to execute and deliver this Guarantee (including all notices, certificates and other documents related to thereto) and to comply with the provisions of, and perform all its obligations hereunder.

11.4	This Guarantee constitutes the Guarantor’s legal, valid and binding obligations enforceable against it, ranking at least pari passu with all its other unsecured obligations and liabilities (actual or contingent), except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors' rights generally.

11.5	The entry into and performance by the Guarantor of its obligations under this Guarantee does not and will not violate in any respect (i) any law or regulation of any governmental or official authority or body, (ii) any provision of its constitutional documents, or (ii) any agreement, contract or other undertaking to which it is a party or which is binding upon it or its assets.

11.6	All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Guarantee and the transactions contemplated hereby have been obtained and are in full force and effect.

11.7	It is not necessary for the legality, validity, enforceability or admissibility in evidence of this Guarantee that the same or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar tax be paid on or in relation to thereto.

11.8	No action, suit, proceeding, litigation, arbitration or dispute against the Guarantor is presently taking place or pending or to its knowledge threatened nor is there subsisting any judgment or award given against the Guarantor before any court, board of arbitration or other body which, in either case, could or might result in any adverse change in its business or financial condition or otherwise its ability to perform its obligations under this Guarantee.

11.9	The Guarantor is not in default under any agreement to which it is a party or by which it is bound, which is likely to have a material adverse effect on the performance of its obligations under this Guarantee.

11.10	No Termination Event (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute a Termination Event) has occurred and is continuing nor will such a default or Termination Event (or such event) result from the entry by the Guarantor in this Guarantee or the performance of its obligations hereunder.

11.11	All financial and other information furnished by the Guarantor in connection with the negotiation of this Guarantee or delivered to the Owner pursuant to this Guarantee or for the purposes of the Owner and any Mortgagee to carry out their due diligence was true and accurate when given and there were no other facts or matters the omission of which would have made any statement or information therein contained misleading.

11.12	All payments made or to be made by the Guarantor under this Guarantee will made free and clear of, and without deduction or withholding for or on account of, any taxes.

11.13	None of the Guarantor or its directors, officers or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly in violation of any applicable anti-corruption legislation.

11.14	None of the Guarantor or their respective directors, officers or employees is a person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

11.15	The Guarantor and its directors, officers and employees are in compliance with, and have not previously violated any applicable anti-money laundering laws and regulations.

11.16	The execution, delivery and performance of this Guarantee and the consummation of any transaction contemplated by thereby, or the fulfilment of the terms of therein, will not result in a violation by the Guarantor or its directors, officers or employees, of any of the Sanctions or of any anti-money laundering laws of any other applicable jurisdiction.

11.17	The Guarantor further represents and warrants that:

(a)	the Guarantor is fully familiar with and agrees to all provisions of the Bareboat Charter;

(b)	the representations and warranties made by the Bareboat Charterer in the Bareboat Charter are true and accurate in all respects, and shall be deemed to be provided by the Guarantor in favour of the Owners as if set out in full herein mutatis mutandis; and

(c)	no oral or written statement has been made by or on behalf of the Owner, which could be construed as a waiver of any provisions of this Guarantee or a statement of intention not to enforce the same in accordance with its terms.

11.18	The representations and warranties set out in this Clause 11 shall survive the execution of this Guarantee and are deemed to be repeated by reference to the facts and circumstances then existing on each date on which the representations and warranties made by the Bareboat Charterer under the Bareboat Charter are deemed to be repeated.

12.	UNDERTAKINGS

12.1	The Guarantor undertakes with the Owner to comply with the following provisions of this Clause at all times until the Guaranteed Liabilities have been irrevocably and unconditionally paid in full, except as the Owner may otherwise permit.

12.2	The Guarantor will provide to the Owner;

(i)	copies of its annual audited consolidated accounts (including a consolidated balance sheet, statement of profit and loss, cash flow and changes in capital of the Guarantor and its subsidiaries) at the latest within one hundred and fifty (150) days of the closing date of the accounting period to which such accounts relate (together with comparable financial statements for the immediately preceding accounting period), certified as having been audited by Deloitte Certified Public Accountants S.A.;

(ii)	copies of its semi-annual unaudited consolidated accounts (including a consolidated balance sheet, statement of profit and loss, cash flow and changes in capital of the Guarantor and its subsidiaries) at the latest within sixty (60) days of the closing date of the accounting period to which such accounts relate (together with comparable financial statements for the immediately preceding accounting period), certified as having been reviewed by its chief financial officer (or equivalent); and

(iii)	such other financial statements (including details of all off-balance sheet and time charter hire commitments), annual budgets and projections as may be reasonably requested by the Owner, each to be in such form as the Owner may reasonably request, such accounts in (i) and (ii) to be prepared in accordance with generally accepted accounting principles in its jurisdiction of domicile, consistently applied.

12.3	The Guarantor will provide to the Owner such other financial information regarding the Guarantor as the Owner may from time to time reasonably require.

12.4	The Guarantor will provide the Owner with such information as may be necessary in order for the Owner to fulfil its obligations relating to “know your customer” checks under the Loan Agreement.

12.5	The Guarantor will obtain and promptly renew from time to time and will, whenever so required, promptly furnish certified copies to the Owner of, all such authorizations, approvals, consents and licenses (if any) as may be required under any applicable law or regulation to enable the Guarantor to perform its obligations under this Guarantee or required for the validity or enforceability of this Guarantee, and the Guarantor shall in all material respects comply with the terms of the same.

12.6	The Guarantor will, forthwith upon becoming aware of the same, notify the Owner in writing of any Termination Event (or event of which the Guarantor is aware which, with the giving of notice and/or lapse of time, would or might reasonably be expected to constitute a Termination Event).

12.7	The Guarantor will, from time to time, at its expense, duly execute and deliver to the Owner such further documents and assurances as the Owner may reasonably request to effectuate the purposes of this Guarantee.

12.8	The financial covenants set out below shall be applied on a consolidated basis, shall apply at all times as long as any amount is outstanding hereunder, and shall be tested quarterly each year:

(a)	The Guarantor shall ensure that it at all times maintains freely available cash and cash equivalents, in each case reported in accordance with IFRS, in an amount of no less than US$10,000,000, to be reported on a quarterly basis.

12.9	The Guarantor shall not resolve, declare, make or pay any dividend, repay share capital or make other distribution of monies or other assets to any of its direct or indirect shareholders, except for payment of dividend up to an aggregated amount equaling 100% of its consolidated net profit (according to IFRS) for the previous reporting period.

12.10	The Guarantor shall provide to the Owner as soon as possible upon becoming aware of them, relevant details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against it and which might, if adversely determined, be reasonably expected to have a material adverse effect on the ability of the Guarantor to comply with its obligations under this Guarantee.

12.11	The Guarantor shall not permit without the Owner’s prior written consent (not to be unreasonably withheld):

(i)	any a change in the Bareboat Charterer’s ownership structure; or

(ii)	that a new party or parties acting in concert becomes owner(s) of, or control(s), more than 50 % of the shares and/or voting rights of the Guarantor.

12.12	The Guarantor further agrees that all covenants and/or undertakings relating to the Guarantor undertaken by the Bareboat Charterer in the Bareboat Charter also be undertaken by the Guarantor, and are hereby undertaken by the Guarantor, in favour of the Owner as if set out in full herein mutatis mutandis.

13.	JUDGMENTS AND CURRENCY INDEMNITY

13.1	This Guarantee shall cover any amount payable by the Bareboat Charterer under or in connection with any judgment or ward relating to the Bareboat Charter.

13.2	If any sum due from the Bareboat Charterer or the Guarantor to the Owner under the Bareboat Charter or under any order, award or judgment relating to the Bareboat Charter has to be converted from the currency in which the Bareboat Charter provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Bareboat Charterer whether in its liquidation, any arrangement involving it or otherwise;

(b)	obtaining an order, award or judgment from any court or other tribunal; or

(c)	enforcing any such order, award or judgment,

the Guarantor shall indemnify the Owner concerned against the loss arising when the amount of the payment actually received by the Owner is converted at the available rate of exchange into the Contractual Currency.

In this Clause 13.2 the “available rate of exchange” means the then relevant spot rate of exchange of DNB Bank ASA.

This Clause 13.2 creates a separate liability of the Guarantor which is distinct from their other liabilities under the Bareboat Charter and which shall not be merged in any judgment, award or order relating to those other liabilities.

14.	SUPPLEMENTAL

14.1	This Guarantee shall remain in force as a continuing security unless and until the Guaranteed Liabilities have been irrevocably and unconditionally settled in full.

14.2	The rights, powers and remedies of the Owner under or in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any rights, powers or remedies conferred by the Bareboat Charter and by the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Bareboat Charterer and/or the Bareboat Charter.

14.3	If the Owner on any occasion agrees to waive, omits to exercise, delays in exercising or invalidly exercises any of its rights, powers or remedies under the Bareboat Charter or the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Bareboat Charterer or the Bareboat Charter, such waiver, omission, delay or invalid exercise shall not impair any further exercise thereof or the exercise of any other right, power or remedy of the Owner under the Bareboat Charter or the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Bareboat Charterer or the Bareboat Charter, nor shall it be construed as a waiver of, or as an acquiescence in, any default under the Bareboat Charter.

14.4	If, at any time, any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid in any respect under any law by which it may be governed or affected, that shall not affect nor impair the validity, legality or enforceability of the remaining provisions of this Guarantee under any law by which it may be governed or affected.

14.5	The Owner may set off any matured due from the Guarantor under this Guarantee against any matured obligation owed by the Owner to the Guarantor, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Owner may convert either obligation convert either obligation at the then relevant spot rate of exchange of DNB Bank ASA for the purpose of the set-off.

14.6	Any waiver by the Owner of any provision of this Guarantee, and any consent or approval given by the Owner, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given.

14.7	Any certification or determination by the Owner of a rate or amount under this Guarantee is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

14.8	This Guarantee may not be amended or varied orally but only by an instrument signed by each of the parties hereto.

14.9	This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Owner may now or later hold in connection with the Bareboat Charter.

14.10	This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

15.	ASSIGNMENT

15.1	This Guarantee shall be binding upon and inure to the benefit of the Owner and the Guarantor and their respective successors and permitted assigns and references in this Guarantee to either of them shall be construed accordingly.

15.2	The Guarantor may not assign or transfer any of its rights and/or obligations under this Guarantee without the Owner’s prior written consent.

15.3	The Owner may assign or transfer all or any part of its rights or obligations under this Guarantee in accordance with the relevant provisions of the Bareboat Charter which shall apply to this Guarantee as if the same were, mutatis mutandis, set out in full in this Guarantee, without the consent of the Guarantor.

16.	NOTICES

16.1	Unless otherwise specifically provided, any notice under or in connection with this Guarantee to be given by one party to the other under this Guarantee shall be given in the manner provided in Clause 57 of the Bareboat Charter as if the same were, mutatis mutandis, set out in full in this Guarantee.

16.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Guarantor for any communication or document to be made or delivered under or in connection with this Charter are:

Address: c/o Kyklades Maritime Corporation,

Ethnarchou Makariou & D. Falireaos Str. 2

185 47, Neo Faliro, Piraeus, Greece;

E-mail:

Attention: Thalia Kalafati.

16.3	A demand under this Guarantee shall be valid notwithstanding that it is served on the date on which the amount to which it relates is payable by the Bareboat Charterer under the Bareboat Charter and a demand under this Guarantee may refer to all amounts payable under or in connection with the Bareboat Charter without specifying a particular sum or aggregate sum.

17.	INVALIDITY OF Bareboat Charter

17.1	In the event of:

(a)	the Bareboat Charter or any Guaranteed Liabilities now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)	without limiting the scope of paragraph (a), a Bankruptcy of the Bareboat Charterer, the introduction of any law or any other matter resulting in the Bareboat Charterer being discharged from liability under the Bareboat Charter, or the Bareboat Charter ceasing to operate (for example, by interest ceasing to accrue), this Guarantee shall cover any amount which would have been or become payable if the events and circumstances (or any combination thereof) listed under paragraphs (a) and (b) had not occurred, and the Bareboat Charterer had remained fully liable for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated, and the Guarantor agrees that it shall (as an independent and primary obligation) indemnify the Owner against cost, loss or liability it incurs as a result of the Bareboat Charterer not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Bareboat Charter on the date when it would have been due. Any references in this Guarantee to amounts payable by the Bareboat Charterer under or in connection with the Bareboat Charter shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Any references in this Guarantee to a "Guarantee" or a "Guarantor" and any provisions of this Guarantee relating to a guarantee but not to a primary obligation shall be ignored for the purpose of interpreting the nature of the Guarantor's obligations under Clauses 3, 4 and 17.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Guarantee, including the arbitration agreement contained in it and any non-contractual obligations arising out of or in connection with them, shall be governed by and construed in accordance with English law.

18.2	Any dispute arising under this Guarantee which cannot be settled amicably shall be decided by arbitration in London in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators' Association for the time being in force. The arbitration panel shall consist of three (3) arbitrators, one arbitrator shall be appointed by the Owners and another by the Guarantor, and a third arbitrator to be chosen and appointed by the two arbitrators.

18.3	The Guarantor undertakes to maintain the appointment of an agent in England to receive and accept on their behalf any process or other documents relating to any proceedings in the arbitration proceedings which are connected to this Guarantee until the Guaranteed Liabilities have irrevocably and unconditionally been discharged in full. The Guarantor appoints WFW Legal Services Limited presently at 15 Appold Street, London EC2A 2HB to act as its agent and undertakes not to change the appointment of such agents without giving at least one months’ prior written notice to the Owner of such change together with the name and address of the firm or company which is to become the new agent.

18.4	Notwithstanding Clause 18.3, the parties may agree to have minor disputes not exceeding US$ 100,000 to be referred to the arbitration of a single arbitrator in London in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators' Association for the time being in force.

18.5	Clause 18.2 is for the exclusive benefit of the Owner, which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Guarantee in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Guarantee but this shall not be taken to prevent the Guarantor from defending proceedings which the Owner has commenced in any such country.

18.6	Nothing in this Clause shall exclude or limit any right which the Owner may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.7	In this Clause, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure. In this Clause, "dispute" means any dispute arising out of or in connection with this Guarantee (including but not limited to a dispute relating to the existence, validity or termination of this Guarantee).

18.8	The Guarantor irrevocably and unconditionally waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings brought against it or its assets in relation to this Guarantee and consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

IN WITNESS WHEREOF this Guarantee has been executed and delivered as a deed by the parties on has the date and year first above written.

EXECUTION PAGE

GUARANTOR

Signed and delivered as a deed by	George Macheras	)	/s/ George Macheras
for and on behalf of	Attorney-in-Fact	)
Okeanis Marine Holdings S.A.		)

in the presence of:	Sabrina Chongl	)	/s/ Sabrina Chong
Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

OWNER

Signed and delivered as a deed by		)	/s/ Andreas Reklev
for and on behalf of		)	Andreas Reklev
OCY Knight 2 Limited		)

in the presence of:	/s/ Rebecca Nakkim
Rebecca Nakkim

Execution Version

Charter Guarantee Hull No. 3013 Dated 30 September 2018

1.	Okeanis Eco Tankers Corp. as GUARANTOR

2.	OCY Knight 2 Limited as OWNER

Table of Contents

1.	Definitions and INTERPRETATION	2

2.	GUARANTEE	4

3.	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR	5

4.	indemnity	6

5.	EXPENSES	6

6.	ADJUSTMENT OF TRANSACTIONS	6

7.	PAYMENTS	6

8.	INTEREST	7

9.	SUBORDINATION	7

10.	ENFORCEMENT	8

11.	REPRESENTATIONS AND WARRANTIES	8

12.	UNDERTAKINGS	10

13.	JUDGMENTS AND CURRENCY INDEMNITY	12

14.	SUPPLEMENTAL	12

15.	ASSIGNMENT	13

16.	NOTICES	13

17.	INVALIDITY OF Bareboat Charter	14

18.	GOVERNING LAW AND JURISDICTION	14

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this GUARANTEE is dated 30 September 2018.

BETWEEN

(1)	Okeanis Eco Tankers Corp., a corporation duly incorporated and validly existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands MH96960 (“Guarantor”, which expression includes its successors and assignees); and

(2)	OCY Knight 2 Limited, a limited liability company duly incorporated and validly existing under the laws of Malta whose registered office is at Vault 17 Upper Floor, Pinto Wharf, Valletta Waterfront, Floriana FRN 1913, Malta (“Owner”, which expression includes is successors and assigns).

BACKGROUND

(A)	By a memorandum of agreement (“MOA”) dated 10 February 2018 between Omega Seven Marine Corp. (“Seller”) as sellers and the Owner as buyers, the Seller has agreed to sell and the Owner has agreed to purchase the vessel with Hull No. 3013 (“Vessel”) on the terms and subject to the conditions set out therein.

(B)	By a bareboat charter on amended BARECON 2001 form (together with all additional clauses 32 to 59 thereto) (“Bareboat Charter”) dated 10 February 2018 between the Owner as owners and Omega Seven Marine Corp. ("Bareboat Charterer") as charterers, the Owner has agreed to let to the Bareboat Charterer and the Bareboat Charterer has agreed to take on bareboat charter, the Vessel upon the terms and conditions set out therein.

(C)	By an addendum no. 1 (the “Addendum”) dated 6 September, the Bareboat Charter was amended and it was agreed, amongst other things, that the Guarantor shall replace Okeanis Marine Holdings S.A. as the “Charter Guarantor” under the Bareboat Charter.

(D)	Pursuant to the Bareboat Charter the Bareboat Charterer has been granted certain options to purchase the Vessel.

(E)	The execution and delivery of this guarantee (“Guarantee”) is one of the conditions precedent under the Addendum.

It is agreed as follows –

1.	Definitions and INTERPRETATION

1.1	In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in or construed for the purposes of the Bareboat Charter shall have the same meanings or be construed in the same manner when used in this Guarantee.

1.2	In this Guarantee, unless the context otherwise requires –

‘Bankruptcy’ includes a bankruptcy, liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

2

‘Guaranteed Liabilities’ means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in Clause 2.1;

‘IFRS’ means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

1.3	Clause headings and the table of contents are inserted for convenience of reference only, have no legal effect and shall be ignored in the interpretation of this Guarantee.

1.4	In this Guarantee, unless the context otherwise requires:

(a)	references to Clauses, recitals and schedules are to be construed as references to the Clauses of, and recitals and schedules to, this Guarantee and references to this Guarantee include its recitals (if any) and schedules;

(b)	references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to this Guarantee, that provision or that document as in force for the time being and as from time to time amended in accordance with the terms thereof, but so that the foregoing is without prejudice to any requirement in any Charter Document that the prior consent of any party be obtained;

(c)	references to an “amendment” include a supplement, novation, restatement or re-enactment and “amend” and “amended” shall be construed accordingly;

(d)	references to an “approval” shall be construed as a reference to any approval, consent, authorisation, exemption, permit, licence, registration, filing or enrolment by or with any competent authority;

(e)	references to “taxes” include all present and future income, corporation and value-added taxes and all stamp and other taxes, duties, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, and references to “tax” and “taxation” shall be construed accordingly;

(f)	words importing the plural shall include the singular and vice versa and words importing a gender shall include every gender;

(g)	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated association or body of persons or any government entity whether or not having separate legal personality and references to any party shall be construed so as to include the successors, permitted assignees and permitted transferees of the relevant party; and

(h)	references to any enactment or provision of law shall be deemed to include references to such enactment or provision as applied, re-enacted, amended or extended and includes any subordinate legislation.

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2.	GUARANTEE

2.1	In consideration of the Owner agreeing to purchase the Vessel from the Seller under the MOA and to charter the Vessel to the Bareboat Charterer under the Bareboat Charter, the Guarantor unconditionally and irrevocably:

(a)	guarantees to Owner, to pay to the Owner upon its first written demand all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Bareboat Charterer to the Owner under or pursuant to the Bareboat Charter (including, without limitation, all Charter Hire, all amounts payable in connection with a termination of the Bareboat Charter, the Purchase Option Price and any other amounts payable in respect of the Purchase Option, the Termination Purchase Amount, all interest, fees, costs, charges and expenses and any and all amounts due under any indemnities), when the same become due for payment or discharge, whether by acceleration or otherwise and whether such moneys, obligations or liabilities are express or implied, present, future or contingent, joint or several incurred as principal or surety, originally owing to the Owner or purchased or otherwise acquired by it, denominated in Dollars or in any other currency, or incurred in any other manner whatsoever;

(b)	undertakes to pay to the Owner upon its first written demand, any such amount which is not paid by the Bareboat Charterer when such amount becomes due; and

(c)	undertakes to procure that the Bareboat Charterer shall perform and observe all its other obligations under the Bareboat Charter notwithstanding any dispute between the Owner and the Bareboat Charterer.

Such liabilities shall, without limitation, include interest (as well after as before award) from the date of such demand until payment at the Default Rate, commission, fees and other charges and all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Owner in relation to any such moneys, obligations or liabilities which are hereby guaranteed.

2.2	This Guarantee is an "on demand" guarantee, by its nature independent of the underlying relationship between the parties to the Bareboat Charter, and the Guarantor is in no way concerned with or bound by any such relationship. Any payment by the Guarantor under this Guarantee is to be made forthwith upon first demand, without being subject to any defense, objection or similar action based on (and/or arising from) the Bareboat Charter or other underlying relationships, agreements and transactions whatsoever (to the extent permitted by law). Reference in this Guarantee to the Bareboat Charter is only for identification purposes.

2.3	The Owner may serve any number of demands under Clause 2.1 from time to time and demands may be enforced irrespective of whether any steps or proceedings are or will be taken against the Bareboat Charterer or any other person to recover the indebtedness claimed under this Guarantee.

2.4	The Guarantor's liability for any claim or demand by the Owner against the Guarantor (whether under this Guarantee, in law, or otherwise) for any amount due to the Owner pursuant to Clause 50.6 of the Bareboat Charter shall be limited to the Termination Credit as provided for in Clause 50.7 of the Bareboat Charter.

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3.	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1	The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defenses of a surety.

3.2	Without limiting the generality of Clause 3.1 and without in any way whatsoever limiting this Guarantee's independency from the Bareboat Charter, the Guarantor shall neither be discharged by, nor have any claim against the Owner under the Bareboat Charter or otherwise in respect of (whether known to the Owner or not):

(a)	any amendment, novation, supplement, extension (however fundamental and whether or not more onerous), or replacement, assignment, avoidance or termination of the Bareboat Charter or any other document or Security Interest;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Bareboat Charter;

(c)	any release or loss (even though negligent) of any right or Security Interest created by the Bareboat Charter;

(d)	any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	the Bareboat Charter or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

(f)	any time, waiver or consent granted to, or composition with, the Bareboat Charterer or other person;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members, name or status (including re-organisation, merger or transfer) of the Bareboat Charterer or any other person;

(h)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Bareboat Charterer under the Bareboat Charter resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor's obligations under this Guarantee be construed as if there were no such circumstance; or

(i)	any arrangement by which the Guarantor ceases, directly or indirectly, to control the voting share capital of the Bareboat Charterer or any other change in the ownership of, or control of, the Bareboat Charterer.

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4.	indemnity

4.1	Without prejudice to the guarantee contained in Clause 2, the Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation, to fully indemnify the Owner on its first written demand against all claims, losses, liabilities, damages, costs, expenses, actions and proceedings whatsoever:

(a)	arising out of any failure by the Bareboat Charterer to make due and punctual payment of the Guaranteed Liabilities or in the due and punctual performance and observance of all other obligations under the Bareboat Charter;

(b)	incurred by the Owner in the execution or performance of the terms and conditions hereof; and

(c)	incurred, sustained or arising in respect of the non-performance or non-observance of any of the undertakings and agreements on the part of the Guarantor herein contained.

4.2	This indemnity shall remain in effect notwithstanding that the guarantee under Clause 2 may cease to be valid, legal or enforceable against the Guarantor for any reason whatsoever

5.	EXPENSES

5.1	Without prejudice to the Owners and the Charterers’ respective obligations under clause 56.1 of the Bareboat Charter, the Guarantor shall pay to the Owner on its demand the amount of all expenses incurred by the Owner connection with any matter arising out of this Guarantee or any Security Interest connected with it, including but not limited to any advice, claim or proceedings relating to this Guarantee or such a Security Interest.

5.2	Clause 5.1 is without prejudice to the Guarantor’s liabilities in respect of the Bareboat Charterer’s obligations under similar provisions of other the Bareboat Charter.

6.	ADJUSTMENT OF TRANSACTIONS

6.1	The Guarantor shall pay to the Owner on its demand any amount which the Owner is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Bareboat Charterer (or similar person) on the ground that the Bareboat Charterer’s obligations, or a payment by the Bareboat Charterer were invalid, or on any similar ground.

7.	PAYMENTS

7.1	All payments of any amount due under this Guarantee shall be made without any set-off or counterclaim whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future income, freight, stamp or other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature, If the Guarantor is required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Guarantor in respect of such payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Owners receive a net sum equal to the amount which it would have received had no such deduction or withholding been required to be made. The Guarantor will promptly deliver to the Owners any receipts, certificates or other proof evidencing the amounts (if any) paid or payable, in respect of any such deduction or withholding as aforesaid.

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7.2	Any release, discharge or settlement between the Guarantor and the Owner shall be conditional upon no security, disposition or payment to the Owner by the Bareboat Charterer or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Owner shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

8.	INTEREST

8.1	Any amount due under this Guarantee shall carry interest after the date on which the Owner demands payment of it until it is actually paid, at an interest rate equivalent to the Default Rate (as defined in the Bareboat Charter).

8.2	Interest under this Guarantee shall be calculated and accrued in the same way as interest under Clause 56.2 of the Bareboat Charter.

8.3	For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Bareboat Charter.

9.	SUBORDINATION

9.1	Unless and until all of the Guaranteed Liabilities have been irrevocably and unconditionally paid, discharges or satisfied in full (whereupon the Owner shall, at the request and cost of the Guarantor, release and discharge the Guarantor from the Guaranteed Liabilities), all rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Bareboat Charter, its assets are subordinate and shall be fully subordinated to the rights of the Owner under the Bareboat Charter; and in particular, the Guarantor shall not –

(a)	receive or claim, or in a Bankruptcy of the Bareboat Charterer prove for, any amount payable to the Guarantor by the Bareboat Charterer, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	claim any contribution from any other guarantor of, or provider of any Security Interest in respect of, any of the Bareboat Charterer’s obligations under the Bareboat Charter;

(d)	claim to set off any such amount against any amount payable by the Guarantor to the Bareboat Charterer;

(e)	claim or prove as a creditor of the Bareboat Charterer in competition with the Owner; or

(f)	claim any subrogation, contribution, reimbursement or indemnity or other right of surety in respect of the Bareboat Charter or any sum received or recovered by the Owner under the Bareboat Charter.

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10.	ENFORCEMENT

10.1	The Owner shall not be required to commence any proceedings under, or enforce any Security Interest created by, the Bareboat Charter before claiming or commencing proceedings under this Guarantee.

10.2	However, as against the Guarantor –

(a)	any judgment, award or order of a court or arbitration tribunal in England or any other pertinent jurisdiction in connection with the Bareboat Charter; and

(b)	any statement or admission of the Owner in connection with the Bareboat Charter,

shall be binding and conclusive as to all matters of fact and law to which it relates.

10.3	The Owner may refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf) in respect of amounts which may be or become payable by the Bareboat Charterer under or in connection with the Bareboat Charter, or apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of them;

10.4	The Owner may place any sum received or recovered under or by virtue of this Guarantee or any Security Interest connected with it on a separate interest-bearing suspense or other nominal account without applying it in satisfaction of the Bareboat Charterer’s obligations under the Bareboat Charter.

11.	REPRESENTATIONS AND WARRANTIES

11.1	The Guarantor represents and warrants to the Owner as follows.

11.2	The Guarantor is a corporation duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

11.3	The Guarantor has full power and authority (i) to conduct its business as it is now carried on, (ii) to own or hold its assets (ii) to execute and deliver this Guarantee (including all notices, certificates and other documents related to thereto) and to comply with the provisions of, and perform all its obligations hereunder.

11.4	This Guarantee constitutes the Guarantor’s legal, valid and binding obligations enforceable against it, ranking at least pari passu with all its other unsecured obligations and liabilities (actual or contingent), except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors' rights generally.

11.5	The entry into and performance by the Guarantor of its obligations under this Guarantee does not and will not violate in any respect (i) any law or regulation of any governmental or official authority or body, (ii) any provision of its constitutional documents, or (ii) any agreement, contract or other undertaking to which it is a party or which is binding upon it or its assets.

11.6	All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Guarantee and the transactions contemplated hereby have been obtained and are in full force and effect.

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11.7	It is not necessary for the legality, validity, enforceability or admissibility in evidence of this Guarantee that the same or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar tax be paid on or in relation to thereto.

11.8	No action, suit, proceeding, litigation, arbitration or dispute against the Guarantor is presently taking place or pending or to its knowledge threatened nor is there subsisting any judgment or award given against the Guarantor before any court, board of arbitration or other body which, in either case, could or might result in any adverse change in its business or financial condition or otherwise its ability to perform its obligations under this Guarantee.

11.9	The Guarantor is not in default under any agreement to which it is a party or by which it is bound, which is likely to have a material adverse effect on the performance of its obligations under this Guarantee.

11.10	No Termination Event (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute a Termination Event) has occurred and is continuing nor will such a default or Termination Event (or such event) result from the entry by the Guarantor in this Guarantee or the performance of its obligations hereunder.

11.11	All financial and other information furnished by the Guarantor in connection with the negotiation of this Guarantee or delivered to the Owner pursuant to this Guarantee or for the purposes of the Owner and any Mortgagee to carry out their due diligence was true and accurate when given and there were no other facts or matters the omission of which would have made any statement or information therein contained misleading.

11.12	All payments made or to be made by the Guarantor under this Guarantee will made free and clear of, and without deduction or withholding for or on account of, any taxes.

11.13	None of the Guarantor or its directors, officers or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly in violation of any applicable anti-corruption legislation.

11.14	None of the Guarantor or their respective directors, officers or employees is a person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

11.15	The Guarantor and its directors, officers and employees are in compliance with, and have not previously violated any applicable anti-money laundering laws and regulations.

11.16	The execution, delivery and performance of this Guarantee and the consummation of any transaction contemplated by thereby, or the fulfilment of the terms of therein, will not result in a violation by the Guarantor or its directors, officers or employees, of any of the Sanctions or of any anti-money laundering laws of any other applicable jurisdiction.

11.17	The Guarantor further represents and warrants that:

(a)	the Guarantor is fully familiar with and agrees to all provisions of the Bareboat Charter;

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(b)	the representations and warranties made by the Bareboat Charterer in the Bareboat Charter are true and accurate in all respects, and shall be deemed to be provided by the Guarantor in favour of the Owners as if set out in full herein mutatis mutandis; and

(c)	no oral or written statement has been made by or on behalf of the Owner, which could be construed as a waiver of any provisions of this Guarantee or a statement of intention not to enforce the same in accordance with its terms.

11.18	The representations and warranties set out in this Clause 11 shall survive the execution of this Guarantee and are deemed to be repeated by reference to the facts and circumstances then existing on each date on which the representations and warranties made by the Bareboat Charterer under the Bareboat Charter are deemed to be repeated.

12.	UNDERTAKINGS

12.1	The Guarantor undertakes with the Owner to comply with the following provisions of this Clause at all times until the Guaranteed Liabilities have been irrevocably and unconditionally paid in full, except as the Owner may otherwise permit.

12.2	The Guarantor will provide to the Owner;

(i)	copies of its annual audited consolidated accounts (including a consolidated balance sheet, statement of profit and loss, cash flow and changes in capital of the Guarantor and its subsidiaries) at the latest within one hundred and fifty (150) days of the closing date of the accounting period to which such accounts relate (together with comparable financial statements for the immediately preceding accounting period), certified as having been audited by Deloitte Certified Public Accountants S.A.;

(ii)	copies of its semi-annual unaudited consolidated accounts (including a consolidated balance sheet, statement of profit and loss, cash flow and changes in capital of the Guarantor and its subsidiaries) at the latest within sixty (60) days of the closing date of the accounting period to which such accounts relate (together with comparable financial statements for the immediately preceding accounting period), certified as having been reviewed by its chief financial officer (or equivalent); and

(iii)	such other financial statements (including details of all off-balance sheet and time charter hire commitments), annual budgets and projections as may be reasonably requested by the Owner, each to be in such form as the Owner may reasonably request, such accounts in (i) and (ii) to be prepared in accordance with generally accepted accounting principles in its jurisdiction of domicile, consistently applied.

12.3	The Guarantor will provide to the Owner such other financial information regarding the Guarantor as the Owner may from time to time reasonably require.

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12.4	The Guarantor will provide the Owner with such information as may be necessary in order for the Owner to fulfil its obligations relating to “know your customer” checks under the Loan Agreement.

12.5	The Guarantor will obtain and promptly renew from time to time and will, whenever so required, promptly furnish certified copies to the Owner of, all such authorizations, approvals, consents and licenses (if any) as may be required under any applicable law or regulation to enable the Guarantor to perform its obligations under this Guarantee or required for the validity or enforceability of this Guarantee, and the Guarantor shall in all material respects comply with the terms of the same.

12.6	The Guarantor will, forthwith upon becoming aware of the same, notify the Owner in writing of any Termination Event (or event of which the Guarantor is aware which, with the giving of notice and/or lapse of time, would or might reasonably be expected to constitute a Termination Event).

12.7	The Guarantor will, from time to time, at its expense, duly execute and deliver to the Owner such further documents and assurances as the Owner may reasonably request to effectuate the purposes of this Guarantee.

12.8	The financial covenants set out below shall be applied on a consolidated basis, shall apply at all times as long as any amount is outstanding hereunder, and shall be tested quarterly each year:

(a)	The Guarantor shall ensure that it at all times maintains freely available cash and cash equivalents, in each case reported in accordance with IFRS, in an amount of no less than US$10,000,000, to be reported on a quarterly basis.

12.9	The Guarantor shall not resolve, declare, make or pay any dividend, repay share capital or make other distribution of monies or other assets to any of its direct or indirect shareholders, except for payment of dividend up to an aggregated amount equaling 100% of its consolidated net profit (according to IFRS) for the previous reporting period.

12.10	The Guarantor shall provide to the Owner as soon as possible upon becoming aware of them, relevant details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against it and which might, if adversely determined, be reasonably expected to have a material adverse effect on the ability of the Guarantor to comply with its obligations under this Guarantee.

12.11	The Guarantor shall not permit without the Owner’s prior written consent (not to be unreasonably withheld):

(i)	any a change in the Bareboat Charterer’s ownership structure; or

(ii)	that a new party or parties acting in concert becomes owner(s) of, or control(s), more than 50 % of the shares and/or voting rights of the Guarantor.

12.12	The Guarantor further agrees that all covenants and/or undertakings relating to the Guarantor undertaken by the Bareboat Charterer in the Bareboat Charter also be undertaken by the Guarantor, and are hereby undertaken by the Guarantor, in favour of the Owner as if set out in full herein mutatis mutandis.

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13.	JUDGMENTS AND CURRENCY INDEMNITY

13.1	This Guarantee shall cover any amount payable by the Bareboat Charterer under or in connection with any judgment or ward relating to the Bareboat Charter.

13.2	If any sum due from the Bareboat Charterer or the Guarantor to the Owner under the Bareboat Charter or under any order, award or judgment relating to the Bareboat Charter has to be converted from the currency in which the Bareboat Charter provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Bareboat Charterer whether in its liquidation, any arrangement involving it or otherwise;

(b)	obtaining an order, award or judgment from any court or other tribunal; or

(c)	enforcing any such order, award or judgment,

the Guarantor shall indemnify the Owner concerned against the loss arising when the amount of the payment actually received by the Owner is converted at the available rate of exchange into the Contractual Currency.

In this Clause 13.2 the “available rate of exchange” means the then relevant spot rate of exchange of DNB Bank ASA.

This Clause 13.2 creates a separate liability of the Guarantor which is distinct from their other liabilities under the Bareboat Charter and which shall not be merged in any judgment, award or order relating to those other liabilities.

14.	SUPPLEMENTAL

14.1	This Guarantee shall remain in force as a continuing security unless and until the Guaranteed Liabilities have been irrevocably and unconditionally settled in full.

14.2	The rights, powers and remedies of the Owner under or in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any rights, powers or remedies conferred by the Bareboat Charter and by the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Bareboat Charterer and/or the Bareboat Charter.

14.3	If the Owner on any occasion agrees to waive, omits to exercise, delays in exercising or invalidly exercises any of its rights, powers or remedies under the Bareboat Charter or the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Bareboat Charterer or the Bareboat Charter, such waiver, omission, delay or invalid exercise shall not impair any further exercise thereof or the exercise of any other right, power or remedy of the Owner under the Bareboat Charter or the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Bareboat Charterer or the Bareboat Charter, nor shall it be construed as a waiver of, or as an acquiescence in, any default under the Bareboat Charter.

14.4	If, at any time, any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid in any respect under any law by which it may be governed or affected, that shall not affect nor impair the validity, legality or enforceability of the remaining provisions of this Guarantee under any law by which it may be governed or affected.

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14.5	The Owner may set off any matured due from the Guarantor under this Guarantee against any matured obligation owed by the Owner to the Guarantor, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Owner may convert either obligation convert either obligation at the then relevant spot rate of exchange of DNB Bank ASA for the purpose of the set-off.

14.6	Any waiver by the Owner of any provision of this Guarantee, and any consent or approval given by the Owner, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given.

14.7	Any certification or determination by the Owner of a rate or amount under this Guarantee is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

14.8	This Guarantee may not be amended or varied orally but only by an instrument signed by each of the parties hereto.

14.9	This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Owner may now or later hold in connection with the Bareboat Charter.

14.10	This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

15.	ASSIGNMENT

15.1	This Guarantee shall be binding upon and inure to the benefit of the Owner and the Guarantor and their respective successors and permitted assigns and references in this Guarantee to either of them shall be construed accordingly.

15.2	The Guarantor may not assign or transfer any of its rights and/or obligations under this Guarantee without the Owner’s prior written consent.

15.3	The Owner may assign or transfer all or any part of its rights or obligations under this Guarantee in accordance with the relevant provisions of the Bareboat Charter which shall apply to this Guarantee as if the same were, mutatis mutandis, set out in full in this Guarantee, without the consent of the Guarantor.

16.	NOTICES

16.1	Unless otherwise specifically provided, any notice under or in connection with this Guarantee to be given by one party to the other under this Guarantee shall be given in the manner provided in Clause 57 of the Bareboat Charter as if the same were, mutatis mutandis, set out in full in this Guarantee.

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16.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Guarantor for any communication or document to be made or delivered under or in connection with this Charter are:

Address: c/o OET Chartering Inc,

Ethnarchou Makariou & D. Falireaos Str. 2

185 47, Neo Faliro, Piraeus, Greece;

E-mail:

Attention: Thalia Kalafati.

16.3	A demand under this Guarantee shall be valid notwithstanding that it is served on the date on which the amount to which it relates is payable by the Bareboat Charterer under the Bareboat Charter and a demand under this Guarantee may refer to all amounts payable under or in connection with the Bareboat Charter without specifying a particular sum or aggregate sum.

17.	INVALIDITY OF Bareboat Charter

17.1	In the event of:

(a)	the Bareboat Charter or any Guaranteed Liabilities now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)	without limiting the scope of paragraph (a), a Bankruptcy of the Bareboat Charterer, the introduction of any law or any other matter resulting in the Bareboat Charterer being discharged from liability under the Bareboat Charter, or the Bareboat Charter ceasing to operate (for example, by interest ceasing to accrue), this Guarantee shall cover any amount which would have been or become payable if the events and circumstances (or any combination thereof) listed under paragraphs (a) and (b) had not occurred, and the Bareboat Charterer had remained fully liable for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated, and the Guarantor agrees that it shall (as an independent and primary obligation) indemnify the Owner against cost, loss or liability it incurs as a result of the Bareboat Charterer not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Bareboat Charter on the date when it would have been due. Any references in this Guarantee to amounts payable by the Bareboat Charterer under or in connection with the Bareboat Charter shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Any references in this Guarantee to a "Guarantee" or a "Guarantor" and any provisions of this Guarantee relating to a guarantee but not to a primary obligation shall be ignored for the purpose of interpreting the nature of the Guarantor's obligations under Clauses 3, 4 and 17.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Guarantee, including the arbitration agreement contained in it and any non-contractual obligations arising out of or in connection with them, shall be governed by and construed in accordance with English law.

18.2	Any dispute arising under this Guarantee which cannot be settled amicably shall be decided by arbitration in London in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators' Association for the time being in force. The arbitration panel shall consist of three (3) arbitrators, one arbitrator shall be appointed by the Owners and another by the Guarantor, and a third arbitrator to be chosen and appointed by the two arbitrators.

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18.3	The Guarantor undertakes to maintain the appointment of an agent in England to receive and accept on their behalf any process or other documents relating to any proceedings in the arbitration proceedings which are connected to this Guarantee until the Guaranteed Liabilities have irrevocably and unconditionally been discharged in full. The Guarantor appoints WFW Legal Services Limited presently at 15 Appold Street, London EC2A 2HB to act as its agent and undertakes not to change the appointment of such agents without giving at least one months’ prior written notice to the Owner of such change together with the name and address of the firm or company which is to become the new agent.

18.4	Notwithstanding Clause 18.3, the parties may agree to have minor disputes not exceeding US$ 100,000 to be referred to the arbitration of a single arbitrator in London in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators' Association for the time being in force.

18.5	Clause 18.2 is for the exclusive benefit of the Owner, which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Guarantee in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Guarantee but this shall not be taken to prevent the Guarantor from defending proceedings which the Owner has commenced in any such country.

18.6	Nothing in this Clause shall exclude or limit any right which the Owner may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.7	In this Clause, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure. In this Clause, "dispute" means any dispute arising out of or in connection with this Guarantee (including but not limited to a dispute relating to the existence, validity or termination of this Guarantee).

18.8	The Guarantor irrevocably and unconditionally waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings brought against it or its assets in relation to this Guarantee and consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

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IN WITNESS WHEREOF this Guarantee has been executed and delivered as a deed by the parties on has the date and year first above written.

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EXECUTION PAGE

GUARANTOR

Signed and delivered as a deed by	Charlotte Knight	)	/s/ Charlotte Knight
for and on behalf of	Attorney-in-Fact	)
Okeanis Eco Tankers Corp.		)

in the presence of:	Alisha Rasul	)	/s/ Alisha Rasul
Attorney-in-Fact

OWNER

Signed and delivered as a deed by		)	/s/ Rebecca Lund Nakkim
for and on behalf of		)	Rebecca Lund Nakkim
OCY Knight 2 Limited		)	Attorney-in-fact

in the presence of:	/s/ Marte Kapstad Roen
Marte Kapstad Roen
Advokat

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